AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 14, 2000
                                                     Registration No. 333-
===============================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                           ----------------------

                                  FORM S-3
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933
                           ----------------------

                            CENDANT CORPORATION
           (Exact name of registrant as specified in its charter)


          DELAWARE                                    06-0918165
(State or Other Jurisdiction of                    (I.R.S. Employer
Incorporation or Organization)                    Identification No.)
                           ----------------------

                             9 West 57th Street
                          New York, New York 10019
                               (212) 413-1800
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           ----------------------

                           James E. Buckman, Esq.
                             Vice Chairman and
                              General Counsel
                            Cendant Corporation
                             9 West 57th Street
                          New York, New York 10019
                               (212) 413-1800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           ----------------------

                                 COPIES TO:



     VINCENT J. PISANO, ESQ.              ERIC J. BOCK, ESQ.                ROBERT EVANS, ESQ.
SKADDEN, ARPS, SLATE, MEAGHER        SENIOR VICE PRESIDENT, LEGAL           SHEARMAN & STERLING
       & FLOM LLP                        CENDANT CORPORATION              599 LEXINGTON AVENUE
        FOUR TIMES SQUARE                 9 WEST 57TH STREET             NEW YORK, NEW YORK 10022
     NEW YORK, NEW YORK 10036          NEW YORK, NEW YORK 10019               (212) 848-4000
          (212) 735-3000                    (212) 413-1800
                                       ----------------------

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plan, please check the following box. |_|

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |_|

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

        If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box. |_|

                                       ----------------------

                                   CALCULATION OF REGISTRATION FEE

=====================================================================================================
                 TITLE OF EACH CLASS                       PROPOSED MAXIMUM
                    OF SECURITIES                             AGGREGATE               AMOUNT OF
                  TO BE REGISTERED                        OFFERING PRICE(1)        REGISTRATION FEE
-----------------------------------------------------------------------------------------------------
Move.com Common Stock, par value $.01 per share             $ 150,000,000              $ 39,600
=====================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH
DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT
THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION
STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND
EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
===============================================================================


[FLAG]
The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                Subject to Completion. Dated ________, 2000.

                                        SHARES

                                    LOGO

                           Move.com Common Stock
                            Cendant Corporation
                            -------------------

        This is an initial public offering of shares of a new series of common stock of Cendant Corporation called Move.com stock. We intend these shares to reflect the performance of Move.com Group, our online relocation, real estate and home-related services business.

        Prior to this offering, there has been no public market for the Move.com stock. It is currently estimated that the initial public offering price per share will be between $ and $ . Cendant intends to list the Move.com stock on the New York Stock Exchange under the symbol "MOV".

        See Risk Factors on page 11 to read about factors you should consider before buying shares of Move.com stock.
                            -------------------

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            -------------------



                                                                       PER SHARE       TOTAL
                                                                      ------------  ------------
Initial public offering price.......................................   $             $
Underwriting discount ..............................................   $             $
Proceeds, before expenses, to Move.com Group of Cendant.............   $             $


        To the extent that the underwriters sell more than shares of Move.com stock, the underwriters have the option to purchase up to an additional shares from Cendant at the initial offering price less the underwriting discount.

                            -------------------


The underwriters expect to deliver the shares against payment in New York,
New York on           , 2000.


                            GOLDMAN, SACHS & CO.

                            -------------------

                   Prospectus dated ,           2000.




                             [ARTWORK TO COME]


               [GRAPHIC ILLUSTRATING WEB SITE FUNCTIONALITY]




                             PROSPECTUS SUMMARY

        This summary highlights key aspects of the offering of Move.com stock. This summary is not a substitute for the more detailed information contained or incorporated by reference in this prospectus. For a more comprehensive description of the offering of Move.com stock, you should read the entire prospectus. As used in this prospectus, the term "Move.com Group" does not represent a separately incorporated entity, but rather means those businesses, assets and liabilities of Cendant that are dedicated to providing online relocation, real estate and home-related products and services. As used in this prospectus, the term "move.com" refers to the move.com Web site and the term "business partners" refers to advertisers and service providers that pay fees to Move.com Group. The term "move.com network" refers to the following Web sites: move.com, rent.net, century21.com, coldwellbanker.com, era.com, seniorhousing.net, corporatehousing.net, selfstorage.net and welcomewagon.com.

        Cendant Corporation is one of the foremost providers of real estate, travel and direct marketing-related consumer and business services in the world. From a financial reporting standpoint, we have separated our businesses into two groups: Move.com Group, our online relocation, real estate and home-related products and services business, and Cendant Group, which includes the rest of our businesses and a retained interest in Move.com Group. This prospectus only relates to the offering of Move.com stock, which is intended to reflect the performance of Move.com Group, and does not relate to CD stock, our other series of common stock, which is intended to reflect the performance of Cendant Group.

                               MOVE.COM GROUP

        Move.com Group operates a popular network of Web sites, which offer a wide selection of quality relocation, real estate and home-related products and services. Move.com Group seeks to improve the often stressful and demanding moving experience by providing a one-source, "friend-in-need" solution before, during and after the move. Move.com Group strives to establish strong, long-term relationships with consumers by offering quality products and services for each phase of the moving process from finding a home to improving an existing home. Move.com Group also provides a broad-based distribution platform for its business partners, who are trying to reach a highly targeted and valued group of consumers at the most opportune times. Move.com Group currently generates the following types of revenue from its business partners: listing subscription fees, advertising and sponsorship fees, e-commerce transaction fees and Web site management fees.

        Move.com Group builds long-term relationships with consumers by providing them access to:

        o relocation services, guides and planning tools leveraging the expertise of Cendant Mobility Services Corporation, the largest provider of corporate employee relocation services in the world;

        o neighborhood information, including data on schools, crime, climate and cost of living covering all 50 states and 95% of all zip codes in the United States;

        o up-to-date listings of homes for sale across the United States, Canada and in 32 other countries from the CENTURY 21(R), COLDWELL BANKER(R) and ERA(R) brands, three of the five largest residential real estate franchise systems in the world;

        o listings of apartments in over 3,000 cities in all 50 states and Canada through rent.net, the most visited real estate rentals Web site as measured by the number of unique visitors in December 1999, according to Media Metrix;

        o listings of self storage, temporary/corporate housing and senior housing facilities across the United States and Canada through Self Storage Net, Corporate Housing Net and Senior Housing Net;

        o mortgages and refinancings financed by Cendant Mortgage Corporation, the sixth-largest retail originator of mortgage loans in the United States in 1999;

        o disconnection and connection services, through National Home Connections, LLC, which allow consumers to change their utilities and cable providers, newspaper subscriptions, mailing address and vehicle and voter registration;

        o advertising and discounts from local merchants throughout the United States and Canada through Welcome Wagon, Cendant Group's premier distributor of discount offers for over 40,000 merchants; and

        o home-related products and services in categories such as home improvement, maintenance and furnishings from quality-oriented business partners.

        Move.com Group develops relationships with quality-oriented business partners by providing them access to a highly targeted and valued group of consumers across multiple distribution/sales channels including:

        o a network of high-traffic Web sites including rent.net, century21.com, coldwellbanker.com and era.com;

        o CENTURY 21(R), COLDWELL BANKER(R) and ERA(R) real estate agents and brokers operating through offices across the United States and Canada;

        o over one million direct mail solicitations delivered annually by Welcome Wagon; and

        o      toll-free customer service center of National Home Connections.

        Move.com Group's assets include move.com, the businesses of Rent Net, Inc. and National Home Connections, LLC, as well as agreements with Cendant Group. These agreements give Move.com Group access to home listings from the CENTURY 21(R), COLDWELL BANKER(R) and ERA(R) real estate franchise systems, discount offers from Welcome Wagon's local merchant customers, mortgage products and services of Cendant Mortgage and a variety of relocation services and information from Cendant Mobility. Although included in the definition of the move.com network, century21.com, coldwellbanker.com, era.com and welcomewagon.com are not owned by Move.com Group, but rather operated and maintained by Move.com Group pursuant to Intercompany Agreements with Cendant Group.

                         MOVE.COM GROUP'S STRATEGY

        Move.com Group intends to achieve its objective of becoming the leading provider of quality online relocation, real estate and home-related products and services through the following strategic initiatives:

        o develop brand awareness by aggressively marketing Move.com Group's services through a significant online and offline advertising campaign, as well as national and regional promotions by Cendant Group's leading real estate franchise systems and Welcome Wagon;

       o increase product and service offerings to grow user base and improve the consumer experience;

       o develop strong relationships with consumers by providing personalized, targeted content and services;

       o expand and enhance relationships with real estate professionals and quality-oriented business partners; and

       o pursue strategic alliances and acquisitions, including international opportunities.

                  MOVE.COM GROUP'S COMPETITIVE ADVANTAGES

        Move.com Group has considerable advantages that distinguish it from its online competitors by virtue of having all of the following:

        o substantial existing online traffic bases of rent.net, the most visited Web site for real estate rentals, and Cendant Group's real estate franchise systems' Web sites;

        o the expertise of Rent Net, a pioneer of online real estate services, in building and driving consumer traffic through distribution partnerships;

        o an agreement with AltaVista Company, an operator of new-media and commerce network on the Internet, for Move.com Group to be an exclusive real estate content provider of the new AltaVista Real Estate Channel;

        o affiliation and intercompany relationships with Cendant Group's leading real estate franchise systems, brands and businesses, which provide Move.com Group with:

               o content at no cost, including up-to-date listings of homes for sale under 40-year agreements with the CENTURY 21(R), COLDWELL BANKER(R) and ERA(R) real estate franchise systems;

               o industry-leading expertise in relocation, home buying/selling, mortgage financing/refinancing and local advertising from the managements of Cendant Mobility, the CENTURY 21(R), COLDWELL BANKER(R) and ERA(R) real estate franchise systems, Cendant Mortgage and Welcome Wagon, respectively;

               o brand exposure through Cendant Group's real estate franchise systems' multi-million-dollar national advertising campaigns and direct promotions by their brokers and agents; and

               o access to and resources associated with Cendant Group's well-established business-to- business marketing relationships with over 110 vendor corporations; and

        o state-of-the-art technology platform delivering customized consumer experiences by interactively capturing consumers' interests and tailoring content to their needs.

                                         CENDANT GROUP

        Cendant Group includes:

        o all of the businesses in our four principal divisions: real estate services, travel services, direct marketing-related services and other consumer and business services, except for the businesses that comprise Move.com Group; and

        o a retained interest in Move.com Group, which is currently 100%, but which will decline to reflect any future issuances of Move.com stock (including this offering).

See "Illustration of Terms" for examples relating to Cendant Group's retained interest in Move.com Group.

        Move.com Group's principal executive offices are located at 795 Folsom Street, San Francisco, California 94107. Move.com Group's telephone number is (415) 796-0000. The content of the move.com network is not part of this prospectus. Our principal executive offices are located at 9 West 57th Street, New York, New York 10019. Our telephone number is (212) 413-1800.



                                         THE OFFERING

Move.com stock offered....................             shares

Move.com stock effectively
owned by Cendant Group through its
retained interest after this offering.....             shares

Move.com stock to be outstanding after
the offering..............................             shares

Use of proceeds...........................  Move.com Group intends to use the net proceeds to provide
                                            working capital to increase
                                            marketing expenditures, develop
                                            new products and expand the
                                            move.com network, and for
                                            general corporate purposes. In
                                            addition, Move.com Group may
                                            use a portion of the net
                                            proceeds to acquire or invest
                                            in complementary businesses,
                                            technologies, services or
                                            products to be contained in the
                                            Move.com Group. See "Use of
                                            Proceeds."

Proposed New York Stock Exchange symbol...  "MOV"


        Unless otherwise indicated, all information in this prospectus assumes no underwriters' exercise of their option. The net proceeds from any exercise of the underwriters' option will be allocated to Move.com Group.

        The shares of Move.com stock to be outstanding after the offerin shares of Move.com stock that have been reserved for issuance under Move.com Group's stock option plan and other outstanding options. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Move.com Group," "Move.com Group Management- Move.com Group Stock Option Plan", "Description of Capital Stock" and "Underwriting."

                            -------------------


                               MOVE.COM STOCK

Basic investment characteristics..........  Move.com stock is a type of stock sometimes referred to as a tracking
                                            stock, which is a separate
                                            series of common stock, that
                                            represents an ownership
                                            interest in the corporation
                                            that issues it, but is designed
                                            to reflect, or track, the
                                            performance of a specified
                                            group of the corporation's
                                            assets or businesses instead of
                                            the overall economic
                                            performance of the corporation.
                                            Move.com stock is intended to
                                            track the economic performance
                                            of Move.com Group by
                                            incorporating liquidation
                                            rights, redemption, exchange
                                            and dividend terms, modeled
                                            after other publicly traded
                                            tracking stocks, that attempt
                                            to provide economic rights in
                                            the businesses they track that
                                            are similar to the rights that
                                            common stock would have if the
                                            "tracked business" were a
                                            separate corporation.

                                            Although we intend Move.com
                                            stock to reflect the
                                            performance of Move.com Group,
                                            Move.com stock is common stock
                                            of Cendant and holders of
                                            Move.com stock will be subject
                                            to all of the risks associated
                                            with an investment in Cendant
                                            and all of its businesses,
                                            assets and liabilities.

Voting rights.............................  Each share of Move.com stock will entitle the holder to one
                                            vote. Holders of CD stock and
                                            Move.com stock will vote
                                            together as a single class,
                                            except on any amendment to the
                                            charter that would increase or
                                            decrease the par value of the
                                            shares of either class or alter
                                            or change the powers,
                                            preferences or special rights
                                            of the shares of such class so
                                            as to affect them adversely.
                                            Each share will continue to
                                            have one vote per share
                                            following a stock split, stock
                                            dividend or similar
                                            reclassification.

Dividends on Move.com stock...............  We currently intend to retain all of Move.com Group's
                                            earnings to finance its
                                            operations, repay indebtedness
                                            and fund future growth. We do
                                            not expect to pay any dividends
                                            on Move.com stock for the
                                            foreseeable future. The terms
                                            of the Move.com stock prohibit
                                            the payment of dividends on
                                            Move.com stock in excess of the
                                            amounts which would ordinarily
                                            be available for dividends if
                                            Move.com Group were a separate
                                            corporation.

Your rights if we sell all
or substantially all of the
assets of Move.com Group.................   If we dispose of all or
                                            substantially all of the assets
                                            of Move.com Group and the
                                            disposition is not an exempt
                                            disposition (as defined below),
                                            we would be required to choose
                                            one of the following three
                                            alternatives:

                                            o   pay a dividend to holders
                                                of Move.com stock in an
                                                amount equal to the
                                                proportionate interest of
                                                the holders of Move.com
                                                stock in the net proceeds
                                                of the disposition;

                                            o   redeem from holders of
                                                Move.com stock all
                                                outstanding shares of
                                                Move.com stock in an amount
                                                equal to the proportionate
                                                interest of the holders of
                                                Move.com stock in the net
                                                proceeds of such
                                                disposition; or

                                            o   in exchange for outstanding
                                                Move.com stock, issue CD
                                                stock (or, if we create
                                                additional series of common
                                                stock in the future
                                                designed to track any of
                                                our other businesses,
                                                shares of any such series)
                                                at a 10% premium to the
                                                market value of the
                                                Move.com stock being
                                                exchanged.

                                            An exempt disposition
means any of the following:

                                            o   a disposition in connection
                                                with the liquidation,
                                                dissolution or winding-up
                                                of Cendant and the
                                                distribution of assets to
                                                stockholders,

                                            o   a disposition to any person
                                                or entity controlled by
                                                Cendant, as determined by
                                                the board of directors of
                                                Cendant in its sole
                                                discretion,

                                            o   a disposition by either
                                                Move.com Group or Cendant
                                                Group, for which Cendant
                                                receives consideration
                                                primarily consisting of
                                                equity securities of an
                                                entity which is primarily
                                                engaged or proposes to
                                                engage primarily in one or
                                                more businesses similar or
                                                complementary to businesses
                                                conducted by such Group
                                                prior to the disposition,
                                                as determined by the board
                                                of directors of Cendant in
                                                its sole discretion,

                                            o   a dividend, out of Move.com
                                                Group's assets, to holders
                                                of Move.com stock and a
                                                transfer of a corresponding
                                                amount of Move.com Group's
                                                assets to Cendant Group in
                                                respect of its retained
                                                interest in Move.com Group,

                                            o   a dividend, out of Cendant
                                                Group's assets, to holders
                                                of CD stock and

                                            o   any other disposition, if
                                                (1) at the time of the
                                                disposition there is only
                                                one class of common stock
                                                outstanding, or (2) before
                                                the 30th trading day
                                                following the disposition
                                                we have mailed a notice
                                                stating that we are
                                                exercising our right to
                                                exchange all of the
                                                outstanding shares of CD
                                                stock or Move.com stock for
                                                newly issued shares of the
                                                other series of common
                                                stock as contemplated under
                                                "Exchange of CD stock or
                                                Move.com stock at Cendant's
                                                option."

                                            At any time within one year
                                            after completing a special
                                            dividend or partial redemption
                                            referred to above, we will have
                                            the right to issue CD stock in
                                            exchange for the remaining
                                            outstanding Move.com stock at a
                                            10% premium to the value of the
                                            Move.com stock being exchanged
                                            (based upon average market
                                            values over a specified 20
                                            trading day period before the
                                            exchange). Under existing
                                            federal law, any such exchange
                                            would not be a taxable event
                                            for holders of Move.com stock.

Exchange of CD stock or Move.com
stock at Cendant's option.................  On and after the 18-month anniversary of this offering of
                                            Move.com stock, we will have
                                            the right to issue CD stock in
                                            exchange for outstanding
                                            Move.com stock at a premium.
                                            The premium will initially be
                                            20% and will decline ratably
                                            each month over the following
                                            18 months to 15%.

                                            From and after the third
                                            anniversary of this offering of
                                            Move.com stock, we will have
                                            the right, if outstanding
                                            Move.com stock exceeds 40% but
                                            does not exceed 60% of total
                                            market capitalization of the
                                            two classes of Cendant common
                                            stock, to issue either series
                                            of common stock in exchange for
                                            the other without a premium. In
                                            the event that Move.com stock
                                            exceeds 60% of total market
                                            capitalization, we will lose
                                            the right to effect an exchange
                                            without a premium during such
                                            period.

                                            Notwithstanding the exchange
                                            provisions outlined above, if
                                            we receive an opinion of tax
                                            counsel to the effect that as a
                                            result of changes in tax law it
                                            is more likely than not that
                                            either (1) we, our subsidiaries
                                            or affiliates, successors or
                                            stockholders are, or will be,
                                            subject to tax upon the
                                            issuance of either of the CD
                                            stock or the Move.com stock or
                                            (2) either the CD stock or the
                                            Move.com stock is not, or will
                                            not be, treated solely as our
                                            stock, we will have the right
                                            to issue shares of CD stock in
                                            exchange for outstanding shares
                                            of Move.com stock at a 10%
                                            premium, regardless of when
                                            such adverse tax law changes
                                            take place.

                                            For purposes of determining the
                                            exchange ratio, we will value
                                            CD stock and Move.com stock
                                            based on their average market
                                            values over the 20 consecutive
                                            trading day period ending on,
                                            and including, the fifth
                                            trading day immediately
                                            preceding the date on which we
                                            mail the notice of exchange to
                                            holders of the outstanding
                                            shares being exchanged.

Our right to issue shares of
common stock of a subsidiary of
Cendant in exchange for shares
of Move.com stock........................   We will have the right, at any
                                            time, to issue shares of stock
                                            of a subsidiary of Cendant in
                                            exchange for Move.com stock if
                                            all of the assets and
                                            liabilities of Move.com Group
                                            are held by or transferred to
                                            that subsidiary. If we exercise
                                            this right, holders of Move.com
                                            stock would have the legal
                                            rights of owners of the
                                            subsidiary and would cease to
                                            be stockholders of Cendant.

Liquidation...............................  Upon liquidation of Cendant, holders of CD stock and
                                            Move.com stock will be entitled
                                            to receive the net assets of
                                            Cendant, if any, remaining for
                                            distribution to stockholders
                                            after payment or provision for
                                            all liabilities of Cendant and
                                            payment of the liquidation
                                            preference payable to any
                                            holders of preferred stock.
                                            Amounts due upon liquidation in
                                            respect of shares of CD stock
                                            and Move.com stock will be
                                            distributed pro rata in
                                            accordance with the average
                                            market values of CD stock and
                                            Move.com stock over a specified
                                            20 trading day period prior to
                                            the liquidation.



                      SUMMARY FINANCIAL AND OTHER DATA

        In order to prepare separate financial statements for Move.com Group, Cendant Corporation has allocated all of its consolidated assets, liabilities, revenue, expenses and cash flow between Cendant Group and Move.com Group. Thus, the financial statements for Cendant will include separate financial data for Move.com Group. Cendant will provide separate financial statements and management's discussion and analysis for Move.com Group. The actual assets and liabilities of Cendant will not be transferred and the interests of Cendant's creditors will not be affected.

        Cendant allocates a portion of the cost of various corporate, general and administrative services and shared services to the Move.com Group generally based on utilization. Where determination based on utilization is impracticable, overhead typically is allocated on a percentage of revenue basis. A portion of the income tax expense, which is determined on a consolidated basis, is allocated to Move.com Group, and has been recorded as a tax benefit in Move.com Group's financial statements in accordance with Cendant's tax allocation policy. For a more complete description of how we will allocate cash between Cendant Group and Move.com Group, see "Cash Management and Allocation Policies."

                               MOVE.COM GROUP

        The following table presents summary historical combined data for Move.com Group as of and for the years ended December 31, 1999, 1998 and 1997 and as of and for the period from February 8, 1996 (the Rent Net acquisition date) through December 31, 1996. This information was derived from the combined financial statements of Move.com Group and should be read in conjunction with the consolidated financial statements of Cendant which are incorporated by reference in this prospectus. After the issuance of Move.com stock, Cendant will report earnings per share data for Cendant Group and Move.com Group.


                                                                                 PERIOD FROM
                                                                                FEBRUARY 8, 1996
                                                                                 THE RENT NET
                                                         AS OF OR FOR THE       ACQUISITION DATE)
                                                     YEAR ENDED DECEMBER 31,       THROUGH
                                                   ----------------------------   DECEMBER 31,
                                                      1999      1998     1997        1996
                                                   ----------  -------  ------- --------------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenue                                        $   17,647 $  9,674 $  5,670  $       1,081
Cost of revenue                                         3,149    1,664    1,091            632
                                                   ----------  -------  -------   ------------
   Gross profit                                        14,498    8,010    4,579            449
OPERATING EXPENSES:
   Product development                                  3,940      193        -             14
   Selling and marketing                               16,020    5,484    3,906          2,335
   General and administrative                          16,751    1,922    1,227            604
   Depreciation and amortization                        2,217    1,826      934            604
                                                   ----------  -------  -------   ------------
Loss before income tax benefit                        (24,430)  (1,415)  (1,488)        (3,108)
Income tax benefit                                      9,976      572      603          1,266
Net loss                                           $  (14,454)$   (843)$   (885) $      (1,842)
                                                   ==========  =======  =======   ============
Pro forma basic and diluted earnings
   per share of Move.com stock(1)
Pro forma basic and diluted weighted average
   shares of Move.com stock(1)
BALANCE SHEET DATA:
Cash and cash equivalents                          $    1,009 $      - $      -  $           -
Total assets                                           22,000    8,614    7,417          3,559
Total liabilities                                      20,975    4,379    2,181            878
Group equity                                            1,025    4,235    5,236          2,681
OTHER DATA:
Net cash provided by (used in) operating
activities                                         $   (4,435)$  1,279 $    428  $      (1,215)
Net cash used in investing activities                  (5,070)  (1,121)  (3,868)          (242)
Net cash provided by (used in) financing activities    10,514     (158)   3,440          1,457
Capital expenditures                                   (2,482)    (881)    (662)          (242)

---------------------------
(1)Share amounts include shares effectively owned by Cendant through its retained interest in Move.com Group. Pro forma basic and diluted earnings per common share amounts have been calculated by dividing net income applicable to common shares by the pro forma weighted average common shares outstanding.



                                RISK FACTORS

        This offering involves a high degree of risk. You should carefully consider the risk factors described below, and the other information in this prospectus and the information in the documents incorporated by reference, before deciding to invest in Move.com stock. The risks described below are not the only risks facing Move.com Group. Additional risks not presently known to Move.com Group or that it currently deems immaterial may also impair its business operations. Move.com Group's business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of Move.com stock could decline due to any of these risks, and you may lose all or part of your investment.

                      RISKS RELATING TO MOVE.COM STOCK

HOLDERS OF MOVE.COM STOCK WILL NOT HAVE ANY LEGAL RIGHTS RELATING TO SPECIFIC ASSETS OF CENDANT.

        We cannot assure you that the market value of Move.com stock will reflect the performance of Move.com Group as we intend. Even though we have allocated, for financial reporting purposes, all of our consolidated assets, liabilities, revenue, expenses and cash flow between Move.com Group and Cendant Group in order to prepare the financial statements of Move.com Group, that allocation will not change the legal title to any assets or responsibility for any liabilities and will not affect the rights of any of our creditors. Holders of CD stock and Move.com stock will not have any legal rights related to specific assets of either Group, and, in any liquidation, will receive a share of the net assets of Cendant based on the relative trading prices of CD stock and Move.com stock rather than on any assessment of the actual value of Cendant Group or Move.com Group. Holders of CD stock and Move.com stock will be common stockholders of Cendant and, as such, will be subject to all of the risks associated with an investment in Cendant and all of its businesses, assets and liabilities, including the pending class action litigation.

THE VALUE OF MOVE.COM STOCK MAY DECREASE FOR REASONS UNRELATED TO PROSPECTS FOR MOVE.COM GROUP.

        Financial results of Cendant Group's businesses will affect Cendant's consolidated results of operations, financial position and borrowing costs. This could affect the results of operations, financial position or borrowing costs of Move.com Group or the market price of Move.com stock. Since the CD stock and Move.com stock are series of common stock of Cendant, investors may attribute negative results for Cendant Group's businesses to Move.com Group and the price of the Move.com stock may decline if there are negative perceptions relating to Cendant Group's businesses.

        In addition, net losses of Cendant Group's businesses, and any dividends or distributions on, or repurchases of, CD stock or any preferred stock, may reduce the assets of Cendant legally available for dividends on Move.com stock. For these reasons, you should read the financial information for Move.com Group included elsewhere in this prospectus together with financial information for Cendant incorporated by reference into this prospectus.

HAVING TWO SERIES OF COMMON STOCK COULD CREATE POTENTIAL CONFLICTS OF INTEREST AND COULD RESULT IN THE BOARD OF DIRECTORS OF CENDANT MAKING DECISIONS THAT ADVERSELY AFFECT HOLDERS OF MOVE.COM STOCK.

        Having two series of common stock could give rise to occasions when the interests of holders of one series might diverge or appear to diverge from the interests of holders of the other series. In addition, due to the extensive relationships between Cendant Group and Move.com Group, there will likely be inherent conflicts of interest between the two Groups. Cendant Group entities have entered into various Intercompany Agreements with Move.com Group entities which can lead to conflicts between the Groups relating to the services and products rendered. Officers and directors of Cendant owe fiduciary duties to both classes of stockholders. However, the fiduciary duties owed by such officers and directors are to Cendant as a whole, and decisions deemed to be in the best interest of Cendant as a whole may not be in the best interest of Move.com Group when considered on its own. Examples include:

        o decisions as to whether to allocate the proceeds of issuances (or the costs of repurchases) of Move.com stock to Cendant Group in respect of its retained interest in Move.com Group or to the equity of Move.com Group -- which decisions would affect the amount of funds available to each Group to fund its operational and cash requirements and the cost of such funds;

        o decisions as to how to allocate consideration received in connection with a merger involving Cendant between holders of CD stock and Move.com stock -- which decisions could be favorable or unfavorable to stockholders of either class depending on how such proceeds are allocated;

        o decisions as to whether and when to issue CD stock in exchange for Move.com stock or Move.com stock in exchange for CD stock -- which decisions could be favorable or unfavorable to stockholders of either class depending on their investment strategy and whether or not such issuance requires the payment of a premium;

        o decisions as to whether and when to approve dispositions of assets of either Group -- which decisions could be favorable or unfavorable to the stockholders of either class depending on the amount and type of the consideration received in such disposition, the holder's investment strategy and the board of directors' determination to either pay a dividend or redeem his or her shares or to issue shares of the other class in exchange therefor;

        o decisions as to how to allocate available cash between Cendant Group and Move.com Group and decisions as to whether and how to make transfers of funds from one Group to another -- which decisions would affect the amount of funds available to each Group to fund its operational and cash requirements and the cost of such funds;

        o decisions as to whether to pay or omit the payment of dividends on CD stock or Move.com stock; and

        o decisions as to whether and to what extent the two Groups compete with each other and how corporate opportunities are allocated between the two Groups -- which decisions could be favorable or unfavorable to the stockholders of either class depending on the effect of such competition on the relevant Group and how the corporate opportunities are allocated.

        If Cendant directors own disproportionate interests (in percentage or value terms) in CD stock and Move.com stock, that disparity could create or appear to create potential conflicts of interest when they are faced with decisions that could have different implications for the stockholders of either Group.

        Except as set forth under "Description of Capital Stock--Determinations by the Board of Directors " and "Cash Management and Allocation Policies," no formal policies have been established to resolve conflicts of interest between the Groups or to determine which issues are presented to the special committee created to resolve conflicts between the Groups. The members of the board of directors or of the special committee will make all determinations in good faith and in the best interest of Cendant as a whole.

PRINCIPLES OF DELAWARE LAW MAY PROTECT DECISIONS OF THE BOARD OF DIRECTORS THAT HAVE A DISPARATE IMPACT UPON HOLDERS OF CD STOCK AND MOVE.COM STOCK.

        Delaware law provides that a board of directors owes an equal duty to all stockholders regardless of class or series and does not have separate or additional duties to the holders of any particular class or series of stock. Recent cases in Delaware involving tracking stocks have established that decisions by directors or officers involving differing treatment of tracking stocks may be judged under the "business judgment rule." Under these principles of Delaware law and the "business judgment rule," you may not be able to challenge board of directors' decisions that have a disparate impact upon holders of Move.com stock if the board of directors is adequately informed with respect to such decisions and acts in good faith and in the honest belief that it is acting in the best interests of all of Cendant's stockholders and members of the board of directors do not have any personal conflicts of interest. If, for example, the board of directors were to make a decision that it in good faith believed to be in the best interest of Cendant as a whole, and such decision were to have a positive impact on CD stock and negative impact on Move.com stock, holders of Move.com stock may not be able to challenge the board of directors' decision.

AT TIMES, WE HAVE THE OPTION TO ISSUE CD STOCK IN EXCHANGE FOR MOVE.COM STOCK AND THIS MAY BE DISADVANTAGEOUS TO HOLDERS OF MOVE.COM STOCK.

        At times, we have the right to issue CD stock in exchange for Move.com stock. Because some exchanges would be at a premium to the market value of the shares being exchanged, and since we could determine to effect an exchange at a time when either or both of CD stock and Move.com stock may be considered to be overvalued or undervalued, any such exchange may be disadvantageous to holders of Move.com stock. In addition, such exchange would preclude holders of Move.com stock from retaining their investment in a security that is intended to reflect separately the performance of Move.com Group. The right of Cendant to issue CD stock in exchange for Move.com stock could adversely affect the trading price of one or both series of stock because it could reduce the attractiveness of the security to investors following an exchange and could limit the premium potentially available to investors without an exchange option being incorporated into the terms of the security.

        For example, if we issue Move.com stock in exchange for all of the outstanding shares of CD stock, Cendant only would have one class of common stock outstanding. If Cendant had the right to make this exchange during a period when Cendant was required to pay the holders of CD stock a premium for their stock, then the exchange would dilute the economic interests of holders of Move.com stock from a financial perspective by diluting earnings per share.

WE MAY DISPOSE OF ASSETS OF EITHER MOVE.COM GROUP OR CENDANT GROUP WITHOUT YOUR APPROVAL.

        Delaware law requires stockholder approval only for a sale or other disposition of all or substantially all of the assets of Cendant. As long as the assets attributed to a Group represent less than substantially all of Cendant's assets, we may approve sales and other dispositions of any amount of the assets of that Group without any stockholder approval. If we dispose of all or substantially all of the assets of Move.com Group, we would be required, if the disposition is not an exempt disposition under the terms of our charter, to choose one of the following three alternatives:

        o declare and pay a dividend in an amount equal to the proportionate interest of the holders of Move.com stock in the net proceeds of such disposition;

        o redeem Move.com stock for an amount equal to the proportionate interest of holders of Move.com stock in the net proceeds of such disposition; or

        o issue shares of CD stock in exchange for Move.com stock at a 10% premium.

Consequently, holders of Move.com stock may receive less value for their shares than the value that a third-party buyer might pay for all or substantially all of the assets of Move.com Group. In addition, we can not assure you that the net proceeds per share of the Move.com stock will be equal to or more than the market value per share of such common stock prior to or after announcement of a disposition. The Cendant board of directors will decide, in its sole discretion, how to proceed and is not required to select the option that would result in the highest value to holders of Move.com stock, if such option would not be in the best interests of Cendant's stockholders as a whole.

THE CENDANT BOARD OF DIRECTORS HAS SOLE DISCRETION TO CHANGE CASH
MANAGEMENT AND ALLOCATION POLICIES AND THIS MAKES IT RISKIER TO BE A HOLDER OF MOVE.COM STOCK THAN A HOLDER OF ORDINARY COMMON STOCK.

        The Cendant board of directors has adopted policies relating to cash management and allocations between Cendant Group and Move.com Group. The board of directors in its sole discretion may modify or rescind our policies with respect to the allocation of corporate overhead, taxes, debt, interest and other matters, or may adopt additional policies, in its sole discretion without stockholder approval. The board of directors' discretion to change these policies without stockholder approval makes it riskier to be a holder of Move.com stock than a holder of ordinary common stock. A board of directors decision to modify or rescind these policies, or adopt additional policies could have different effects on holders of Move.com stock and CD stock or could result in a benefit or detriment to one class of stockholders compared to the other class. The board of directors of Cendant will make any such decision in accordance with its good faith business judgment, so that the decision is in the best interests of Cendant and all of its stockholders as a whole. There may be certain circumstances in which a decision can be made only in a fashion that will have a disproportionate impact on the holders of one class compared to the holders of the other class. In such situations, the interests of Cendant's stockholders as a whole will not be consistent and the board may turn to the special committee or retain outside advisors with respect to the interests of one or both of the classes. Although it is not possible to indicate all factors or even specific factors that may influence the board's decision, the board will consider all relevant factors under the circumstances including the fairness to all stockholders taken as a whole. For a more comprehensive description of these policies, see "Cash Management and Allocation Policies."

HOLDERS OF CD STOCK AND MOVE.COM STOCK WILL GENERALLY VOTE TOGETHER AS A SINGLE CLASS AND WILL HAVE LIMITED SEPARATE VOTING RIGHTS.

        Holders of CD stock and Move.com stock will vote together as a single class, except if any amendment to the charter would increase or decrease the par value of the shares of either class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. When holders of CD stock and Move.com stock vote together as a single class, holders of the series of common stock having a majority of the votes will be in a position to control the outcome of the vote even if the matter involves a conflict of interest between holders of CD stock and holders of Move.com stock. We expect that, for the foreseeable future, the holders of CD stock will have a substantial majority of the voting power of Cendant because the aggregate number of outstanding shares of CD stock will be substantially greater than the aggregate number of outstanding shares of Move.com stock.

AGREEMENTS BETWEEN MOVE.COM GROUP ENTITIES AND CENDANT GROUP ENTITIES WILL NOT BE THE RESULT OF THIRD-PARTY NEGOTIATIONS.

        Because Cendant Group and Move.com Group are both engaged in real estate businesses, Move.com Group and Cendant Group will to some extent be competing with each other when offering their products and services to potential consumers.

        Move.com Operations, Inc., a wholly-owned subsidiary of Cendant and part of the Move.com Group, on behalf of Move.com Group, has entered into a number of intercompany arrangements with Cendant Group entities. These Intercompany Agreements and any future agreements between Move.com Group and Cendant Group entities did not result, or will not necessarily result from, arm's-length negotiations. As a result, such agreements may be less favorable to Move.com Group than those that it could have obtained from unaffiliated third parties. Moreover, many of the transactions between Move.com Group and Cendant Group are of an informal nature and do not lend themselves to formulaic allocations of costs and benefits. Thus, there inevitably will be some discretion left to the parties, who are subject to the potentially conflicting interests described in this prospectus.

        In addition, Move.com Group will be precluded from engaging in certain activities in order to avoid competition with Cendant Group subsidiaries and all Intercompany Agreements will be subject to amendment by mutual agreement of the parties. To the extent that Move.com Group derives benefits from its close relationship with Cendant, those benefits could be reduced or eliminated in the future. Cendant is not obligated to engage in any future business transactions or jointly pursue opportunities, except for those expressly provided for in the Intercompany Agreements.

MOVE.COM GROUP IS DEPENDENT ON CENDANT GROUP FOR CERTAIN SERVICES.

        Prior to the offering, Move.com Group has been dependent upon Cendant Group for various real estate, financial, tax, human resource, legal and other functions that typically are performed by in-house personnel of public companies. Following the offering and indefinitely thereafter, Move.com Group will have to continue to rely on Cendant Group for these services, which are to be made available pursuant to Intercompany Agreements. See "Certain Transactions." Except as expressly required by the terms of the Intercompany Agreements, Cendant Group could choose not to provide these services or to take actions which, could result in increased allocations of costs for these services to Move.com Group.

INVESTORS WILL INCUR IMMEDIATE DILUTION AND MAY EXPERIENCE FURTHER
DILUTION.

        The initial public offering price of the Move.com stock will be substantially higher than the pro forma net tangible book value per share of Move.com stock immediately after the offering and will be substantially higher than the pro forma net tangible book value per share of both classes of Cendant common stock immediately after the offering. If you purchase Move.com stock in this offering, you will incur immediate and substantial dilution in the pro forma net tangible book value per share from the price you pay. Certain employees of Cendant and its subsidiaries and Chatham Street Holdings LLC also have outstanding stock options and warrants to purchase Move.com stock with exercise prices significantly below the initial public offering price of the Move.com stock. To the extent these options are exercised, there will be further dilution.

THE VALUE OF MOVE.COM STOCK MAY DECLINE DUE TO FUTURE ISSUANCES OF MOVE.COM
STOCK.

        Our charter allows the board of directors, in its sole discretion, to issue authorized but unissued shares of either class of common stock. This could dilute the value of shares of Move.com stock. The board of directors of Cendant may issue CD stock or Move.com stock to, among other things:

        o   raise capital;

        o   provide compensation or benefits to employees;

        o   pay stock dividends; or

        o   acquire companies or businesses.

        Under Delaware general corporation law, the board of directors of Cendant would not need your approval for these issuances. We do not intend to seek your approval for any such issuances unless stock exchange regulations or other applicable law require approval or the board of directors of Cendant deems it advisable.

        We cannot predict the effect, if any, that sales of Move.com stock, or the availability of such shares for sale, will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of Move.com stock in the public market, or the perception that such sales may occur, could adversely affect prevailing market prices.

WE ARE NOT REQUIRED TO PAY DIVIDENDS EQUALLY ON CD STOCK AND MOVE.COM
STOCK.

        Although we do not intend to pay cash dividends in the foreseeable future, the Cendant board of directors could elect to pay dividends on CD stock or Move.com stock, or both, in equal or unequal amounts. Such a decision would not necessarily have to reflect:

        o  the financial performance of either Cendant Group or Move.com Group;

        o  the amount of assets available for dividends on either series;  or

        o  the amount of prior dividends declared on either series.

STOCKHOLDERS WILL NOT VOTE ON HOW TO ALLOCATE CONSIDERATION RECEIVED IN CONNECTION WITH A MERGER AMONG HOLDERS OF CD STOCK AND HOLDERS OF MOVE.COM STOCK.

        Our charter will not contain any provisions governing how consideration received in connection with a merger or consolidation involving Cendant is to be allocated between holders of CD stock and holders of Move.com stock. Neither holders of CD stock nor holders of Move.com stock will have a separate class vote in any merger or consolidation so long as we divide the type and amount of consideration between holders of CD stock and holders of Move.com stock in a manner which the board of directors determines, in good faith, to be fair. In any such merger or consolidation, the different ways we may divide the consideration may have materially different results. Merger consideration received by Cendant's stockholders (which could include cash, stock or other securities) may be divided between stockholders of CD stock and Move.com stock in a manner that does not provide the same dollar amount or percentage premium to each class of stockholders or in a manner that provides different forms of consideration (cash, stock or other securities) to different classes of stockholders. As a result, the consideration to be received by holders of Move.com stock in any such merger or consolidation may be materially less valuable than the consideration they would have received if that business had been sold separately or if they had a separate class vote on such merger or consolidation.

HAVING TWO SERIES OF COMMON STOCK MAY INHIBIT OR PREVENT ACQUISITION BIDS FOR CENDANT, CENDANT GROUP OR MOVE.COM GROUP.

        If Cendant Group and Move.com Group were separate companies, any person interested in acquiring either Cendant Group or Move.com Group without negotiating with management could seek control of that entity by obtaining control of its outstanding voting stock by means of a tender offer or proxy contest. Although we intend CD stock and Move.com stock to reflect the separate performances of Cendant Group and Move.com Group, respectively, a person interested in acquiring Move.com Group without negotiation with Cendant's management could obtain control of Move.com Group only by obtaining control of the outstanding voting stock of Cendant. In addition, since Cendant believes the issuance of Move.com stock could lead to an increase in its market value, the cost of obtaining control by a third party would be greater and the acquirer would be required to deal with holders of two separate classes of stock who might have entirely different investment objectives.

        The existence of two series of common stock could present complexities to an acquiring person which could prevent stockholders from profiting from an increase in the market value of their shares as a result of a change in control of Cendant by delaying or preventing such a change in control.

        In addition, the following provisions of our amended and restated certificate of incorporation, by-laws and Delaware law may inhibit changes of control not approved by the board of directors:

        o the board of directors may issue shares of preferred stock without further stockholder approval;

        o stockholders may not take action by written consent and special meetings of stockholders may be called only by the Chairman of the board of directors, the President or the board of directors pursuant to a resolution;

        o our by-laws require advance notice for stockholder nominations and proposals of new business, and this provision of the by-laws may only be amended by an affirmative vote of at least 80% of the stock entitled to vote;

        o our amended and restated certificate of incorporation includes a "fair price provision"; and

        o we are subject to the business combination provisions of Section 203 of the Delaware general corporation law.

        For a more detailed explanation of these anti-takeover constraints, see "Description of Capital Stock--Certain Other Provisions of the Amended and Restated Certificate of Incorporation, By-laws and Delaware Law."

WE CANNOT ASSURE YOU THAT A MARKET WILL DEVELOP FOR MOVE.COM STOCK OR WHAT ITS MARKET PRICE WILL BE.

        There is currently no public trading market for Move.com stock, and we cannot assure you that one will develop or be sustained after the offering. We cannot predict the extent to which investor interest in Move.com Group will lead to the development of a trading market in Move.com stock or how liquid that market might become. We cannot predict the prices at which Move.com stock will trade after the offering. The initial public offering price for Move.com stock will be determined through negotiations with the underwriters and may not bear any relationship to the market price at which Move.com stock will trade after the offering or to any other established criteria for value.

        The stock market has experienced significant price and volume fluctuations. The market prices of securities of technology companies, particularly Internet-related companies, have experienced high volatility that often is unrelated or disproportionate to the operating performance of those companies. These broad market fluctuations could adversely affect the market price of the Move.com stock, and investors may not be able to resell their shares at or above the initial public offering price.

        Some of the terms of CD stock and Move.com stock may adversely affect the trading price of Move.com stock. These terms include, among others:

        o the right of Cendant's board of directors to exchange shares of one series of common stock for shares of the other series; and

        o the discretion of Cendant's board of directors in making determinations relating to a variety of cash management and allocation matters.

        The market price of the Move.com stock will be determined in the trading markets. Many factors could affect the market price of the Move.com stock.

THE ADOPTION OF A RECENT CLINTON ADMINISTRATION TAX PROPOSAL COULD RESULT IN AN OPTIONAL EXCHANGE OF MOVE.COM STOCK FOR CD STOCK.

        We may exercise our right to issue CD stock in exchange for Move.com stock at a premium of 10% if, as a result of the enactment of legislative changes or administrative proposals or changes, we or our stockholders will, more likely than not, be subject to tax upon issuance of the CD stock or Move.com stock or such stock will not be treated for U.S. federal income tax purposes as stock of Cendant. A recent proposal by the Clinton Administration could result in treatment of the Move.com stock as other than our stock. As proposed by the Clinton Administration, this provision would be effective upon the date of its enactment by Congress. Although we expect the offering to be consummated prior to the effective date of the proposed legislation, it is possible that further issuances of the Move.com stock could be affected by the enactment of these proposals. Under such circumstances, Cendant might decide to exercise its right to redeem all of the outstanding shares of Move.com stock for CD stock at a premium, in order to eliminate any tracking stock from its capital structure. We cannot predict whether the proposal will be enacted by Congress and, if enacted, whether it will be in the form proposed by the Clinton Administration. See "Description of Capital Stock--Optional Exchange of One Series of Common Stock for the Other Series".

                RISKS RELATING TO MOVE.COM GROUP'S BUSINESS

MOVE.COM GROUP'S LIMITED OPERATING HISTORY MAKES EVALUATING ITS BUSINESS DIFFICULT.

        Rent Net began operations in 1996, Move.com Group as a whole commenced its operations in July 1999 and launched move.com in January 2000. Accordingly, Move.com Group has only a limited operating history upon which you can evaluate its business and prospects. An investor in Move.com stock must consider the risks, expenses and difficulties frequently encountered by early stage companies in new and rapidly evolving markets, including Web-based housing and online real estate information companies. To address these risks and uncertainties, Move.com Group must, among other things:

        o attract business partners and consumers to the Move.com Group business, an unproven online business;

        o create, maintain and enhance awareness and loyalty for the move.com brand, and expand the product and service offerings on the move.com network;

        o  attract, integrate, retain and motivate qualified personnel; and

        o  adapt to meet changes in the competitive online real estate market.

        Move.com Group may not be successful in accomplishing these objectives. In addition, Move.com Group has never operated during a downturn in the real estate market and we cannot assure you that Move.com Group will be successful in such a market. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations of Move.com Group."

MOVE.COM GROUP HAS A HISTORY OF LOSSES AND WE ANTICIPATE LOSSES WILL
CONTINUE.

        As of December 31, 1999, Move.com Group had an accumulated deficit of $18.0 million before funding from Cendant. Move.com Group incurred net losses of approximately $14.5 million for the year ended December 31, 1999. Move.com Group has not achieved profitability and expects to continue to incur net losses in 2000 and subsequent fiscal periods. Move.com Group expects to continue to incur significant research and development, general, administrative and marketing expenses. As a result, Move.com Group must generate significant revenue to achieve profitability, which may not occur. Even if Move.com Group does achieve profitability, Move.com Group may be unable to sustain or increase profitability on a quarterly or annual basis in the future. For more information see "Selected Historical Combined Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Move.com Group."

THE MARKET FOR WEB-BASED ADVERTISING PRODUCTS AND SERVICES RELATING TO RELOCATION OR REAL ESTATE IS INTENSELY COMPETITIVE.

        Move.com Group's main existing and potential competitors for consumers and advertisers include:

        o Web sites offering home or apartment listings together with other related services, such as apartments.com, cyberhomes.com, homehunter.com, homestore.com, homeseekers.com, homeadvisor.com, iown.com, newhomenetwork.com and realestate.com;

        o online services or Web sites targeting buyers and sellers of real estate properties and financial services companies, offering real estate-related products and services;

        o general purpose consumer Web sites, search engine providers, and Web sites maintained by Internet service providers that offer relocation, real estate or home-related content;

        o traditional forms of media such as radio, television, newspapers and magazines; and

        o offline relocation, real estate and home-related product and service companies.

        We believe Move.com Group's content and services compete favorably with Move.com Group's competitors. However, many of Move.com Group's existing competitors, as well as a number of potential new competitors, have longer operating histories or the Internet market, greater name recognition, larger consumer bases, greater user traffic and significantly greater financial, technical and marketing resources. Move.com Group's competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies, make more attractive offers to potential employees, distribution partners and content providers and respond more quickly to new or emerging technologies and changes in Internet user requirements. Move.com Group's competitors may develop content that is equal or superior to or that achieves greater market acceptance than that of Move.com Group. The barriers to entry to Web-based services and businesses are low, making it possible for new competitors to emerge and rapidly acquire significant market share.

        Move.com Group may not be able to compete successfully for consumers, clients and advertisers and increased competition could result in price reductions, reduced margins or loss of market share, any of which could materially adversely affect Move.com Group's business, results of operations and financial condition.

MOVE.COM GROUP'S BUSINESS IS AFFECTED BY CYCLICAL ECONOMIC CONDITIONS AND THESE FACTORS ARE BEYOND MOVE.COM GROUP'S CONTROL.

        The residential real estate industry traditionally has been subject to cyclical economic swings which could materially adversely affect Move.com Group's business. Move.com Group's business is dependent on the residential real estate industry and related industries which supply goods or services to, or invest in, the residential real estate industry. The success of Move.com Group's operations depends, to a significant extent, upon a number of factors relating to discretionary consumer and business spending, and the overall economy, as well as regional and local economic conditions in markets where Move.com Group operates, including:

        o  perceived and actual economic conditions;

        o  interest rates;

        o  taxation policies;

        o  availability of credit;

        o  employment levels; and

        o  wage and salary levels.

        In addition, because a consumer's purchase of real property and related products and services is a significant investment and is relatively discretionary, any reduction in disposable income in general may affect Move.com Group more significantly than companies in other industries.

        Move.com Group may experience seasonality in its business. The residential real estate industry experiences a decrease in activity during the winter. However, because of Move.com Group's limited operating history under its current business model, we do not know if or when any seasonal pattern will develop or the size or nature of any seasonal pattern in Move.com Group's business. Move.com Group's limited operating history and rapid growth make it difficult for us to assess the impact of seasonal factors on its business. Nevertheless, we expect Move.com Group's revenue to be subject to seasonal fluctuations, reflecting a combination of seasonality trends for the products and services offered by Move.com Group and seasonality patterns affecting Internet use. For example, home sales typically peak during the spring and fall seasons and decline in the summer and winter. The rental market typically peaks during the summer and declines in the winter. We further believe that advertising sales in traditional media, such as television and radio, generally are lower in the first and third calendar quarters of each year. Internet usage may also decline during the summer months.

        Operating results may also fluctuate due to a decline in residential home buying that decreases the demand for purchase mortgage loans or an increase in interest rates that decreases the demand for refinancing existing mortgage loans. Similar seasonal or other patterns may develop and affect Move.com Group's revenue. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations of Move.com Group."

MOVE.COM GROUP'S BUSINESS HAS RISKS ASSOCIATED WITH CHANGING LEGISLATION IN THE REAL ESTATE INDUSTRY.

        Real estate is a heavily regulated industry in the United States, including regulation under the Fair Housing Act, the Real Estate Settlement Procedures Act and state advertising laws. In addition, states could enact legislation or regulatory policies in the future which could require Move.com Group to expend significant resources to comply. As the real estate industry evolves in the Internet environment, legislators, regulators and industry participants may advocate additional legislative or regulatory initiatives. Should existing laws or regulations be amended or new laws or regulations be adopted, Move.com Group may need to comply with additional legal requirements and incur resulting costs, or it may be precluded from certain activities. To date, we have not spent significant resources on lobbying or related government issues. Any need to significantly increase our lobbying or related activities in connection with Move.com Group's business could substantially increase Move.com Group's operating costs.

MOVE.COM GROUP'S COMPETITIVE POSITION DEPENDS ON ITS ABILITY TO ATTRACT AND RETAIN KEY PERSONNEL.

        Move.com Group's failure to attract and retain qualified personnel could diminish its competitive position. Move.com Group's performance is substantially dependent on the continued services and performance of its senior executive officers and other key personnel. In addition, Move.com Group recently hired its new chief executive officer, chief financial officer and chief technology officer. These individuals will have to be integrated into our management team successfully. Except for Phil Marcus and Jed Katz, Move.com Group does not have long-term employment agreements with any of its key personnel and maintains no "key person" life insurance policies. In addition, employees may leave us and work for our competitors or start their own competing business. Move.com's future success also depends on its ability to identify, attract, retain and motivate highly skilled technical, sales, marketing and managerial personnel. Competition for such persons is intense. We cannot assure you that Move.com Group will be able to attract or retain such personnel.

FAILURE TO RETAIN AND INTEGRATE OUR ADVERTISING SALES FORCE COULD RESULT IN LOWER ADVERTISING REVENUE.

        Move.com Group depends on its internal advertising sales department to maintain and increase Move.com Group's advertising sales. As of December 31, 1999, Move.com Group's advertising sales department consisted of 60 employees. The success of Move.com Group's advertising sales department is subject to a number of risks, including the competition Move.com Group faces from other companies in hiring and retaining sales personnel and the length of time it takes new sales personnel to become productive. Move.com Group is dependent on sales of its advertising products and services and Move.com Group's business, results of operations and financial condition could be materially adversely affected if it does not maintain an effective advertising sales department.

POTENTIAL FLUCTUATIONS IN MOVE.COM GROUP'S QUARTERLY FINANCIAL RESULTS MAKE FINANCIAL FORECASTING DIFFICULT.

        Move.com Group's quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside Move.com Group's control. We believe that quarter-to-quarter comparisons of Move.com Group's operating results may not be a good indication of Move.com Group's future performance, nor would Move.com Group's operating results for any particular quarter be indicative of future operating results. Due to Move.com Group's limited operating history and the emerging nature of the Internet real estate market, we cannot firmly predict Move.com Group's future revenue or results of operations. In some future quarters Move.com Group's operating results may be below the expectations of public market analysts and investors. In such an event, the price of Move.com stock may fall.

        Important factors which could cause Move.com Group's results to fluctuate materially include:

        o overall usage levels of the Internet and of the move.com network in particular;

        o  seasonal trends in Internet use and advertising;

        o the amount of advertising sold and timing of payments for this advertising;

        o Move.com Group's ability to attract and retain users, advertisers and sponsors;

        o the amount and timing of Move.com Group's operating expenses and capital expenditures;

        o new Internet sites, services or products introduced by us or our competitors;

        o  costs related to acquisitions of businesses and technologies;

        o Move.com Group's ability to upgrade and develop its systems and infrastructure and attract new personnel in a timely and effective manner;

        o Move.com Group's ability to successfully integrate operations and technologies from any acquisitions, joint ventures or other business combinations or investments; and

        o technical difficulties or system downtime affecting the operation of the move.com network of sites.

WE MAY BE UNABLE TO MANAGE OUR GROWTH, WHICH MAY HARM OUR BUSINESS.

        Move.com Group's operations have experienced rapid growth. Move.com Group's rapid growth has placed, and the anticipated future growth for Move.com Group will continue to place, a significant strain on Move.com Group's managerial, operational and financial resources. To manage Move.com Group's growth, it must continue to implement and improve its managerial controls and procedures and operational and financial systems. In addition, Move.com Group's future success will depend on its ability to expand, train and manage its workforce, in particular Move.com Group's advertising, sales and business development staff. As of January 5, 2000, Move.com Group had a total of 178 full time employees. We expect that the number of Move.com Group's employees will continue to increase for the foreseeable future. Move.com Group will need to integrate these employees into its workforce successfully. We cannot assure you that Move.com Group has made adequate allowances for the costs and risks associated with this expansion, that Move.com Group's systems, procedures or controls will be adequate to support its operations, or that its management will be able to successfully offer and expand Move.com Group's services. If Move.com Group is unable to manage its growth effectively, the quality of Move.com Group's services, results of operations and financial condition could be materially adversely affected.

IDENTIFICATION AND INTEGRATION OF FUTURE ACQUISITIONS MAY NOT BE
SUCCESSFUL.

        Move.com Group may expand its market and product line through acquisitions of complementary businesses, products, databases and technologies. Acquisitions involve numerous risks, including managing the integration of personnel and products, managing geographically remote units, the diversion of management's attention from other business concerns, the inherent risks in entering markets Move.com Group has either limited or no direct experience in and the potential loss of key employees or clients of the acquired companies. There can be no assurance that Move.com Group will not incur unforseen difficulties in connection with integration of any acquisition. Future acquisitions, if pursued and consummated by Move.com Group, could result in dilutive issuances of equity securities, the incurrence of additional debt, one-time write-offs and the creation of substantial amortization expenses arising from goodwill or other intangible assets.

ANY CAPACITY CONSTRAINTS OR SYSTEM DISRUPTION COULD HAVE A MATERIAL ADVERSE EFFECT ON MOVE.COM GROUP.

        The performance and reliability of the move.com network infrastructure are critical to its reputation and ability to attract and retain users, real estate clients, advertisers, merchants and strategic partners. Any system error or failure, or a sudden and significant increase in traffic, may result in the unavailability of its Web sites and significantly delay response times. Individual, sustained or repeated occurrences could result in a loss of potential or existing users, real estate clients, advertisers or strategic partners. In addition, because Move.com Group's advertising revenue is directly related to the number of advertisements it delivers to users, system interruptions or delays would reduce the number of impressions delivered and thereby reduce its revenue.

        Move.com Group's systems and operations are vulnerable to interruption or malfunction due to certain events beyond its control, including natural disasters, power loss, telecommunication failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. Move.com Group also relies on Web browsers and online service providers to provide Internet access to its sites. We cannot assure you that Move.com Group will be able to expand its network infrastructure, either itself or through use of a third party hosting systems or service providers, on a timely basis sufficient to meet demand. Some of the Web sites in the move.com network presently have only a limited amount of redundant facilities or systems, no formal disaster recovery plan and no sufficient business interruption insurance to compensate for losses that may occur. Such interruptions could result in financial losses, litigation or other consumer claims and damage to the Move.com brand. Any interruption to Move.com Group's systems or operations could have a material adverse effect on Move.com Group's business and its ability to retain users, real estate clients, advertisers and strategic partners.

MOVE.COM GROUP'S NETWORKS MAY BE VULNERABLE TO SECURITY RISKS WHICH COULD DISRUPT THE PERFORMANCE OF THE MOVE.COM NETWORK, REDUCE MOVE.COM GROUP'S ADVERTISING REVENUE, DECREASE ITS CLIENT AND CONSUMER BASE AND INCREASE ITS WEB SECURITY EXPENDITURES.

        Move.com Group's networks may be vulnerable to unauthorized access, computer viruses; coordinated attacks by computer hackers and other security problems. Persons who circumvent security measures could wrongfully use information of Move.com Group or cause interruptions or malfunctions in Move.com Group's operations. Concern about the transmission of confidential information over the Internet has been a significant barrier to electronic commerce and communications over the Web. Any well-publicized compromise of security could deter more people from using the Web or from using it to conduct transactions that involve the transmission of confidential information, such as purchasing goods or services. Because many of our advertisers seek to advertise on the move.com network to encourage people to use the Web to purchase goods or services, Move.com Group's business, results of operations and financial condition could be materially adversely affected if Internet users significantly reduce their use of the Web because of security concerns.

        Move.com Group may be required to expend significant resources to protect against the threat of security breaches or to alleviate problems caused by any breaches. Although Move.com Group intends to continue to implement industry-standard security measures, these measures may be inadequate.

MOVE.COM GROUP DEPENDS ON LICENSED TECHNOLOGY FROM THIRD PARTIES AND MOVE.COM GROUP'S FAILURE TO MAINTAIN THESE ARRANGEMENTS WITH THIRD PARTIES COULD ADVERSELY AFFECT ITS BUSINESS.

        Move.com Group relies on certain technology licensed from third parties such as the software for 360(degree) virtual viewing of apartments and houses, the computer systems of Cendant Mortgage to satisfy offers for home mortgages, the host of our systems infrastructure, Web and database servers and third-party providers for use in operating and managing Move.com Group's Internet sites and providing related services to users and advertisers. Move.com Group's ability to generate revenue from Internet commerce may also depend on data encryption and authentication technologies that it may be required to license from third parties. We cannot assure you that such technology licenses will be available at all, that they will be available on reasonable commercial terms or that they will operate as intended.

        In addition, the third-party software currently used in Move.com Group's products and the delivery of Move.com Goup's services may become obsolete or incompatible with the products and services Move.com Group offers in the future. If Move.com Group has to replace third-party software for any of those reasons, its business could suffer during the replacement period. Any interruption in these third-party services, or a deterioration in their performance, could be disruptive to Move.com Group's business. In the event Move.com Group's arrangement with any of such third parties is terminated, we may not be able to find an alternative source of systems support on a timely basis or on commercially reasonable terms.

MOVE.COM GROUP DEPENDS ON ARRANGEMENTS WITH THIRD PARTIES FOR INTERNET TRAFFIC TO THE MOVE.COM NETWORK AND MOVE.COM GROUP'S FAILURE TO MAINTAIN THESE ARRANGEMENTS WITH THIRD PARTIES COULD ADVERSELY AFFECT ITS BUSINESS.

        Move.com Group's ability to advertise on and maintain links from other Internet sites is an important element to its success. Traffic originating from links existing on other Internet sites, particularly search engines, directories and other navigational tools managed by Internet service providers and Web browser companies, is an important segment of the overall traffic on the move.com network. Move.com Group has special linking arrangements to generate additional traffic with AltaVista Company, America Online, Inc., Yahoo!, Inc., Excite, Inc., Lycos, Inc., Infoseek Corporation (or the GO Network), and Ask Jeeves, Inc. which are either short-term contracts and/or can be terminated with little notice. Move.com Group intends to pursue additional distribution relationships in the future and it may not succeed in these efforts. To secure these distribution relationships, Move.com Group often pays significant fees. Move.com Group may not, however, experience sustained increases in user traffic from these distribution relationships. There is intense competition for these types of linking arrangements. We cannot assure you that these arrangements will be maintained or that advertising or links will continue to be available on reasonable commercial terms or at all. If any of these agreements is not renewed, Move.com Group would experience a decline in the number of its users and its competitive position could be significantly weakened.

MOVE.COM GROUP RELIES ON INTELLECTUAL PROPERTY RIGHTS AND PROPRIETARY RIGHTS WHICH MAY NOT BE ADEQUATELY PROTECTED UNDER CURRENT LAWS AND MAY BE SUBJECT TO INTELLECTUAL PROPERTY CLAIMS.

        To establish and protect Move.com Group's trademarks, service marks and other proprietary rights in its products and services, Move.com Group relies on a combination of trademark, copyright, unfair competition, service mark and trade secret laws, confidentiality agreements and other contractual arrangements with its employees, affiliates, clients, strategic partners and others. The protective steps we have taken may be inadequate to deter misappropriation of Move.com Group's proprietary information, and certain tradenames, trademarks and servicemarks used by Move.com Group may not be protectable. In addition, there can be no assurance that other parties will not assert claims of infringement of intellectual property against us or one of our subsidiaries which is part of the Move.com Group. We may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Failure to adequately protect Move.com Group's intellectual property could harm the Move.com brand, devalue Move.com Group's proprietary content and affect its ability to compete effectively. Move.com Group entities may be subject to claims of alleged infringement of the trademarks and other intellectual property rights of third parties. If such claims are successful, those entities may be required to change their trademarks, alter their content or pay financial damages. Further, defending Move.com Group's intellectual property rights could result in the expenditure of significant financial and managerial resources, which could materially adversely affect Move.com Group's business, results of operations and financial condition. There can be no assurance that any such claims or the defense of such claims will not adversely affect Move.com Group's business.

        Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related businesses are uncertain and evolving, and we can give no assurance regarding the future viability or value of any of Move.com Group's proprietary rights.

        Move.com Group may be required to obtain licenses from others to refine, develop, market and deliver new services. There can be no assurance that Move.com Group will be able to obtain such licenses on commercially reasonable terms or at all or that rights granted pursuant to any licenses will be valid and enforceable.

MOVE.COM GROUP WILL NEED TO INTRODUCE NEW SERVICES AND PRODUCTS TO REMAIN COMPETITIVE.

        Move.com Group's future success depends in part on its ability to develop and enhance its services and products. We anticipate that Move.com Group will introduce additional and enhanced services in order to retain Move.com Group's current clients and consumers and attract new clients and consumers. If Move.com Group introduces a service that is not favorably received, Move.com Group's current clients and consumers may choose a competitive service over Move.com Group's. We may also experience difficulties that could delay or prevent Move.com Group from introducing new services. Furthermore, the new services Move.com Group may introduce could contain errors that are discovered after these services are introduced. Move.com Group's business, results of operations and financial condition could be materially adversely affected if Move.com Group experiences difficulties in introducing new services or if these new services are not accepted by Move.com Group's clients and consumers.

MOVE.COM GROUP'S BRAND MAY NOT ACHIEVE THE BROAD RECOGNITION NECESSARY TO SUCCEED AND WE CANNOT ASSURE YOU THAT MOVE.COM GROUP WILL CONTINUE TO DEVELOP THE MOVE.COM BRAND.

        We cannot assure you that efforts to build brand awareness will be successful, and such failure would cause Move.com Group's financial performance to suffer. We believe that brand identity is important to attracting and expanding Move.com Group's user base, Internet traffic and advertising and commerce relationships. Move.com Group believes the significance of brand recognition will intensify as the number of Web sites offering relocation services, real estate listings and related services increases.

        Move.com Group's brand-building efforts will involve significant expense. If Move.com Group's brand enhancement strategy is unsuccessful, these expenses may never be recovered and Move.com Group's future revenue may not increase. In addition, even if brand-recognition increases, the number of new users or the number of transactions on the move.com network may not increase. Also, even if the number of new users increases, those users may not use the move.com network on a regular basis.

        There are thousands of Web site addresses, or "domain names" containing the word "move," that have been registered to other users. To the extent consumers confuse other Web sites with those of Move.com Group, Move.com Group's reputation could be harmed and its business could suffer.

WE ARE CONTRACTUALLY RESTRICTED UNTIL SEPTEMBER 2002 FROM DISTRIBUTING LISTINGS TO THIRD PARTIES OR AGGREGATING LISTINGS FROM THIRD PARTIES ON THE MOVE.COM NETWORK AND THEREFORE MOVE.COM GROUP'S ABILITY TO EXPAND ITS LISTINGS IS LIMITED.

        Under the terms of an agreement with an affiliate of homestore.com that expires in September 2002, we have agreed not to distribute or license individual home listings other than those represented by Cendant's real estate franchise systems on the move.com network. Under the same agreement, we may not aggregate home listings other than those represented by Cendant's real estate franchise systems. If possessing a larger number of home listings becomes an essential aspect of competing in the online relocation and real estate industries, Move.com Group's competitiveness may be reduced.

MOVE.COM GROUP MAY BE UNABLE TO SECURE MORTGAGE BROKER LICENSES IN ALL
STATES.

        Although Move.com Group's licenses are pending in all 50 states and the District of Columbia, Move.com is not currently authorized to do business as a mortgage broker. If Move.com fails to secure or maintain license approvals and exemptions throughout the country, Move.com Group may be unable to transact mortgages in some states, and consequently may not achieve expected revenue goals.

                 RISKS RELATED TO MOVE.COM GROUP'S INDUSTRY

MOVE.COM GROUP DEPENDS ON INCREASED USE OF THE INTERNET TO EXPAND ITS RELOCATION AND REAL ESTATE-RELATED ADVERTISING PRODUCTS AND SERVICES.

        If the Internet fails to become a viable marketplace for relocation or real estate content and information, Move.com Group's business will not grow. Broad acceptance and adoption of the Internet by consumers and businesses when searching for relocation, real estate and related products and services will only occur if the Internet provides them with greater efficiencies and improved access to information. Move.com Group depends on selling many types of advertisements on the move.com network.

        Move.com Group's business would be adversely affected if the market for Internet advertising fails to develop or develops more slowly than expected. Move.com Group's ability to generate advertising revenue from selling banner advertising and sponsorships on the move.com network will depend on, among other factors, the development of the Internet as an advertising medium, the amount of traffic on the move.com network and its ability to achieve and demonstrate user demographic characteristics that are attractive to advertisers. Most potential advertisers and their advertising agencies have only limited experience with the Internet as an advertising medium and have not devoted a significant portion of their advertising expenditures to Internet-based advertising. No standards have been widely accepted to measure the effectiveness of Web advertising. If these standards develop, existing advertisers might reduce their current levels of Internet advertising or eliminate their spending entirely. The widespread adoption of technologies that permit Internet users to selectively block out unwanted graphics, including advertisements attached to Web pages, also could adversely affect the growth of the Internet as an advertising medium. In addition, advertisers in the real estate industry, including real estate professionals, have traditionally relied upon other advertising media, such as newsprint and magazines, and have invested substantial resources in other advertising methods. These persons may be reluctant to adopt a new strategy and advertise on the Internet.

INCREASED GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES RELATING TO THE WEB COULD INCREASE MOVE.COM GROUP'S COSTS OF TRANSMITTING DATA AND INCREASE MOVE.COM GROUP'S LEGAL AND REGULATORY EXPENDITURES AND COULD DECREASE MOVE.COM GROUP'S BUSINESS PARTNER AND CONSUMER BASE.

        Existing domestic and international laws or regulations specifically regulate communications or commerce on the Internet. A number of legislative and regulatory proposals under consideration by federal, state, local and foreign governmental organizations may lead to laws or regulations concerning various aspects of the Internet, including:

        o  online content;

        o  user privacy;

        o  taxation;

        o  access charges;

        o  liability for third-party activities; and

        o  jurisdiction.

        Several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and online services providers in a manner similar to the regulation of long-distance telephone carriers and to impose access fees on such companies. This regulation, if imposed, could increase the cost of transmitting data over the Internet. Moreover, it may take years to determine the extent to which existing laws relating to issues such as intellectual property ownership and infringement and personal privacy are applicable to the Internet. The Federal Trade Commission and government agencies in certain states have been investigating certain Internet companies regarding their use of personal information. We could incur additional expenses if any new regulations regarding the use of personal information are introduced or if these agencies choose to investigate our privacy practices. Any new laws or regulations relating to the Internet, or certain application or interpretation of existing laws, could decrease the growth in the use of the Internet, decrease the demand for products and services offered on the move.com network or otherwise materially adversely affect Move.com Group's business.

AN INCREASE IN INTEREST RATES MAY REDUCE MORTGAGE TRANSACTIONS.

         A high percentage of mortgage loan transactions involve the refinancing of existing mortgages. Homeowners are motivated to refinance primarily when interest rates fall below the rates of their existing mortgages. In the event interest rates increase significantly, homeowners' incentive to refinance will be greatly reduced and the number of loans that the industry originates could decline significantly. Similarly, if there were a sustained increase in interest rates, there would eventually be some impact on the market for purchase mortgages as higher monthly payments would make housing less affordable.

IF MOVE.COM GROUP IS UNABLE TO COMPLY WITH MORTGAGE BROKERAGE RULES AND REGULATIONS, MOVE.COM GROUP'S ABILITY TO ACT AS A MORTGAGE BROKER MAY BE RESTRICTED.

        The mortgage brokering business is heavily regulated under federal and state laws. These laws and related regulations impose numerous obligations and restrictions on Move.com Group's activities. In particular, these rules limit the broker fees Move.com Group may assess, require extensive disclosure to consumers, regulate advertising practices, prohibit discrimination and impose on Move.com Group's multiple qualification and licensing obligations. Move.com Group may not always be in compliance with these requirements.

         Move.com Group's failure to comply with these standards could lead to revocation of required licenses or registrations, loss of approved status, voiding of loan contracts, demands for loan repurchases from mortgage loan purchasers, class action lawsuits and administrative enforcement actions. These regulatory requirements are subject to change and may in the future become more restrictive, making compliance more difficult or expensive or otherwise restricting our ability to conduct our business. At the state level, we are subject to licensing and regulation in most of the states where we act as a mortgage broker.

        Further, given our goals of creating a more integrated consumer experience around the home-buying process, we will increasingly find ourselves in a position where we market settlement services provided by vendors with whom we have business relationships or provide additional services ourselves in a way that may cause us to unintentionally be in violation of these rules.

         Many federal laws and regulations that limit brokers' fees are unclear. In the last three years there has been significant litigation concerning limits on mortgage broker fees. The lack of clarity in this area of law is compounded when applied to mortgage brokers and lenders operating in an Internet environment and it is possible that plaintiffs' attorneys may attempt to assert similar allegations against Internet lenders.

                          RISKS RELATED TO CENDANT

DISCOVERY OF ACCOUNTING IRREGULARITIES AND RELATED LITIGATION AND
SEC INVESTIGATION

        Since the April 15, 1998 announcement of the discovery of accounting irregularities in the former business units of CUC International, Inc., the predecessor of Cendant, approximately 70 lawsuits claiming to be class action lawsuits, two lawsuits claiming to be brought derivatively on Cendant's behalf and several individual lawsuits and arbitration proceedings have been commenced in various courts and other forums against Cendant and other defendants, asserting various claims under the federal securities laws and certain state statutory and common laws, including claims that Cendant's previously issued financial statements allegedly were false and misleading and that Cendant allegedly knew or should have known that they caused the price of Cendant's securities to be artificially inflated. In addition, the staff of the SEC and the United States Attorney for the District of New Jersey are conducting investigations relating to the accounting issues. The SEC Staff has advised Cendant that its inquiry should not be construed as an indication by the SEC or its staff that any violations of law have occurred. For a full description of such litigation and proceedings, see Cendant's Annual Report on Form 10-K/A for the fiscal year ending December 31, 1998.

        On December 7, 1999, we announced that Cendant reached a preliminary agreement to settle the principal securities class action pending against it in the U.S. District Court in Newark, New Jersey relating to the aforementioned class action lawsuits. Under the agreement, Cendant would pay the class members $2.83 billion in cash. The settlement remains subject to execution of a definitive settlement agreement and approval by the U.S. District Court. If the preliminary settlement is not approved by the U.S. District Court, Cendant can make no assurances that the final outcome or settlement of such proceedings will not be for an amount greater than that set forth in the preliminary agreement. If the preliminary agreement is not approved and the final outcome is for an amount greater than previously agreed, it could have an adverse impact on the price of Move.com stock. For a description of the preliminary agreement to settle the common stock class action litigation, see Cendant's Form 8-K, dated December 7, 1999.


                  FORWARD LOOKING STATEMENTS; MARKET DATA

        Certain statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Move.com Group" and "Business," and elsewhere in this prospectus are "forward-looking statements." These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations, intentions and assumptions and other statements that are not historical facts. When used in this prospectus, the words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate," and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. We do not intend to update or revise any forward- looking statements, whether as a result of new information, future events or otherwise.

        This prospectus contains market data related to the residential real estate and Internet industries. This data has been included in the studies published by the Internet market research firms of Media Metrix, Forrester Research and International Data Corporation and the real estate information was obtained from various industry sources, including Realty Times and the National Association of Realtors. Although we believe that data from these companies is generally reliable, this type of data is inherently imprecise and we have not independently verified such data. We caution you not to place undue reliance on this data.


                    WHERE YOU CAN FIND MORE INFORMATION

        We file reports, prospectuses, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC filings of Cendant Corporation are also available to the public from commercial document retrieval services and at the Web site maintained by the SEC at "http://www.sec.gov."

        The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus or in any subsequently filed document that is incorporated by reference in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about Cendant and its finances.

CENDANT CORPORATION SEC FILINGS (FILE NO. 1-10308) PERIOD
---------------------------------------------------------

    Annual Report on Form 10-K/A               Year ended December 31, 1998

    Quarterly Report on Form 10-Q/A            Quarter ended March 31, 1999

    Quarterly Report on Form 10-Q/A            Quarter ended June 30, 1999

    Quarterly Report on Form 10-Q/A            Quarter ended September 30, 1999

    Current Report on Form 8-K                 December 2, 1999

    Current Report on Form 8-K                 December 7, 1999

    Current Report on From 8-K                 February 3, 2000

        We also incorporate by reference any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering.

        We will provide you without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus. However, we will not send exhibits to such documents, unless the exhibits are specifically incorporated by reference in such documents. Requests should be directed to Cendant Corporation, 9 West 57th Street, New York, New York 10019, Attention: Investor Relations, Telephone:
(212) 413-1800.

        We intend to provide you with annual reports containing financial statements relating to Move.com Group and Cendant audited by our independent public accountants, with a discussion of such financial information and including a summary of Move.com Group's business.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to give any information or make any representation about us or this offering that is different from, or in addition to, that contained in this prospectus or in the materials that we have incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to buy, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.


                              USE OF PROCEEDS

        We estimate that the net proceeds to Move.com Group from the sale of the _____ shares of Move.com stock offered by this prospectus will be approximately $________ ($________ if the underwriters' over-allotment option is exercised in full), at an assumed initial public offering price of $____ per share and, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We will allocate all of the net proceeds from this offering to Move.com Group, including any net proceeds from the exercise of the underwriters' over-allotment option.

        The principal purposes of this offering are to provide working capital to increase marketing expenditures, develop new products and expand the move.com network, to fund general corporate purposes, to create a public market for our Move.com stock and to facilitate our future access to the public capital markets. In addition, we may use a portion of the net proceeds to acquire or invest in complementary businesses, technologies, services or products. However, we currently have no commitments or agreements with respect to any such transactions. Pending such uses, the net proceeds will be invested in short-term investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government or may be loaned to Cendant Group as an intercompany revolving credit balance. See "Cash Management and Allocation Policies".


                              DIVIDEND POLICY

        We do not expect to pay any dividends for the foreseeable future on Move.com stock. We will, however, be permitted to pay dividends on:

        o CD stock out of the assets of Cendant legally available for the payment of dividends under Delaware law, but the total amounts paid as dividends on CD stock cannot exceed the available dividend amount for Cendant Group; and

        o Move.com stock out of the assets of Cendant legally available for the payment of dividends under Delaware law (and transfer corresponding amounts to Cendant Group in respect of its retained interest in Move.com Group), but the total of the amounts paid as dividends on Move.com stock and the corresponding amounts transferred to Cendant Group in respect of its retained interest in Move.com Group cannot exceed the available dividend amount for Move.com Group.

        The "available dividend amount" for Cendant Group and Move.com Group, as the case may be, is based on the amount that would be legally available for the payment of dividends under Delaware law if either Cendant Group or Move.com Group, as applicable, was a single, separate Delaware corporation. For more information on the "available dividend amount" for Cendant Group and Move.com Group, see "Description of Capital Stock--Dividends." We expect that determinations to pay dividends on Move.com stock would be based primarily upon the financial condition, results of operations, capital requirements, any restrictions contained in financing or other agreements binding upon us and other factors that the board of directors deems relevant.


                               CAPITALIZATION

        The following table sets forth the capitalization of Cendant as of September 30, 1999 and Move.com Group as of December 31, 1999 and, in each case, as adjusted to give effect to:

        o the re-classification of existing common stock of Cendant into CD stock and the creation of Move.com stock, and

        o the offering at an assumed initial public offering price of $ per share, after deducting estimated underwriting discounts and estimated expenses and assuming the underwriters do not exercise their option to purchase additional shares.

        These tables should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Move.com Group" and the combined financial statements and the notes to those statements included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Cendant" and the consolidated financial statements incorporated by reference in this prospectus.


                                     CENDANT CORPORATION
                                                                 AS OF SEPTEMBER 30, 1999
                                                            ----------------------------------
                                                                ACTUAL           AS ADJUSTED
                                                            --------------      --------------

                                                                      (IN MILLIONS)

Cash and cash equivalents...............................    $        623.5
                                                            ==============

Long-term debt (1)......................................           3,344.3
                                                            --------------

Mandatorily redeemable preferred securities issued
  by subsidiary trust holding solely senior debentures
  issued by Cendant.....................................           1,475.9

Shareholders' equity:
Preferred stock, $0.01 par value, 10 million shares
  authorized; none issued and outstanding...............                 -
Move.com stock, $0.01 par value, 500 million shares
  authorized; no shares issued, and outstanding, as
  reported; and outstanding, as adjusted................
CD stock, $0.01 par value, 2 billion shares
  authorized; issued 867,189,539........................               8.7
Additional paid-in capital..............................           4,025.0
Retained earnings.......................................           2,906.2
Accumulated other comprehensive loss....................            (15.1)
Treasury stock, at cost, 155,070,397 shares.............         (3,075.5)
                                                            --------------

Total shareholders' equity..............................           3,849.3
                                                            --------------

Total capitalization....................................    $      8,669.5
                                                            ==============

Net book value per share................................    $         5.41
                                                            ==============

Net tangible book value per share.......................    $       (0.61)
                                                            ==============
--------------------
(1) Long-term debt excludes an aggregate of $2.8 billion of indebtedness of
    PHH, one of our subsidiaries, which is self- sufficient in managing its funding sources to ensure adequate liquidity to finance assets under management.



                                        MOVE.COM GROUP



                                                                 AS OF DECEMBER 31, 1999
                                                            ----------------------------------
                                                                ACTUAL           AS ADJUSTED
                                                            --------------      --------------
                                                                      (IN THOUSANDS)

Cash and cash equivalents...............................    $        1,009
                                                            ==============      ==============
Group equity............................................    $        1,025
                                                            --------------      --------------

Total capitalization....................................    $        1,025      $        -
                                                            ==============      ==============


                 SELECTED FINANCIAL DATA OF MOVE.COM GROUP

        The following selected combined financial data is qualified by reference to, and should be read in conjunction with, the combined financial statements and the notes to those statements for Move.com Group and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Move.com Group" appearing elsewhere in this prospectus. The selected combined statement of operations data presented below for the period from February 8, 1996 (the Rent Net acquisition date) through December 31, 1999 are derived from Move.com Group's combined financial statements. The combined financial data of Move.com Group should be read in conjunction with the consolidated financial statements of Cendant incorporated by reference in this prospectus.


                                                                                 PERIOD FROM
                                                                                FEBRUARY 8, 1996
                                                                                (THE RENT NET
                                                                                ACQUISITION DATE)
                                               AS OF OR FOR THE                    THROUGH
                                            YEAR ENDED DECEMBER 31,              DECEMBER 31,
                                    ---------------------------------------
                                       1999          1998          1997             1996
                                    ----------    -----------   -----------    ---------------
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)

STATEMENT OF OPERATIONS DATA:
Net revenue                        $    17,647   $      9,674  $      5,670   $          1,081
Cost of revenue                          3,149          1,664         1,091                632
                                    ----------    -----------   -----------    ---------------
Gross profit                            14,498          8,010         4,579                449
                                    ----------    -----------   -----------    ---------------
Operating expenses:
    Product development                  3,940            193             -                 14
    Selling and marketing               16,020          5,484         3,906              2,335
    General and administrative          16,751          1,922         1,227                604
    Depreciation and amortization        2,217          1,826           934                604
                                    ----------    -----------   -----------    ---------------
Total operating expenses                38,928          9,425         6,067              3,557
                                    ----------    -----------   -----------    ---------------


Loss before income tax benefit         (24,430)        (1,415)       (1,488)            (3,108)
                                    ----------    -----------   -----------    ---------------
Income tax benefit                       9,976            572           603              1,266
                                    ----------    -----------   -----------    ---------------
Net loss                           $   (14,454)  $       (843) $       (885)  $         (1,842)
                                    ==========    ===========   ===========    ===============

Pro forma basic and diluted net loss
     per share (1)

Pro forma weighted average basic and
     diluted shares outstanding (1)

BALANCE SHEET DATA:
Cash and cash equivalents          $     1,009   $          -  $          -   $              -
Working capital deficit                 (9,296)        (1,497)         (785)              (287)
Total assets                            22,000          8,614         7,417              3,559
Total liabilities                       20,975          4,379         2,181                878
Group equity                             1,025          4,235         5,236              2,681

---------------
(1) Share amounts include shares effectively owned by Cendant through its retained interest in Move.com Group. Pro forma basic and diluted earnings per common share amounts have been calculated by dividing net income applicable to common shares by the pro forma weighted average common shares outstanding.


      MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                  RESULTS OF OPERATIONS OF MOVE.COM GROUP


        The following discussion of the financial condition and results of operations of Move.com Group should be read in conjunction with the combined financial statements and related notes included elsewhere in this prospectus and the consolidated financial statements and related notes of Cendant incorporated by reference in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Move.com Group's actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

        Move.com Group provides a broad range of quality relocation, real estate and home-related products and services through its flagship portal site, move.com, and the move.com network. The move.com Web site was launched on January 27, 2000. Move.com Group's operations include the move.com network and the businesses of (1) Rent Net (an operator of online rental guides acquired in February 1996); (2) Metro-Rent, Inc. (an online provider of fee-based apartment vacancy reports, acquired in December
1999); (3) National Home Connections, LLC (a facilitator of connecting and disconnecting utilities, processor of address changes and provider of moving-related products and services, acquired in May 1999); and (4) Move.com Mortgage, Inc. (a mortgage marketing company).

        The offline resources of Cendant as well as individual Web sites of each of Cendant's real estate franchise systems are part of Cendant Group, which includes all of the businesses operated by Cendant other than the businesses that are part of Move.com Group. However, the franchise systems' Web sites are considered part of the move.com network as a result of Intercompany Agreements that permit Move.com Group to manage and sell advertisements on these sites and display home listings from the CENTURY 21(R), COLDWELL BANKER(R) and ERA(R) real estate franchise systems. Through an additional Intercompany Agreement, Move.com Group provides online local merchant discount offers for customers of Welcome Wagon, a distributor of welcoming packages to new homeowners and consumers throughout the United States and Canada. Move.com Group allows users to apply for and obtain mortgage products and services through arrangements with Cendant Mortgage Corporation, provides users with relocation services and information leveraging Cendant Mobility's expertise, and provides users with access to third-party providers of relocation, real estate and home-related content and services.

        Move.com Group is accounted for as a single business segment, although net revenue is derived from four primary sources: subscriptions, sponsorships, e-commerce and other revenue. Subscription revenue includes listing fees paid by various apartment, senior housing, corporate housing and self storage managers. Sponsorship revenue includes advertising and lead-generation fees paid by business partners. E-commerce revenue includes revenue from Welcome Wagon and transaction-based fees from consumers and business partners, related to mortgage referrals, MetroRent and National Home Connections. Other revenue includes fees for Web site management and marketing fees from an online home listing agreement.

        Move.com Group has not achieved profitability on a quarterly or annual basis to date, and anticipates that it will incur higher net losses in the future. The extent of these losses will depend, in part, on the amount and rates of growth in Move.com Group's net revenue from subscriptions, sponsorships and e-commerce. Move.com Group expects its operating expenses to increase significantly, especially in the areas of sales and marketing. As a result, Move.com Group will need to increase its net revenue to achieve profitability. Move.com Group believes that pro forma period-to- period comparisons of its operating results are not meaningful and that you should not rely upon the results for any period as an indication of future performance. Move.com Group's business, results of operations and financial condition will be materially and adversely affected if:

        o  net revenue does not grow at anticipated rates;

        o increases in operating expenses are not offset by commensurate increases in net revenue; and

        o it is unable to adjust operating expense levels in response lower than expected net revenue.

        Move.com Group intends to continue making acquisitions to increase online reach and traffic and to seek additional strategic alliances with content and distribution partners.

        Move.com Group cannot guarantee that it will be able to successfully integrate any businesses, products, technologies or personnel that might be acquired in the future. A failure to integrate acquired entities or assets successfully could seriously harm Move.com Group's business, results of operations and financial condition. In addition, Move.com Group cannot guarantee that it will be successful in identifying and closing transactions with potential acquisition candidates.

RECENT EVENTS

ALTAVISTA ALLIANCE

        On January 27, 2000, Move.com Group announced a strategic alliance with AltaVista Company, a new-media and commerce network, to create a co-branded real estate channel on the AltaVista Web site. Under the terms of the agreement, Move.com Group will pay AltaVista up to $40 million to be an exclusive real estate content provider of the new AltaVista Real Estate Channel. In addition, the move.com network will be exclusively featured through banners and links on keyword searches for most real estate and moving-related terms. The agreement has a three year term.

WELCOME WAGON AGREEMENT

        On January 1, 2000, Move.com Group entered into an Internet Cooperation Agreement with Getko Group, Inc., a wholly owned subsidiary of Cendant which owns the right to the Welcome Wagon brand name. Under the terms of the 3-year agreement, Move.com Group will develop, host and maintain the Welcome Wagon area of move.com in return for an escalating percentage of Getko's revenue and expenses.

METRORENT ACQUISITION

        On December 17, 1999, Move.com Group purchased substantially all of the assets and assumed substantially all of the liabilities of MetroRent, an online provider of apartment rental listings for buildings with twenty-five or fewer units, for a total consideration of up to $3 million in cash and up to $6 million of Move.com stock to be paid over several years subject to meeting certain performance targets. The stock portion of the consideration consists of a new class of nonvoting common stock of Move.com, Inc., which is mandatorily redeemable for Move.com stock upon a public offering of Move.com stock. The Move.com, Inc. nonvoting common stock is redeemable for up to 293,000 shares of Move.com stock valued at $20.51 per share. In the event that a public offering has not occurred by December 31, 2005, Move.com, Inc. must redeem each outstanding share of Move.com, Inc. common stock for cash and may do so at any time at its option.

CHATHAM STREET HOLDINGS, LLC AGREEMENT

        In September 1999, Cendant entered into an agreement with Chatham Street Holdings, LLC pursuant to which Chatham was granted the right, until September 30, 2001, to purchase up to 1,561,000 shares of Move.com stock for approximately $16.02 per share. In addition, for every two shares of Move.com stock purchased by Chatham pursuant to the agreement, Chatham will be entitled to receive a warrant to purchase one share of Move.com stock at a price equal to $64.08 per share and a warrant to purchase one share of Move.com stock at a price equal to $128.16 per share.



RESULTS OF OPERATIONS

(Dollars in thousands, except per share data)


RESULTS OF OPERATIONS - 1999 VS 1998
                                               FOR THE YEAR ENDED DECEMBER 31,
                                       ------------------------------------------------
                                           1999              1998            % CHANGE
                                       -------------     ------------      ------------
                                                         (IN THOUSANDS)

Net revenue                            $      17,647     $      9,674               82%
Cost of revenue                                3,149            1,664               89%
                                       -------------     ------------
Gross profit                                  14,498            8,010               81%
Gross margin                                     82%              83%

Operating expenses                            38,928            9,425              313%
                                       -------------     ------------
Loss before income tax benefit               (24,430)          (1,415)             *
Income tax benefit                             9,976              572              *
                                       -------------     ------------
Net loss                               $     (14,454)    $       (843)             *
                                       =============     ============

*   Not meaningful


YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

        Net revenue increased $7,973 or 82% in 1999 over 1998. Subscription revenue increased $4,320 or 51% to $12,786 in 1999 due primarily to an increase in apartment listing revenue of $3,094. The listing revenue increased primarily due to a 26% increase in apartment listing prices and a 19% increase in the number of apartments communities listed. The remaining increase in subscription revenue is due to increased listings in the categories of senior housing, corporate housing and self storage listing products. Sponsorship revenue increased $2,414 or 200% due primarily to the creation of a new business development department that established relationships with new business partners. Sponsorship revenue was also due to a marketing fee received from Cendant Mortgage Corporation. There was no e-commerce revenue in 1999 or 1998. Other revenue of $1,373 in 1999 primarily included $811 for marketing fees pertaining to an online home listings agreement that Cendant assigned to the Move.com Group at its creation and approximately $429 for fees received for managing the Web sites of Cendant's real estate franchise systems. National Home Connections and MetroRent revenue were insignificant in 1999 due to the timing of the acquisitions of such entities.

        Cost of revenue increased $1,485 or 89% to $3,149 in 1999 over 1998. Cost of revenue consists primarily of cost associated with maintenance and support of the move.com network including compensation, consulting fees, equipment lease costs, bandwidth and related indirect costs. The overall increase is primarily due to costs associated with the direct management of the Web sites for Cendant's real estate franchise systems plus additional compensation costs incurred to support growth in the business.

        Operating expenses increased $29,503 or 313% in 1999 over 1998. Product development expenses increased $3,747 or 1,941% to $3,940, in 1999 due to the hiring of staff and approximately $2,000 for external consultants retained to build the move.com network. Product development expenses includes internal and external personnel costs and certain software licenses used to develop the move.com network including the look and feel of the Web pages and the underlying functionality of the Web sites. In 1998, development costs were minimal.

        Selling and marketing expenses increased $10,536 or 192% in 1999 over 1998 due to increased advertising and the hiring of additional staff. Advertising expenses increased $8,324 during 1999 due to the launch of the first television and radio commercials for Rent Net during the third quarter of 1999 and a further expansion of online distribution. Online advertising in 1999 included new distribution on the Ask Jeeves and Goto.com Web sites and expanded distribution on America Online, Yahoo!, Excite, Lycos and the GO Network. Compensation expense increased $1,660 or 62% during 1999 due to the creation of an online advertising department, a business development department and the expansion of Move.com Group's national field sales force for its subscription products.

        General and administrative expenses increased $14,829 or 772% in 1999 over 1998 due primarily to compensation- related matters. During 1999, expenses of $9,625 were incurred as part of a one-time, broad-based bonus retention program initiated by Cendant. Payroll and related expenses increased $1,174 or 172% due to the hiring of additional members of the executive management team and other additional staff. Recruiting expenses associated with these hirings were $1,038 in 1999.

        Depreciation expense increased $103 or 55% in 1999 due primarily to the purchase of computers for additional staff hired and depreciation of computer equipment purchased for National Home Connections. Amortization expense increased $288 or 18% due primarily to an increase in amortization of intangibles resulting from the National Home Connections acquisition.

        Move.com Group's effective tax rate increased to 40.8% in 1999, from 40.4% in 1998.


RESULTS OF OPERATIONS - 1998 VS 1997
                                               FOR THE YEAR ENDED DECEMBER 31,
                                      -----------------------------------------------
                                         1998              1997            % CHANGE
                                      -----------      ------------       -----------
                                                       (IN THOUSANDS)

Revenue                               $     9,674      $      5,670               71%
Cost of revenue                             1,664             1,091               53%
                                      -----------      ------------
Gross profit                                8,010             4,579               75%
Gross margin                                  83%               81%

Operating expenses                          9,425             6,067               55%
                                      -----------      ------------
Loss before income tax benefit             (1,415)           (1,488)              (5%)
Income tax benefit                            572               603               (5%)
                                      -----------      ------------
Net loss                              $      (843)     $       (885)              (5%)
                                      ===========      ============


YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

        Net revenue increased $4,004 or 71% in 1998 over 1997. Subscription revenue increased $3,347 or 65% to $8,466 in 1998 primarily due to an increase in apartment listing revenue of $2,789. The listing revenue increased due to a 40% increase in prices and a 31% increase in the number of communities listed. Sponsorship revenue increased $657 or 119% to $1,208 due to the addition of new sponsors on Rent Net.

        Cost of revenue increased $573 or 53% in 1998 over 1997. The overall increase in costs is primarily related to Web server rental cost increases of $216 and higher personnel expenses.

        Total operating expenses increased $3,358 or 55% in 1998 over 1997. Product development expenses of $193 in 1998 were incurred to refine Rent Net. There were no product development expenses in 1997. Selling and marketing expenses increased $1,578 or 40% due primarily to increased online distribution costs of $834 or 76% and an increase in compensation expenses of $701 or 36% due to the continued expansion of Move.com Group's sales staff. General and administrative expenses increased $695 or 57% including compensation increases of $186 or 37% and $234 or 365% in higher rent associated with relocation.

        Depreciation and amortization expenses increased $892 or 96% as a result of incremental goodwill amortization related to additional payments during 1997 to the sellers of Rent Net.

        Move.com Group's effective tax rate was 40.4% and 40.5% during 1998 and 1997, respectively.

LIQUIDITY AND CAPITAL RESOURCES

        Cendant manages treasury activities on a centralized, consolidated basis. These activities include the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt and the issuance and repurchase of common stock and preferred stock. Move.com Group generally remits its cash receipts to Cendant, and Cendant generally funds Move.com Group's cash disbursements on a daily basis.

        In the historical financial statements of Cendant and Move.com Group (1) all external debt and equity transactions (and the proceeds thereof) were attributed to Cendant Group, (2) whenever Move.com Group held cash, that cash was transferred to Cendant Group and accounted for as a return of capital (i.e., as a reduction in Move.com Group's Group equity and Cendant Group's retained interest) and (3) whenever Move.com Group had a cash need, that cash need was funded by Cendant Group and accounted for as a capital contribution (i.e., as an increase in Move.com Group equity and Cendant Group's retained interest). Cendant does not intend to continue these practices after this offering. Accordingly, no interest expense has been or will be reflected in Move.com Group's Combined Financial Statements for any period prior to this offering.

        After the date of this offering:

        Whenever Move.com Group holds cash, it will normally transfer that cash to Cendant Group. Conversely, whenever Move.com Group has a cash requirement, Cendant Group will normally fund that cash requirement. However, the board of directors of Cendant will determine, in its sole discretion, whether to provide any particular funds to Move.com Group or Cendant Group and will not be obligated to do so.

        Cendant will account for all cash transfers from one Group to or for the account of the other (other than transfers in return for assets or services rendered or transfers in respect of Cendant Group's retained interest that correspond to dividends paid on Move.com stock), as inter-Group revolving credit advances unless:

        o the board of directors of Cendant determines that a given transfer (or type of transfer) should be accounted for as a long-term loan,

        o the board of directors of Cendant determines that a given transfer (or type of transfer) should be accounted for as a capital contribution increasing Cendant Group's retained interest in Move.com Group, or

        o the board of directors of Cendant determines that a given transfer (or type of transfer) should be accounted for as a return of capital reducing Cendant Group's retained interest in Move.com Group.

        There are no specific criteria to determine when Cendant will account for a cash transfer as a long-term loan, a capital contribution or a return of capital rather than an inter-Group revolving credit advance. The board of directors of Cendant would make such a determination in the exercise of its business judgment at the time of such transfer, or the first of such type of transfer, based upon all relevant circumstances. Factors the board of directors would expect to consider include:

        o the current and projected capital structure of Move.com Group and Cendant Group,

        o the relative levels of internally generated funds of Move.com Group and Cendant Group,

        o  the financing needs and objectives of Move.com Group and Cendant
           Group,

        o  the investment objectives of the transferring Group,

        o the availability of, and cost and time required for, alternate financing sources,

        o  prevailing interest rates and general economic conditions, and

        o  the nature of the assets or operations to be financed.

        Any cash transfer accounted for as an inter-Group revolving credit advance may bear interest. Although we currently do not intend to charge interest on inter-Group revolving credit advances, if the board determines to charge interest, the combined financial statements of Move.com Group will not be comparable for periods prior to and after charging interest on such credit advances. Any cash transfer accounted for as a long-term loan will have interest rate, amortization, maturity, redemption and other terms that generally reflect the then prevailing terms on which the board of directors, in its sole discretion, determines Cendant could borrow such funds.

        Any cash transfer from Cendant Group, or for Move.com Group's account, accounted for as a capital contribution will correspondingly increase Move.com Group equity and Cendant Group's retained interest in Move.com Group. As a result, the number of shares of Move.com stock that Cendant may issue for the account of Cendant Group with respect to its retained interest in Move.com Group which we call the "number of shares issuable with respect to Cendant Group's retained interest in Move.com Group" will increase by the amount of such capital contribution divided by the market value of Move.com stock on the date of transfer.

        Any cash transfer from Move.com Group to Cendant Group, or for Cendant Group's account, accounted for as a return of capital, will correspondingly reduce Move.com Group equity and Cendant Group's retained interest in Move.com Group. As a result, the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group will decrease by the amount of such returned capital divided by the market value of Move.com stock on the date of transfer.

        As a result of the cash management policies in place between Cendant Group and Move.com Group, Move.com Group is dependent on Cendant Group for continued funding. Accordingly, Move.com Group's liquidity could be adversely affected by the liquidity needs of Cendant Group.

        In September 1999, Cendant entered into an agreement with Chatham Street Holdings, LLC pursuant to which Chatham was granted the right, until September 30, 2001, to purchase up to 1,561,000 shares of Move.com stock for approximately $25 million or $16.02 per share. In addition, for every two shares of Move.com stock purchased by Chatham pursuant to the agreement, Chatham will be entitled to receive a warrant to purchase one share of Move.com stock at a price equal to $64.08 per share and a warrant to purchase one share of Move.com stock at a price equal to $128.16 per share. If Chatham exercises its right to purchase shares, Move.com Group will receive the proceeds from the exercise.

        In addition, pursuant to certain employment agreements, Cendant is required to grant approximately 312,500 options to purchase Move.com stock at fair market value upon the issuance of Move.com stock to the public.

CASH FLOWS (1999 VS 1998)

        Cash flows used in operations were $4,435 in 1999 compared to cash flows provided by operations of $1,279 in 1998. The decrease in cash flows was primarily due to the increase in the loss from 1998 to 1999 offset by changes in working capital, specifically increases in marketing accruals.

        Cash flows used in investing activities increased $3,949, due primarily to cash payments of $2,588 made in connection with the MetroRent and National Home Connections acquisitions. Additionally, investing activities included capital expenditures and construction costs associated with the relocation to a new headquarter.

        Net funding from Cendant increased $10,672 due to the funding received from Cendant to finance the current loss.

        From time to time, Cendant may issue additional shares of Move.com stock in one or more private or public financings. The specific terms of the financing, including whether they are private or public, the amount of Move.com stock issued, and the timing of the financing, will depend upon factors such as stock market conditions and performance of the Move.com Group.

        Move.com Group believes that the net proceeds from this offering, together with its current cash, cash equivalents and cash generated from operations will be sufficient to meet its anticipate cash needs for working capital and capital expenditures through at least the end of 2000.


                                  BUSINESS

        Move.com Group operates a popular network of Web sites, which offer a wide selection of quality relocation, real estate and home-related products and services. Move.com Group seeks to improve the often stressful and demanding moving experience by providing a one-source, "friend-in-need" solution before, during and after the move. Move.com Group strives to establish strong, long-term relationships with consumers by offering quality products and services for each phase of the moving process from finding a home to improving an existing home. Move.com Group also provides a multi-channel distribution platform for its business partners, who are trying to reach a highly targeted and valued group of consumers at the most opportune times.

INDUSTRY BACKGROUND

GROWTH OF THE INTERNET

        The Internet is revolutionizing the way in which businesses and consumers interact, share information and consummate transactions. According to International Data Corporation, or IDC, the number of Internet users worldwide will grow to approximately 502 million by the end of 2003 from approximately 196 million in 1999. The Internet places at consumers' fingertips an unprecedented amount of information and offers a convenient way for them to select and order products and services. The rapid growth in users combined with the Internet's unique ability to connect a broad range of consumers and businesses is driving growth in electronic commerce. IDC estimates that the total value of Internet commerce will increase to $1.3 trillion in 2003 from $111 billion in 1999.

THE RELOCATION MARKETPLACE

        According to the most recent data from the U.S. Census Bureau, more than 40 million Americans, or approximately 15% of the U.S. population, relocate annually. On average, Americans move once every five to six years. When consumers buy, sell or rent a home, they typically need assistance with various relocation services, such as storage, moving supplies and truck rentals or van lines. Relocation is often a catalyst for significant expenditures related to the home and becoming established in a new community. Move.com Group estimates that the average homeowner spends approximately $9,400 while the average renter spends approximately $3,700 during the 90-day period surrounding a move. Homeowners who move spend more for home-related purchases in the three months around their move than established residents spend in five years. Consumers spent approximately $130 billion in 1999 for home and apartment moves, including moving services and related product purchases such as household appliances, furnishings and floor coverings.

THE RESIDENTIAL REAL ESTATE INDUSTRY

        BUYING AND SELLING. Recent years have been among the strongest ever for home sales in the United States. The 1993-1999 period includes seven of the eight strongest years on record for existing single-family home sales. The National Association of Realtors, or NAR, estimates that approximately
5.2 million homes were sold in 1999, representing a three-year annual compound growth rate of 7.3% since 1996, the fourth consecutive annual record. NAR currently expects home sales to remain strong and total a robust 4.9 million homes in 2000. Based on average sale prices, the value of home sales for 1999 totaled approximately $875 billion and represented a three-year compound annual growth rate of 14%. Moreover, homeowners spent a record amount of approximately $95 billion on remodeling in 1999.

        Real estate brokers and agents are involved in the vast majority of home sale transactions. Although the real estate brokerage industry is highly fragmented, franchise systems such as CENTURY 21(R), COLDWELL BANKER(R) and ERA(R) have steadily increased their market share over the last decade. Both consumers and real estate professionals are increasingly relying on the Internet for real estate-related needs and information. According to a January 2000 Realty Times survey, approximately 37% of consumers said they would begin a search for a home on the Internet. In addition, according to a recent California survey, 72% of real estate firms reported obtaining a portion of their business through the Internet. Consumers paid approximately $49 billion in transaction fees, such as mortgage origination fees, insurance premiums and property report fees, related to home purchases in 1999.

        RENTING. Although there are fewer renters than homeowners in the United States, renters move far more frequently than homeowners. According to the U.S. Census Bureau, although only approximately 34% of households live in rental units, they are responsible for 71% of moves. Based on most recently available data, there are over 37 million rental units in the United States of which over 3 million are vacant. Property managers and owners need to advertise frequently to fill vacancies. Move.com Group believes that most managers of the largest apartment properties with more than 100 units advertise on a continuous monthly basis, thus creating a constant demand for listing services. Apartment property managers generally use online rental guide services as an additional, non-exclusive medium for advertising. Apartment guide publications that display local listings typically are distributed free to consumers and published on a monthly or semi-monthly basis, whereas Internet listing guides generally are updated far more frequently. In 1998, apartment property managers spent approximately $1.8 billion on advertising.

        Managers of senior housing and self storage facilities also advertise vacancies on a continuous basis and use similar advertising channels as apartment managers. As of the end of 1999, there were approximately 50,000 senior housing properties containing approximately 3.5 million units in the United States. Move.com Group estimates that there are 30,000 self storage facilities in the United States and Canada.

        FINANCING. According to Inside Mortgage Finance, residential mortgage originations totaled $1.4 trillion and $1.3 trillion in 1998 and 1999, respectively. Large-scale mortgage providers, such as Cendant Mortgage, have garnered an increasing market share. The top 25 lenders accounted for 57% of mortgage originations in 1999, up from 33% in 1994.

        Mortgage origination is well suited to an Internet-based distribution model. Online mortgage lending can be faster and more convenient than offline mortgage origination. Forrester Research estimates online mortgage originations will increase from approximately $19 billion in 1999 (approximately 1.5% of total mortgage originations) to more than $91 billion in 2003 (approximately 10% of total mortgage originations), resulting in a 48% compound annual growth rate over the time period.

ONLINE ADVERTISING

        The growth of the Internet has created an important new advertising channel for a wide variety of product and service providers. In particular, the emergence of industry-focused sites has allowed advertisers to target specific groups of consumers with an affinity for and interest in particular products and services. Tools not available in traditional advertising media, such as real-time measurement of response rates to advertising banners, further increase the attractiveness of Internet advertising by giving advertisers instant feedback on campaigns. Consequently, advertisers are able to deliver targeted messages in a more cost-effective manner. Forrester Research projects that the value of online advertising will increase from approximately $2.8 billion in 1999 to approximately $22.2 billion in 2004. Only a small fraction of the approximately $5.0 billion of real estate and home-related advertising spending is currently online.

THE MOVE.COM GROUP OPPORTUNITY

        The marketplace for relocation, real estate and home-related products and services is highly fragmented. For most consumers, the traditional home-finding and relocation process involves locating, selecting and coordinating multiple product and service providers. Consequently, the process of moving and settling into a new home is often one of the most stressful events in a person's life. Moving often leads to significant lifestyle changes, including new schools, banks, grocers, cleaners, utility providers and other retail and service relationships. Move.com Group estimates that the average U.S. homeowner moves every seven to eleven years, while the average renter moves every 20 to 24 months. A company that can provide a comprehensive array of dependable, quality content and services that meets consumers' relocation, real estate and home-related needs has an opportunity to develop long-lasting relationships with both consumers and business providers and generate significant repeat business.

THE MOVE.COM GROUP SOLUTION

        BENEFITS TO CONSUMERS. Move.com Group provides valuable "friend-in-need" services to assist consumers during all stages of the relocation process and serves as a single source for quality content and services. Move.com Group also provides products and services to enhance the attractiveness and enjoyment of consumers' homes. The following chart outlines Move.com Group's principal relocation, real estate and home-related content and services.


                PLANNING      RENTING       BUYING       SELLING       MOVING        LIVING
              ------------  ------------ ------------  ------------ ------------- ------------

------------- --------------------------------------------------------------------------------
              Neighborhood   Apartment       Home        Brokers/      Moving         Home
              Information     Listings     Listings       Agents       Advice     Maintenance
                                                        Directory                  Checklist
               Budgeting     Temporary/    Finance                     Moving
                 Tools       Corporate      Guide        Selling      Supplies        Home
                              Housing                     Guide                   Furnishings
                 Moving      Facilities    Mortgage                   Van Lines       and
                Planner                     Rates      Show and Sell               Decoration
                               Senior      Monitor      Checklist       Truck
              Rent vs. Buy    Housing                                  Rentals      Hardware
                Analysis     Facilities    Mortgage
                                             Pre-                    Self Storage     Home
  CONTENT AND   Mortgage    Self Storage qualification,              Facilities   Improvement
  SERVICES     Calculator    Facilities  Application
                                             and                     Connection/   Insurance
              Job Listings    Vacation   Pre-Approval               Disconnection
                              Rentals                               Services for     Books
                                                                     Utilities,
                            Rental Guide                            Telephone and Auto Center
                                                                     Newspapers
                                                                                   Child Care
                                                                      Change of    Guide and
                                                                       Address       Search

                                                                     Vehicle and
                                                                        Voter
                                                                    Registration

------------- --------------------------------------------------------------------------------

        BENEFITS TO REAL ESTATE BROKERS AND AGENTS. Real estate brokers and agents play a critical role in the residential real estate marketplace by facilitating transactions between home buyers and sellers. By providing consumers planning, budgeting and listings information, Move.com Group expects to increase the productivity and effectiveness of real estate professionals. Consumers who visit the move.com network and consult the available tools and property data become better informed and prepared for the home buying/selling process. As a result, real estate professionals enjoy efficiency benefits by interacting with consumers who are more focused and knowledgeable about their options and opportunities. Real estate professionals are able to avoid showing prospective buyers unsuitable homes and can spend less time sharing neighborhood information. In addition, Move.com Group expects to serve as an attractive marketing channel and a significant source of customers for real estate professionals who are trying to reach and service qualified homebuyers and motivated sellers.

        BENEFITS TO RENTAL PROPERTY MANAGERS AND OWNERS. The move.com network serves as a powerful lead generator and enhances the cost-effectiveness of the marketing efforts of rental property managers and owners. Move.com Group delivers these benefits by virtue of its appeal to a highly targeted audience and national reach to out- of-town movers that local guides do not provide. In 1999, Move.com Group generated over 2.1 million leads to apartment managers and owners at a significantly lower cost-per-lease, or CPL, compared to traditional print advertising. Move.com Group estimates that during 1999, clients who advertised their properties on Rent Net had an average CPL of approximately $90 versus the national average CPL of approximately $300 for alternative advertising sources such as apartment guide publications.

        BENEFITS TO BUSINESS PARTNERS. Because the move.com network attracts consumers when they are focused on making relocation and home-related purchases and decisions, Move.com Group's business partners, which sell relocation and home-related products and services, are able to efficiently reach prospective customers. In addition, these providers can take advantage of interactive marketing technology used by Move.com Group to more effectively target their message to this audience. Move.com Group develops relationships with quality-oriented business partners by providing them access to a highly targeted and valued group of consumers across multiple distribution channels, including, CENTURY21(R), COLDWELL BANKER(R) and ERA(R) real estate agents and brokers operating through offices across the United States and Canada, Welcome Wagon's direct mail solicitations and National Home Connections' toll-free customer service center.

MOVE.COM GROUP'S STRATEGY

        Move.com Group intends to achieve its objective of becoming the leading provider of quality online relocation, real estate and home-related products and services through the following strategic initiatives:

DEVELOP BRAND AWARENESS

        Move.com Group will aggressively market the move.com network through significant online and offline advertising campaigns, as well as promotions by Cendant Group's leading real estate franchise systems and Welcome Wagon. Move.com Group expects its offline media advertising campaign to include print media, radio spots, television commercials, direct marketing, affiliate programs, co-branding partnerships, grass roots programs, as well as aggressive public relations efforts. Move.com Group believes that increased brand awareness will help attract additional traffic, business partners and talented employees.

        On the Internet, Move.com Group currently has strategic distribution relationships with a number of partners including, among others, AltaVista, America Online, Yahoo!, Excite, Lycos, GO Network and Ask Jeeves and expects to add others over time. Move.com Group also will promote move.com on all of the Web sites in the move.com network. This promotion will include co-branded interfaces with move.com links from each of Cendant Group's real estate franchise systems' Web sites and welcomewagon.com through common navigation tabs.

        Move.com Group will also participate in the advertising efforts of Cendant Group's CENTURY 21(R), COLDWELL BANKER(R) and ERA(R) real estate franchise systems to build and promote move.com as a destination Web site for relocation, real estate and home-related products and services. The move.com network will be promoted in the national advertising campaigns and by real estate professionals of these franchise systems. In 1999, the CENTURY 21(R), COLDWELL BANKER(R) and ERA(R) real estate franchise systems had nearly 12,000 offices, employing over 200,000 sales associates across the United States and Canada and spent more than $80 million for national advertising.

INCREASE PRODUCT AND SERVICE OFFERINGS TO GROW USER BASE AND IMPROVE THE CONSUMER EXPERIENCE

        Move.com Group intends to increase traffic to the move.com network by continually adding to its quality content and services and establish itself as a single source for satisfying consumers' relocation, real estate and home- related product and service needs. Move.com Group expects to develop and maintain long-term relationships with consumers by expanding its content and services and delivering an increasingly integrated and satisfying consumer experience. Move.com Group also will strive to improve the quality of the consumer experience by establishing quality thresholds, conducting ongoing research and obtaining users' feedback on the content and services and the performance of the move.com network.

DEVELOP STRONG RELATIONSHIPS WITH CONSUMERS BY PROVIDING PERSONALIZED, TARGETED CONTENT AND SERVICES

        Move.com Group will tailor content and services offered on the move.com network to the needs and interests of individual users by personalizing each visit on a real-time basis through the use of technology supplied by BroadVision, Inc. BroadVision's technology allows Move.com Group to organize dynamic profiles of potential and existing customers from volunteered data, feedback and observed behavior, deliver highly specialized content and services based on these profiles and securely execute transactions. By using this technology, Move.com Group expects to maximize customer satisfaction and retention and streamline and enhance the interaction between its users and business partners.


EXPAND AND ENHANCE RELATIONSHIPS WITH REAL ESTATE PROFESSIONALS AND QUALITY-ORIENTED BUSINESS PARTNERS

        REAL ESTATE BROKERS AND AGENTS. Move.com Group believes that real estate brokers and agents serve a critical role in consummating real estate transactions by facilitating transactions between buyers and sellers. As a result, Move.com Group intends to develop various programs to increase the productivity of brokers and agents.

        For example, inquiries from consumers about specific home listings will be automatically transferred to a fax or e-mail and delivered from Move.com Group to the appropriate real estate broker or agent within about 60 seconds. A well-trained client relations team is responsible for providing ongoing education to brokers and agents including guidance on how best to follow up on leads and properly maintain and update listings. Because the Internet represents a new marketing medium for the real estate industry, creating and sharing knowledge about how to optimize its use should be highly valued by brokers and agents. Move.com Group also will provide brokers and agents with tools to strengthen their Internet marketing, including enhancements to their listings. By providing all of these services, Move.com Group expects to receive favorable word-of-mouth and referrals to the move.com network.

        RENTAL PROPERTY MANAGERS AND OWNERS. Move.com Group has numerous programs to help onsite property managers increase their productivity. For example, inquiries from the move.com network are delivered to rental property managers via branded e-mails, faxes or toll-free calls that identify each lead as originating from the move.com network. In addition, a highly-trained customer service field force provides frequent educational seminars and one-on-one sessions for property managers on topics such as the best ways to follow up on leads and maintain accurate listing information.

        BUSINESS PARTNERS. Move.com Group intends to increase and strengthen its relationships with quality-oriented business partners by aggressively marketing the benefits of affiliation with the move.com network. In addition to providing its business partners access to a highly targeted group of consumers, Move.com Group will implement sophisticated lead-delivery and tracking mechanisms to maximize its business partners' marketing efforts. Move.com Group believes strongly in establishing mutually beneficial relationships with dependable business partners that will generate traffic and revenue for both parties. Move.com Group is currently negotiating with a number of potential business partners to expand its service and product offerings to continue to assist movers, homeowners and renters before, during and long after their move. In addition, Move.com Group expects to generate significant advertising client leads by leveraging Cendant's extensive business-to-business marketing relationships with over 100 major vendor corporations. Cendant's preferred alliance group, which manages these relationships, will work closely with Move.com Group to market the advertising opportunities on the move.com network.

PURSUE STRATEGIC ALLIANCES AND ACQUISITIONS, INCLUDING INTERNATIONAL
OPPORTUNITIES

        Move.com Group will continue to form strategic alliances with key Internet sites to increase brand awareness, traffic and revenue. In addition, Move.com Group will pursue acquisitions and partnerships both in the United States and selected international markets that can provide complementary capabilities, additional content and services, technical personnel, established consumer relationships and online traffic.

MOVE.COM NETWORK

        The move.com network is comprised of the following Web sites that offer quality relocation, real estate and home-related content and services.

        MOVE.COM. Move.com is Move.com Group's Internet portal and flagship site. Move.com is dedicated to providing consumers a one-stop solution for their relocation, real estate and home-related needs before, during and after a move. Move.com combines home and rental housing listings, mortgage services and numerous moving and home- related services to help make moves easier, less stressful, more efficient and enjoyable. Move.com offers content and services through planning, renting, buying, selling, moving and living site tabs.

        RENT.NET. Rent Net is a leading online rental and relocation guide and advertising source for the apartment industry, representing properties and relocation services in more than 3,000 cities across North America. Rent Net's paying advertising clients include managers and owners of over 13,000 apartment communities representing over 3 million apartment units in all 50 states and Canada. Rent Net provides rental listings containing detailed property descriptions, photographs, floor plans, 360(0) virtual tours, and direct communication links to rental property managers. According to Media Metrix, Rent Net was the most visited Web site for real estate rental listings, based on unique visitors, during 1999, including December 1999, the most recently measured period.

        SENIORHOUSING.NET. Senior Housing Net provides the move.com network with a directory of over 750 retirement communities, assisted living facilities and nursing homes containing detailed property descriptions, photographs, floor plans, 360(0) virtual tours and direct communication links to onsite managers.

        CORPORATEHOUSING.NET. Corporate Housing Net is the leading online directory and advertising source for the temporary/corporate housing industry, with over 400 local and national listing providers across the United States and Canada. Through Corporate Housing Net, users are able to access detailed property information, including photos, floor plans and available amenities, and may contact leasing agents via e-mail, fax or phone.

        SELFSTORAGE.NET. Self Storage Net is the leading online directory and advertising source for the self storage industry, with listings for over 3,000 storage facilities across the United States and Canada. Through Self Storage Net, users are able to access descriptions of facilities photos and maps, as well as direct communication links to facility owners or managers.

        CENTURY21.COM. Century21.com is the official Web site for the CENTURY21(R) real estate franchise system. The CENTURY21(R) franchise system is comprised of over 6,300 independently owned and operated offices with approximately 110,000 brokers and agents worldwide, in more than 25 countries and territories. The CENTURY21(R) franchise system provides the move.com network with home listings and brand exposure. Move.com Group manages the Web site's maintenance and technical support and acts as an advertising placement agent.

        COLDWELLBANKER.COM. Coldwellbanker.com is the official Web site for the COLDWELL BANKER(R) real estate franchise system. The COLDWELL BANKER(R) franchise system has nearly 3,000 independently owned and operated real estate offices with more than 70,000 sales associates throughout the United States, Canada, Mexico, Central America, the Caribbean, Israel and Singapore. The COLDWELL BANKER(R) franchise system provides the move.com network with listings of residential and vacation properties and brand exposure. Move.com Group manages the Web site's maintenance and technical support and acts as an advertising placement agent.

        ERA.COM. Era.com is the official Web site for the ERA(R) real estate franchise system. The ERA(R) franchise system is comprised of more than 2,600 independently owned and operated offices with approximately 29,000 sales associates worldwide. The ERA(R) franchise system provides the move.com network with residential property listings and brand exposure. Move.com Group manages the Web site's maintenance and technical support and acts as an advertising placement agent.

        WELCOMEWAGON.COM. Welcomewagon.com is the official Web site of Welcome Wagon/Getko. Welcomewagon.com provides the move.com network with local community information, including a directory of more than 40,000 local merchants and service providers nationwide.

CONSUMER SERVICES

        PLANNING. The move.com network provides a broad range of content and tools to assist consumers in the complex decisions and tasks involved in the moving process. Planning tools available on the move.com network include a moving planner that describes the numerous tasks that a consumer should complete before he or she moves. In addition, consumers can use budgeting and analysis tools to help determine what they are able to afford and whether they should buy or rent. Consumers also can get neighborhood information, including data on schools, crime, climate, cost of living and other demographic information covering all 50 states and 95% of all zip codes in the United States.

        RENTING. Users of the move.com network have access to a comprehensive rental guide to apartments, senior housing, temporary/corporate housing, self storage facilities and vacation rentals. Move.com Group offers consumers a significantly better way to find a rental property that combines a fast and easy searching experience with content, tools and personalization features to make finding a property less onerous and more manageable. Move.com Group publishes rental housing listings from all 50 states, Canada and 40 other countries. These listings are frequently updated and can be searched and sorted based on users' criteria. For example, a user looking for an apartment can choose a city and state, then narrow the search by number of bedrooms and monthly rent and then sort the results according to various criteria. A user can then get detailed information about the apartment including square footage, amenities offered and whether pets are allowed. Many of the apartment, temporary/corporate and senior housing listings include a location map, a floor plan, and pictures and/or a "360(0) virtual tour" provided through Internet Pictures Corporation, or IPIX. The "virtual tours" give the potential renter the opportunity to view an entire room, from floor to ceiling and all the way around on his or her computer screen.

        In addition to detailed listings, Move.com Group offers potential renters information on tenant rights and gives advice on how to improve relationships with a landlord or neighbor.

        BUYING. The move.com network serves as a one-stop destination for valuable services and tools to assist consumers in the home-buying and financing process. Consumers can begin by consulting a checklist that breaks down this complicated process into discrete stages or directly access relevant content and other tools, including listings and financing services.

        Through 40-year agreements with Cendant, Move.com Group provides a national directory of listings of homes for sale from CENTURY21(R), COLDWELL BANKER(R) and ERA(R), three of the five largest residential real estate franchise systems in the world. Users can search and sort these listings based on specified criteria. Users also may subscribe to an e-mail service that provides weekly updates of new listings. Home listings on move.com are updated daily after a broker or agent updates his or her listings. Move.com also offers users access to a national directory of brokers and agents and information to help consumers identify quality real estate professionals through either a targeted search, or a link to a particular broker's or agent's home page.

        Move.com Group offers mortgage origination, refinancing and mortgage-related tools and content through Cendant Mortgage, the sixth-largest retail mortgage originator in the United States with approximately $26 billion in mortgage originations in 1999. Visitors to the move.com network can research, apply for, monitor, receive and service mortgage loans online. After submitting an application, users can track their loan status online at anytime. Prospective borrowers also can interact with customer service representatives either by e-mail or telephone to check the status of their loans or lock-in interest rates. In addition to getting a new mortgage, Move.com Group offers consumers analytical tools to help them decide whether they can benefit from refinancing their existing mortgage. Move.com Group provides information and analysis of the goals, advantages and costs of refinancing. Furthermore, users can sign up for a service that sends automatic e-mail updates of loan rates, allowing them to conveniently monitor interest rate movements.

        SELLING. Move.com Group provides various tools and information to help homesellers. For example, consumers can consult a selling guide that answers many frequently asked questions and provides useful data on neighborhoods and home values, as well as tips on how to increase a home's resale value. Consumers also can connect with a real estate professional to assist them in maximizing the return on their home investment.

        MOVING. By leveraging the expertise and experience of Cendant Mobility, the largest provider of corporate employee relocation services in the world, Move.com Group provides consumers with valuable information, tools and insight to successfully navigate the moving process. For example, Move.com Group's moving day countdown calendar allows users to plan and track each step of the moving process from packing to settling into the new home. In addition, Move.com Group's business partners provide users access to packing, shipping, storage, trucking, insurance and other moving-related products and services. Users also have access to critical disconnection and connection services through National Home Connections, which permit them to conveniently change, at no cost, their utilities and cable providers, newspaper subscriptions, mailing address and vehicle and voter registration.

        LIVING. Move.com Group offers a variety of valuable resources to meet consumers' furnishing, decorating, parenting, home improvement and other home-related needs. Through various quality-oriented business partners, Move.com Group offers consumers the opportunity to connect with providers of furniture, childcare, home improvement and other home-related products and services, such as Furniture.com, Carefinder.com, ImproveNet and Hardware.com. In addition, Move.com Group assists consumers in their integration into a new community by providing links to Welcome Wagon's discount offers from local merchants across the United States and Canada.

BUSINESS SERVICES

        Move.com Group provides a variety of value-added products and services for its business partners, who are trying to reach Move.com Group's highly targeted and valued user base.

        BROKERS AND AGENTS. Move.com Group will offer various products and services to help increase productivity and effectiveness to the real estate professionals of the CENTURY 21(R), COLDWELL BANKER(R) and ERA(R) franchise systems. These products and services include listing enhancements and helpful advice on ways to most effectively follow up on e-leads.

        Move.com Group expects to offer brokers and agents several fee-based listing enhancement options, which can provide an economical method for brokers and agents to attract qualified homebuyers and motivated sellers. While a recent survey shows that most top-producing real estate brokers and agents spend between $300 and $900 on marketing per transaction, Move.com Group intends to reduce this cost significantly for professionals who utilize enhanced listings.

        RENTAL PROPERTY MANAGERS AND OWNERS. Move.com Group offers services to managers and owners of apartments, self storage, senior housing and temporary/corporate housing facilities in all 50 states and Canada. These fee-based services include a variety of listing enhancements such as prominent placement, unlimited text descriptions, color photos and virtual tours. In its largest category of apartments, Move.com Group historically has targeted the estimated 25,000 large apartment communities that have ongoing listing needs and spend money on advertising. Through its recent acquisition of MetroRent, Move.com Group has begun to target apartment buildings with 25 or fewer units. Move.com Group also targets managers and owners of 50,000 senior housing facilities, 1,000 temporary/corporate housing properties and 30,000 self storage facilities.

        Move.com Group places a substantial emphasis on maintaining its existing base of rental property clients and services each of them on a regular basis. Most rental property clients are assigned a field representative who is responsible for helping them take full advantage of the marketing power of the Internet and is capable of answering their questions and updating their listings on a timely basis. Each year since 1995, Move.com Group has retained over 90% of its rental property client base. Move.com Group believes that this high retention rate is a good indicator of the value of the services it provides rental property managers and owners and the satisfaction and results it delivers.

        Currently, Move.com Group's rental property paying clients include managers and owners of over 13,000 apartment communities representing over 3 million apartment units in all 50 states and Canada, over 750 senior housing facilities in all 50 states, over 400 temporary/corporate housing companies worldwide and over 3,000 self storage facilities in 47 states and Canada.

        ADVERTISING CLIENTS AND SPONSORS. Move.com Group offers businesses the ability to reach users through traditional banner advertisements and/or through sponsorship arrangements. Advertising clients and sponsors can purchase placements with direct links to their sites on various content areas of move.com or across the entire move.com network. In addition, companies can enter into sponsorship arrangements with Move.com Group to allow users of the move.com network to link directly to the sponsors' sites by featuring "fixed buttons" or other prominent placements. Move.com Group sells advertisements and sponsorships typically for a fixed fee either paid up-front or monthly and/or fees based on e-commerce transactions generated through leads provided by the move.com network.

        Move.com Group's principal advertisers and sponsors are listed:

                               MOVE.COM GROUP
                      ADVERTISING CLIENTS AND SPONSORS


o    hardware.com                          o        CarsDirect.com, Inc.
o    Carefinder.com, Inc.                  o        Ryder TRS Inc.
o    ImproveNet, Inc.                      o        Allstate Corporation
o    Furniture.com, Inc.                   o        CORT Furniture Rental
o    Internet Pictures Corporation (IPIX)  o       barnesandnoble.com llc

        WELCOME WAGON CLIENTS. Move.com Group will provide online marketing services for a fee to Welcome Wagon, a premier direct marketer for over 40,000 local merchants. Registered users of move.com, who visit the Welcome Wagon section of move.com, will be able to view and download discount offers from local merchants.

        PERSONALIZED RELATIONSHIP MANAGEMENT. Move.com Group utilizes the BroadVision One-to-One Enterprise software, which permits customizing the site's content to the expressed needs and interests of individual users during each visit on a real-time basis. By interactively capturing users' profiles and organizing and targeting content to each user, move.com maximizes utility for both consumers and Move.com Group's business partners. Consumers are directed to desired products or services, while business partners who provide the particular products or services are able to access the most likely buyers of their products and services. Move.com Group's privacy policy prohibits the distribution of a consumer's personal information without his or her consent.


SALES AND MARKETING

        Move.com Group's sales and marketing efforts are directed toward building brand awareness, increasing online traffic and expanding the number of business partners.

        PURSUE AGGRESSIVE CONSUMER MARKETING STRATEGY. Move.com Group will focus on aggressively increasing its user base by building its brand into a widely recognized and accepted consumer name. Move.com Group draws upon Rent Net's pioneering experience, that goes back to 1995, in building Rent Net, through online distribution partnerships, into the most visited Web site for real estate rental listings. Move.com Group will increase brand awareness by expanding existing and formulating new marketing efforts through both online promotions and traditional media such as television, radio and printed publications nationwide.

        On the Internet, Move.com Group already has relationships with many leading online distribution partners, such as AltaVista, America Online, Yahoo!, Excite, Lycos, the GO Network and Ask Jeeves. With AltaVista, in particular, Move.com Group has an agreement to serve as an exclusive real estate content provider to the new AltaVista Real Estate Channel. As part of the agreement, AltaVista will also promote this co-branded channel and the move.com network throughout its high traffic network of sites including AltaVista Search, altavistashopping.com and AltaVista Live!

        LEVERAGE CENDANT'S REAL ESTATE BRANDS' ADVERTISING CAMPAIGNS AND ONLINE TRAFFIC. Move.com Group expects to establish a strong, mutually beneficial relationship with Cendant Group's leading real estate franchise systems. The multi-million dollar national and local television, radio and print advertising campaigns for the CENTURY 21(R), COLDWELL BANKER(R) and ERA(R) real estate franchise systems will continuously promote the move.com network. Move.com Group will, in turn, promote these franchise systems in its national marketing campaigns. The franchise systems' brokers and agents also will promote the move.com network through word-of-mouth. Common navigation buttons, along with the move.com logo, will be placed toward the top of each page of the franchise brands' sites and will allow users to click-through to move.com's home page and other areas of move.com, such as the mortgage center or moving planner. Moreover, Move.com Group has implemented common ad server tools in order to effectively sell advertisements on each of the franchise brands' sites.

        CONTINUE TO BUILD AND STRENGTHEN RELATIONSHIPS WITH BUSINESS PARTNERS. Move.com Group has a dedicated group of 60 trained sales professionals, throughout the United States, marketing to and servicing real estate professionals and third-party product and service providers. Move.com Group has developed effective methods of capturing and retaining business partners through time-tested processes and superior customer relations. Move.com Group expects to continue to add significantly to its sales resources over time.

        LEVERAGE CENDANT'S WELCOME WAGON AND PREFERRED ALLIANCE MARKETING EFFORTS. Move.com Group expects to leverage Cendant's extensive sales resources associated with Welcome Wagon and the preferred alliance group. Cendant currently has over 300 Welcome Wagon sales agents nationwide marketing to local merchants and an established preferred alliance sales team marketing to major corporations. These sales agents will offer their customers online exposure on the move.com network and should serve as a significant source of leads and business partners to Move.com Group.

INFRASTRUCTURE AND TECHNOLOGY

        Move.com Group's infrastructure incorporates leading-edge technologies to deliver a secure, robust and scalable multi-tier architecture. This architecture includes redundancy and application and database server tiers, ensuring high availability and scalability. Some of the Web sites in the move.com network presently have only a limited amount of redundant facilities or systems.

        Move.com Group's application logic is based on platform-independent, component-based solutions, allowing component systems to scale to enterprise levels while being distributed over multiple servers for redundancy. This high- performance architecture will enable Move.com Group to deliver a high-quality, secure user experience 24 hours a day, seven days a week.

        Move.com network's sites are primarily hosted in Cendant's Data Center located in Garden City, New York. The Data Center is a state-of-the-art facility providing maximum security, production system monitoring, redundant power, multi-zoned air conditioning, fire suppression, and redundant, high-bandwidth telecommunications capability. Back-ups are done on a daily basis and tapes are stored at an offsite location.

        Move.com's infrastructure incorporates leading technologies from third parties, including:

        o       BroadVision, Inc.;
        o       Oracle Corporation;
        o       VERITAS Software Corporation;
        o       Rogue Wave Software, Inc.;
        o       IONA Technologies Plc.;
        o       Sun Microsystems, Inc.;
        o       EMC Corporation; and
        o       Netscape Communications Corporation.

COMPETITION

        The market for online relocation and real estate-related services is relatively new, intensely competitive and rapidly changing. Move.com Group's success will depend on its ability to continue to provide comprehensive, timely and useful information to attract and maintain both consumers and business partners.

        Move.com Group believes that the primary competitive factors in attracting consumers to the move.com network are:

        o      brand recognition;

        o quality, depth, breadth and presentation of content and services;

        o      functionality;

        o      ease-of-use; and

        o      quality and reliability of service.

        Move.com Group believes that the principal competitive factors in attracting advertisers and content providers to the move.com network are:

        o      amount of traffic and user demographics;

        o      quality of service;

        o ability to provide targeted audience and quality leads that become customers;

        o      cost-effectiveness of advertising on the move.com network; and

        o      ability to integrate content and purchase opportunities.

        Move.com Group's main existing and potential competitors for consumers and advertisers include:

        o Web sites offering home or apartment listings together with other related services, such as apartments.com, cyberhomes.com, homehunter.com, homestore.com, homeseekers.com, homeadvisor.com, iown.com, newhomenetwork.com and realestate.com;

        o online services or Web sites targeting buyers and sellers of real estate properties and financial services companies, offering real estate-related products and services;

        o general purpose consumer Web sites, search engine providers, and Web sites maintained by Internet service providers that offer relocation, real estate or home-related content;

        o traditional forms of media such as radio, television, newspapers and magazines; and

        o offline relocation, real estate and home-related product and service companies.

        Move.com Group believes its various competitive advantages, including its affiliation with Cendant's real estate franchise systems and its proprietary database and content will permit it to compete favorably with its competitors. However, many of Move.com Group's existing competitors, as well as a number of potential new competitors, have greater name recognition, larger existing consumer bases and significantly greater financial, technical and marketing resources. Move.com Group may not be able to compete successfully for consumers, clients and staff and increased competition could result in price reductions, reduced margins or loss of market share, any of which could materially adversely affect its business, results of operations and financial condition.

INTELLECTUAL PROPERTY, PROPRIETARY RIGHTS AND DOMAIN NAMES

        Move.com Group regards substantial elements of the move.com network and underlying technology as proprietary and attempts to protect them by relying on trademark, service mark, copyright and trade secret laws and restrictions on disclosure. Despite Move.com Group's precautions, it may be possible for a third party to copy or otherwise obtain and use Move.com Group's proprietary information without authorization or to develop similar technology independently.

        Move.com Group intends to apply to register the move.com logo as a federal trademark. Rent Net is a registered trademark. Other trademarks and service marks in this prospectus are the property of their holders. Move.com Group has registered the Internet domain names "Move.com," "Rent.Net" and other domain names Move.com Group uses. This gives Move.com Group the exclusive rights to use these names as the addresses for its Web sites in the United States. The regulation of domain names is subject to change. Some proposed changes include the creation of additional top-level domains in addition to the current top-level domains, such as ".com," ".net" and ".org." It is also possible that the requirements for holding a domain name could change. Therefore, Move.com Group may not be able to obtain or maintain relevant domain names for all of the areas of its business. It may also be difficult for Move.com Group to prevent third parties from acquiring domain names that are similar to move.com network's domain names, that infringe Move.com Group's trademarks or that otherwise decrease the value of Move.com Group's intellectual property.

        Move.com Group may not be able to register "Move.com" and certain of its trade names as federal trademarks because those names may be generic or too descriptive to qualify for federal trademark protection. Accordingly, Move.com Group may not be able to prevent other people from using those names in their businesses or in such a way as to damage its reputation, which could ultimately affect its revenue.

        Move.com Group currently licenses from third parties technologies and information incorporated into the move.com network. As Move.com Group continues to introduce new services that incorporate new technologies and information, Move.com Group may be required to license additional technology and information from others.

        Legal standards relating to the validity, enforceability and scope of protection of proprietary rights are uncertain and are still evolving, especially as they relate to Internet-related rights. In addition, the laws of some foreign counties may not protect Move.com Group's rights to the same degree as those of the United States. For these reasons, Move.com Group cannot be sure that the steps it takes will adequately protect its proprietary rights. Move.com Group also may be required to litigate to enforce its intellectual property rights or to determine the validity and scope of proprietary rights of others. This could create substantial costs and diversion of management's attention. See "Risk Factors--Move.com Group relies on intellectual property rights which may not be adequately protected under current laws."

PRIVACY POLICY

        Move.com's privacy policy seeks to give its consumers as much control as possible over their personal information. Move.com gathers two types of information about consumers: data that consumers provide through optional, voluntary registration on the move.com network and data Move.com Group gathers through aggregated tracking, mainly by tallying page views. This information enables Move.com Group to tailor its content to consumers' needs and helps Move.com Group's advertisers understand the demographics of its audience. Move.com Group does not disclose visitor personal information to third parties without the visitor's consent.

REGULATION

        RESPA requires certain disclosures, including a good faith estimate of closing costs and fees, as well as mortgage servicing transfer practices. RESPA also prohibits the payment or receipt of kickbacks or referral fees, fee shares or splits, or unearned fees in connection with the provision of real estate settlement services. It is a common practice for online mortgage and real estate-related companies to enter into advertising, marketing and distribution arrangements with other Internet companies and Web sites whereby the mortgage and real estate-related companies pay fees for advertising, marketing and distribution services and other goods and facilities based on the number of click- throughs, completed mortgage loan applications or closed mortgage loans derived from such arrangements. The applicability of RESPA's referral fee prohibitions to the compensation provisions of these arrangements is unclear and the Department of Housing and Urban Development has provided no guidance to date on the subject. Although Move.com Group believes that it has structured its relationships with Internet advertisers to ensure compliance with RESPA, some level of risk is inherent absent amendments to the law or regulations, or clarification from regulators.

        Although Move.com Group's operations on the Internet are not currently regulated by any government agency in the United States beyond regulations discussed above and applicable to businesses generally, it is likely that a number of laws and regulations may be adopted governing the Internet. In addition, existing laws may be interpreted to apply to the Internet in ways not currently applied. Regulatory and legal requirements are subject to change and may become more restrictive, making Move.com Group's compliance more difficult or expensive or otherwise restricting its ability to conduct its business as it is now conducted. Such changes could hurt its business. See "Risk Factors--Increased government regulation and legal uncertainties relating to the Web could increase Move.com Group's costs of transmitting data and increase legal and regulatory expenditures and could decrease client and consumer base."


                             LEGAL PROCEEDINGS

        As of the date of this prospectus, none of the entities in Move.com Group is a party to any litigation or other legal proceeding that, in Move.com Group's opinion, could have a material adverse effect on its business, operating results or financial condition.

        For a description of legal proceedings relating to Cendant, see "Risks Related to Cendant Corporation--Discovery of Accounting
Irregularities and Related Litigation and SEC Investigation."


                          MOVE.COM GROUP EMPLOYEES

        As of January 5, 2000, Move.com Group had 178 full-time employees. Move.com Group has never had a work stoppage and no personnel is represented under collective bargaining agreements. Move.com Group believes that its future success will depend in part on Move.com Group's ability to attract, integrate, retain and motivate highly qualified personnel, and upon the continued service of Move.com Group's senior management and key technical personnel. Competition for qualified personnel in Move.com Group's industries and geographical locations is intense. Move.com Group cannot assure you that it will be successful in attracting, integrating, retaining and motivating a sufficient number of qualified employees to conduct its business in the future. Move.com Group considers its relationship with its employees to be satisfactory.


                         MOVE.COM GROUP FACILITIES

        Move.com Group's principal executive and corporate offices and network operations center are located in San Francisco, California, in approximately 96,000 square feet of office space under a lease that expires in 2006. Move.com Group also maintains operations in New York, New York and Knoxville, Tennessee. Move.com Group believes that its facilities are adequate for its current operations and that additional space will be available for future expansion if necessary.


                         MOVE.COM GROUP MANAGEMENT

EXECUTIVE OFFICERS AND KEY EMPLOYEES

        The following sets forth information regarding the executive officers and key employees of Move.com Group:


NAME                            AGE     POSITION
Sarah Nolan.................... 49      Chief Executive Officer and President
Phil Marcus.................... 29      CHIEF STRATEGIC OFFICER/CO-FOUNDER
JED KATZ....................... 29      CHIEF STRATEGIC OFFICER/CO-FOUNDER
BARRY ALLEN.................... 47      CHIEF FINANCIAL OFFICER
BERNIE HAMILTON................ 60      CHIEF QUALITY OFFICER
MARC WEST...................... 40      CHIEF TECHNOLOGY OFFICER
NICOLE VOGEL................... 31      VICE PRESIDENT OF BUSINESS DEVELOPMENT
MICHAEL TCHAO.................. 36      VICE PRESIDENT OF USER EXPERIENCE
SCOTT DEAVER................... 48      VICE PRESIDENT OF MARKETING
ANDREW STRAUS.................. 28      VICE PRESIDENT OF DIRECTORY SERVICES

        SARAH NOLAN has been Chief Executive Officer and President of Move.com Group since September 1999. Prior to joining Move.com Group, Ms. Nolan was Chairman of the Board and Chief Executive Officer of Narrowline, an Internet advertising exchange and research company. From May 1997 to November 1997, Ms. Nolan worked at Hambrecht & Quist LLP, for whom she served as President and Chief Executive Officer of OptionsLink. From 1986 to 1992, Ms. Nolan worked at American Express as Executive Vice President of its Travel Related Services division and also served as President of the AMEX Life Assurance Company. Ms. Nolan has also held positions at Booz Allen & Hamilton, Irving Trust Company and McGraw-Hill. Ms. Nolan has an M.B.A. from New York University and a B.A. from Rhodes College.


        PHIL MARCUS is a Co-Chief Strategic Officer and a Co-Founder of Move.com Group. As Chief Strategic Officer, Mr. Marcus, along with Mr. Katz, concentrates on the high growth opportunities for Move.com Group including new business initiatives, international expansion and mergers & acquisitions. Prior to starting Move.com Group, Mr. Marcus was the President and Co-Founder of Rent Net. In this role, Mr. Marcus oversaw consumer marketing, software and product development, new business development, accounting/finance as well as general corporate strategy. Prior to founding Rent Net, Mr. Marcus was an associate at the law firm of O'Melveny and Myers and was a tax accountant at Ernst & Young in Los Angeles. Mr. Marcus holds a Juris Doctorate degree from Hastings College of the Law and a B.A. in Business-Economics from UCLA.

        JED KATZ is a Co-Chief Strategic Officer and a Co-Founder of Move.com Group. As Chief Strategic Officer, Mr. Katz, along with Mr. Marcus, concentrates on the high growth opportunities for Move.com Group including new business initiatives, international expansion and mergers & acquisitions. Prior to starting Move.com Group, Mr. Katz was the COO and Co-Founder of Rent Net. In this role, Mr. Katz managed client sales and marketing, operations and corporate strategy, growing the company from 2 to 160 people. Prior to founding Rent Net in late 1994, Mr. Katz worked in Los Angeles as an investment manager for Southwest Housing Investments. Prior to that, Mr. Katz was an apartment manager in Los Angeles. A frequent speaker on the benefits of online marketing for the real estate industry, Mr. Katz has also published articles in many of the industry trade magazines. Mr. Katz has an M.B.A. from The University of California at Berkeley and a B.A. in Business-Economics from UCLA.

        BARRY ALLEN has been Chief Financial Officer of Move.com Group since December 1999. Prior to joining Move.com Group, Mr. Allen was Chief Financial Officer of Marketwave Corporation, a provider of enterprise-class e- business software from June 1998 to September 1999. From 1996 to June 1998, Mr. Allen worked at Cascade Design Automation Corp. as Chief Financial Officer. From 1990 to 1996, Mr. Allen worked at Celerex Corp. as Chief Financial and Administrative Officer. Mr. Allen also served as President and Chief Operating Officer of Air Data Express. Mr. Allen has also worked at First Columbia Management Corp. and Coopers & Lybrand. Mr. Allen has a B.A. in business administration from the University of Washington.

        BERNIE HAMILTON has been Chief Quality Officer of Move.com Group since December 1999. Prior to joining Move.com Group, Mr. Hamilton was Senior Vice President and General Auditor of the American Express Company from 1992-1998. Throughout his 25 year career with American Express, Mr. Hamilton held various positions, primarily in American Express's Travel Related Services subsidiary. He served as Executive Vice President and Chief of Staff from 1991-1992, Executive Vice President- Strategic Business Systems from 1989-1990, President- Latin America and Caribbean Division from 1979-1989, Vice President and Chief Financial Officer from 1975-1979, and Director Management Science and Planning from 1973-1974. Mr. Hamilton also worked as a consultant for Mathematica, Inc. and was a Captain in the U.S. Army. Mr. Hamilton has a Ph.D. in Business Administration from UCLA, an M.B.A. from UCLA and a B.S. in Mechanical Engineering Industrial Option from Notre Dame.

        MARC WEST has been Chief Technology Officer of Move.com Group since February 2000. Prior to joining Move.com Group, Mr. West was Chief Information Officer of Bluestone Capital TQM Trade.com from 1999 to 2000 where he was responsible for all aspects of technology and e-business development. Mr. West also served as Vice President, Information Technology Services for Quick & Reilly/Fleet Securities, Inc. from 1998 to 1999 and Senior Practice Director for Oracle Corporation from 1995 to 1998. Mr. West has also held positions with Sequent Computer Systems and MobileOil Corporation. Mr. West has an M.S. in Human Resources Management from Golden Gate University and a B.S. in Computer Sciences from the University of Maryland.

        NICOLE VOGEL has been Vice President of Business Development since July 1999. Prior to joining Move.com Group, Ms. Vogel was Vice President of Business Development for Turner Interactive Sales, responsible for new business on the CNN family of Web sites, which include, CNN.com, CNNfn.com (Financial Network) and CNNSI.com (Sports Illustrated), as well as other Turner Broadcasting Web sites, such as Cartoon Network.com and WCW.com. As one of the original five members of the Turner Interactive Sales team, she oversaw the growth of that division from five to over 50. She was also responsible for developing many key relationships between CNN and large Internet entities including staples.com, barnesandnoble.com, Internet Travel Network, Columbia House and many others. Prior to her Internet-related duties, Nicole oversaw Corporate Strategic Planning for Turner's cable sales divisions, and helped engineer the creation of industry leading analysis and reporting systems for those networks. Ms. Vogel has a B.A. from American University.

        MICHAEL TCHAO has been Vice President of User Experience since August 1999. Prior to joining Move.com Group, Mr. Tchao ran a technology marketing strategy consulting practice helping companies develop, launch and market new technology products and services. His clients included Fortune 500 companies such as Disney, Hewlett- Packard, IBM and United Airlines as well as a number of smaller Internet-related startups. Prior to consulting, Mr. Tchao spent 10 years in various product development and product marketing positions at Apple Computer developing and launching over 250 hardware and software products. Mr. Tchao has a B.S. in Engineering Product Design from Stanford University.

        SCOTT DEAVER joined Move.com Group as Vice President of Marketing in September 1999. Prior to joining Move.com Group, Mr. Deaver worked at Cendant for nine years and held various positions in brand management, including Vice President Marketing for Ramada and Howard Johnson hotels. Since 1997 to September 1999, Mr. Deaver served as Senior Vice President Corporate Marketing where he concentrated on cross-marketing initiatives for Cendant's business units. Prior to joining Cendant, Mr. Deaver was Director of Consumer Marketing for Holiday Inns, and was responsible for the initial marketing launch of Embassy Suites Hotels.

        ANDREW STRAUS joined Move.com Group as Vice President of Directory Services in May 1999. From January 1996 until May 1999, Mr. Straus had been a Director of Rent Net. Mr. Straus hired, trained and managed Rent Net's initial sales force and has overseen the growth and development of its apartment product since its early stages. Today, he oversees both the residential apartment listings product as well as the other directories such as Senior Housing Net, Self Storage Net and Rent Net's Corporate Housing Guide. Mr. Straus is an Advisory Council member of the National Multihousing Council, a leading organization for owners, developers and operators of apartment communities. Prior to joining Rent Net, Mr. Straus was an investment manager for City National Bank of Beverly Hills. He earned a B.A. degree in Economics from UCLA in 1993.

MOVE.COM GROUP STOCK OPTION PLAN

        The following is a brief description of the material features of the Move.com Group Option Plan. Such description is qualified in its entirety by reference to the full text of the Option Plan, which we have filed as an exhibit to the registration statement of which this prospectus is a part.

        The Option Plan provides for grants of options to eligible employees of Move.com Group and Cendant Group, at the sole discretion of Cendant's Compensation Committee. A majority of the employees of Move.com Group will be granted options under the Option Plan. Subject to adjustment as provided in the Option Plan, the total number of shares of Move.com stock reserved and available for delivery to optionees is six million (6,000,000). No optionee may be granted options under the Option Plan covering more than 50% of the total number of shares of Move.com stock authorized for issuance under the Option Plan over any consecutive two (2) year period. Shares subject to an option may be authorized and unissued shares or may be treasury shares. If any option terminates without being exercised, the shares of Move.com stock subject to such option will again be available for option grants under the Option Plan.

        The Option Plan will be administered by the Compensation Committee of the board of directors of Cendant or by such other committee as the board of directors of Cendant may designate or by the board of directors of Cendant. The Compensation Committee is authorized, among other things, to select the employees of Move.com Group and Cendant Group to whom options will be granted, the number of shares and per share exercise price applicable thereto, as well as to determine the terms and conditions of such options. Such selections will be made to advance the goals set forth above, including to align the interests of the employees of Move.com Group and Cendant Group employees who support the Move.com Group operations, with the interests of the stockholders of the Move.com stock. Subject to the terms and conditions of the Option Plan, the Compensation Committee is authorized to interpret the Option Plan and adopt administrative rules, guidelines, policies and practices applicable to the Option Plan, as well as to make all determinations under the Option Plan.

        Options to purchase shares of Move.com stock are the only awards authorized to be granted under the Option Plan. No option granted under the Option Plan may qualify as an Incentive Stock Option as defined in Section 422 of the Internal Revenue Code. The exercise price per share applicable to any option is determined by the Compensation Committee, but may not be less than the fair market value (as defined in the Option Plan) of a share of Move.com stock as of the date of grant.

        Stock options may be exercisable subject to the terms of the option agreement, or by such other manner determined by the Compensation Committee. The Compensation Committee may permit optionees to defer the receipt of shares issuable in connection with the exercise of any option. Except as set forth in the Option Plan, options may not be transferred or otherwise assigned, pledged or encumbered in any way.

        All options granted under the Option Plan will be subject to a vesting schedule established by the Compensation Committee.

        The Option Plan provides for the termination of options in the event that any optionee's employment is terminated for cause (as defined in the Option Plan). The Option Plan also has provisions for treatment of outstanding options in the event an optionee terminates employment with Move.com Group for any other reason.

        The Option Plan provides that in the event of a change-of-control transaction (as defined in the Option Plan), certain options granted thereunder will become immediately exercisable with respect to 25% of the unvested portion thereof on a pro rata basis according to the scheduled vesting dates.

        The Option Plan will terminate by its terms on October 29, 2009, but may be earlier terminated or amended at any time by the board of directors of Cendant at its sole discretion, except that no such termination or amendment may impair the rights of any optionee with respect to any then outstanding options.

        Grants of options under the Option Plan are subject to the discretion of the Compensation Committee and therefore indeterminable. However, as of the date options have been granted to employees of Cendant Group and options have been granted to employees of Move.com Group under the Option Plan.


                            CERTAIN TRANSACTIONS

        After the offering, the relationship between Cendant Corporation and Move.com Group will be governed by Intercompany Agreements.

        Certain wholly-owned subsidiaries of Cendant that are part of Move.com Group are parties to various long-term agreements with subsidiaries of Cendant that are part of Cendant Group. These agreements may be amended at any time upon the mutual agreement of the parties.

        RELATIONSHIPS WITH REAL ESTATE FRANCHISORS. On October 1, 1999, Move.com Operations, Inc., on behalf of Move.com Group, and each of Century 21 Real Estate Corporation, Coldwell Banker Real Estate Corporation and ERA Franchise Systems, Inc. entered into three separate 40-year Internet Cooperation Agreements.

        Each franchisor has agreed to provide its residential real estate listings for display on move.com. In addition, each franchisor has agreed to use commercially reasonable efforts to promote move.com to its brokers and agents and to provide content for move.com (e.g. information, articles and promotional material) from its Web site as mutually agreed by the parties based on a number of factors, including the franchisor cost. Further, each franchisor has agreed to place move.com identifying marks in a prominent location on its Web site and, where appropriate, reference move.com in its television, radio and other offline advertising.

        In return, Move.com Group has agreed to display each franchisor's listings, at no cost, on move.com to provide each franchisor with access to content developed by Move.com Group, to provide each of CENTURY 21(R) and COLDWELL BANKER(R) with 50,000, and ERA(R) with 25,000, banner advertisement impressions per month on move.com, and to provide both broker profile screens and Internet traffic reports to each franchisor's brokers and agents and to offer such brokers and agents various ancillary services developed by Move.com Group.

        Move.com Group has been assigned, and has agreed to undertake management of, the agreements with Web site hosting companies regarding the maintenance and support of century21.com, coldwellbanker.com and era.com. In addition, Move.com Group has agreed to serve as a nonexclusive business development representative for each franchisor, with respect to third party advertising on century21.com, coldwellbanker.com and era.com. In connection with this appointment, Move.com Group has the right to place all but 6% of the advertising on century21.com, coldwellbanker.com and era.com. Move.com Group is also serving as a nonexclusive advertising placement consultant for each franchisor, with respect to the placement of each franchisor's advertising on third party Web sites. Each franchisor has agreed that prior to appointing any party as agency of record for this service, it will meet with Move.com Group regarding Move.com Group's potential appointment as an agency of record.

        Move.com Group has also agreed to (1) pay each franchisor 10% of the revenue received by Move.com Group from the sale of ancillary services on move.com where the leads are attributable to the brokers or agents of such franchisor and (2) pay each franchisor 10% of the advertising revenue received by Move.com Group in connection with advertising placed on each franchisor's Web site. Each franchisor has agreed to pay to Move.com Group up to 6% of the value of the Web site management/hosting services rendered by third parties to such franchisor; however, this amount is only payable out of any savings realized by such franchisor as a result of Move.com Group's assumption and management of the third party hosting agreements for such franchisor's Web site.

        Upon the expiration of pre-existing agreements that expire in June 2002, the real estate franchise systems will provide its residential real estate listings to Move.com Group on an exclusive basis.

        RELATIONSHIPS WITH CENDANT MORTGAGE. Move.com Operations, Inc., on behalf of Move.com Group, is a party to various agreements with Cendant Mortgage Corporation, a wholly owned subsidiary of Cendant. Pursuant to a Correspondent Mortgage Services Agreement, Move.com Mortgage, will serve as an online mortgage broker for residential mortgage products offered by and through Cendant Mortgage. Move.com Group will receive a fee from Cendant Mortgage for any leads resulting in closed mortgages. Pursuant to a Software Development, Licensing and Computerized Loan Origination System Agreement, Cendant Mortgage will license a customized version of its Web-based loan origination platform to Move.com Mortgage. Also, pursuant to an Internet Cooperation Agreement, the parties have agreed to provide various marketing services, including providing advertising space and links on move.com to various Cendant Mortgage mortgage programs and products.

        INTERCOMPANY SERVICES ARRANGEMENTS. Move.com Operations, Inc., on behalf of Move.com Group, and Cendant Corporation have entered into an Intercompany Agreement pursuant to which Cendant Corporation will provide corporate services to Move.com Group similar to most of the services provided by Cendant to its other subsidiaries. The services to be provided will include support for finance functions such as treasury, accounts payable, payroll and external reporting, human resources-related services such as benefits administration and recruiting and employee relations assistance, legal support, and assistance with significant transactions such as acquisitions. Move.com Group will pay Cendant for such services with fees to be based on (1) actual costs incurred by Cendant in providing such services and (2) cost allocation methodologies employed by Cendant for its other subsidiaries which typically involves an allocation based on a percentage of revenue. The term of the Intercompany Agreement will be indefinite, subject to termination upon breach of the agreement or a divestiture of Move.com Group by Cendant. The agreement can be amended by mutual agreement of the parties.

        RELATIONSHIP WITH GETKO GROUP, INC./WELCOME WAGON. Move.com Operations, Inc., on behalf of Move.com Group, has entered into an Internet Cooperation Agreement with Getko Group, Inc., a wholly owned subsidiary of Cendant which owns the rights to the Welcome Wagon brand name. Under the agreement, Move.com Operations, Inc. has agreed to develop, host and maintain the Welcome Wagon area of the move.com Web site for the purpose of promoting merchant discount offerings and allowing visitors to obtain coupons to be redeemed with local merchants. Getko has agreed to promote the Welcome Wagon area of move.com and the services offered on move.com to its local merchant clients and to maintain agreements with such clients. Getko will pay Move.com Group commissions based on Getko's net revenue on a quarterly basis. Getko will pay Move.com Group 25%, 40% and 75% of its net revenue in 2000, 2001 and 2002, respectively. Move.com Group has agreed to reimburse Getko for a percentage of its total expenses in promoting move.com. Move.com Group will pay 30%, 50% and 75% of these expenses in 2000, 2001 and 2002, respectively. The term of the Internet Cooperation Agreement commenced January 1, 2000 and ends on December 31, 2002 with an option to renew for one year at Move.com Group's option subject to termination in the event of a material breach of the agreement or if Move.com Operations, Inc. is not wholly owned by Cendant.

        DEVELOPMENT AND MARKETING AGREEMENT. Move.com Operations, Inc., on behalf of Move.com Group, and Cendant Group have entered into a Development and Marketing Agreement pursuant to which Cendant and Move.com Group will continue to establish preferred alliance marketing arrangements with third parties for the promotion of such third parties' products and services to Cendant's home buying customers and Move.com Group's consumers. Move.com Group and Cendant will each be obligated to appoint appropriate marketing and relationship management and business personnel, to coordinate and develop the marketing of third party contracts and to promote and implement the various services into their respective businesses. Move.com Group will compensate Cendant on a quarterly basis for its expenses in providing the services, and Move.com Group and Cendant have agreed to share certain fees and payments as well as ongoing commissions.


                        DESCRIPTION OF CAPITAL STOCK

        The following description is not complete and should be read with our certificate of incorporation, as amended and restated which we have filed as an exhibit to the registration statement of which this prospectus is a part. See "Illustration of Terms," for further discussion of terms described in this prospectus.

GENERAL

        Our certificate of incorporation, as amended and restated, authorizes it to issue 2,510,000,000 shares, consisting of 2,000,000,000 shares of CD stock, par value $.01 per share, 500,000,000 shares of Move.com stock, par value $.01 per share and 10,000,000 shares of preferred stock, par value $.01 per share. As of January 24, 2000, Cendant had approximately 704,560,494 shares of common stock and no shares of preferred stock outstanding.

        We have allocated, for financial accounting purposes, all of our consolidated assets, liabilities, revenue, expenses and cash flow between Cendant Group and Move.com Group. In the future, we will publish financial statements of Move.com Group together with consolidated financial statements of Cendant.

        The board of directors of Cendant has designated the initial number of shares to the public and those which represent Cendant Group's retained interest in Move.com Group. See "--Cendant Group's Retained Interest in Move.com Group," "--Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group" and "Illustration of Terms" for additional information about Cendant Group's retained interest in Move.com Group and the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group.

        The board of directors of Cendant will have the authority to increase or decrease from time to time the total number of authorized shares comprising either series of common stock. However, the board of directors of Cendant may not increase the number of authorized shares of a series above a number which, when added to all of the authorized shares of the other series of common stock, would exceed the total authorized number of shares of common stock. Likewise, the board of directors of Cendant may not decrease the number of authorized shares of a series below the number of shares of such series then outstanding.

        The board of directors of Cendant will have the authority in its sole discretion to issue authorized but unissued shares of common stock from time to time for any proper corporate purpose. The board of directors of Cendant will have the authority to do so without your approval, except as provided by Delaware law or the rules and regulations of any securities exchange on which any series of outstanding common stock may then be listed.

DIVIDENDS

        Move.com Group currently intends to retain all of its earnings to finance the operation and expansion of its business.

        Cendant does not expect to pay any cash dividends on CD stock or Move.com stock in the foreseeable future. Although we do not expect to pay dividends on CD stock or Move.com stock for the foreseeable future, we will be permitted to pay dividends on:

        o CD stock out of the lesser of (1) the assets of Cendant legally available for the payment of dividends under Delaware law and (2) the available dividend amount for Cendant Group; and

        o Move.com stock (and corresponding amounts to Cendant Group with respect to its retained interest in Move.com Group) out of the lesser of (1) the assets of Cendant legally available for the payment of dividends under Delaware law and (2) the available dividend amount for Move.com Group.

        The available dividend amount for Cendant Group at any time is the amount that would then be legally available for the payment of dividends on Cendant Group's common stock under Delaware law if (1) Cendant Group and Move.com Group were each a separate Delaware corporation, (2) Cendant Group had outstanding (a) a number of shares of common stock, par value $0.01 per share, equal to the number of shares of CD stock that are then outstanding and (b) a number of shares of preferred stock, par value $0.01 per share, equal to the number of shares of preferred stock of Cendant that have been attributed to Cendant Group and are then outstanding, (3) the assumptions about Move.com Group set forth in the next sentence were true and (4) Cendant Group owned a number of shares of Move.com stock equal to the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group. Similarly, the available dividend amount for Move.com Group at any time is the amount that would then be legally available for the payment of dividends on Move.com stock under Delaware law if Move.com Group were a separate Delaware corporation having outstanding (1) a number of shares of common stock, par value $0.01 per share, equal to the number of shares of Move.com stock that are then outstanding plus the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group and (2) a number of shares of preferred stock, par value $0.01 per share, equal to the number of shares of preferred stock of Cendant that have been attributed to Move.com Group and are then outstanding.

        The amount legally available for the payment of dividends on common stock of a corporation under Delaware law is generally limited to (1) the total assets of the corporation less its total liabilities less (2) the aggregate par or stated value of the outstanding shares of its common and preferred stock. However, if that amount is not greater than zero, the corporation may also pay dividends out of the net profits for the corporation for the fiscal year in which the dividend is declared and/or the preceding fiscal year. As mentioned above, these restrictions will form the basis for calculating the available dividend amounts for Cendant Group and Move.com Group. These restrictions will also form the basis for calculating the aggregate amount of dividends that Cendant as a whole can pay on its common stock, regardless of series. Thus, net losses of either business, and any dividends and distributions on, or repurchases of, either series of common stock, may reduce the assets legally available for dividends on both series of common stock.

        Subject to the foregoing limitations and to any other limitations set forth in any future series of preferred stock or in any agreements binding on Cendant from time to time, we have the right to pay dividends on both, one or neither series of common stock in equal or unequal amounts, notwithstanding the performance of either Group, the amount of assets available for dividends on either series, the amount of prior dividends paid on either series, the respective voting rights of each series or any other factor.

        At the time of any dividend on the outstanding shares of Move.com stock (including any dividend required as a result of a disposition of all or substantially all of the assets of Move.com Group, but excluding any dividend payable in shares of Move.com stock) we will credit to Cendant Group, and charge against Move.com Group, a corresponding amount in respect of Cendant Group's retained interest in Move.com Group. Specifically, the corresponding amount will equal (1) the aggregate amount of such dividend times (2) a fraction, the numerator of which is the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group and the denominator of which is the number of shares of Move.com stock then outstanding. For further examples and illustrations, see "Illustrations of Terms."

MANDATORY DIVIDEND, REDEMPTION OR EXCHANGE ON DISPOSITION OF ALL OR SUBSTANTIALLY ALL OF THE ASSETS OF A GROUP

        If we dispose of all or substantially all of the assets of a Group to one or more persons or entities, in one transaction or a series of related transactions, a "disposition", and the disposition is not an exempt disposition as defined below, we would be required, by the 85th trading day after the consummation of such disposition, to choose one of the following three alternatives:

        o declare and pay a dividend to holders of the series of common stock that relates to that Group (in cash, securities (other than common stock of Cendant) or other property, or a combination thereof), in an amount having a fair value equal to their proportionate interest in the net proceeds of such disposition;

        o redeem from holders of the series of common stock that relates to that Group, for cash, securities (other than common stock of Cendant) or other property (or a combination thereof) in an amount having a fair value equal to their proportionate interest in the net proceeds of such disposition, all of the outstanding shares of the relevant series of common stock (or, if such Group continues after such disposition to own any material assets other than the proceeds of such disposition, a number of shares of such series of common stock having an aggregate average market value, during the 20 consecutive trading day period beginning on the 16th trading day immediately following the date on which the disposition is consummated, equal to such fair value); or

        o issue shares of the series of common stock that does not relate to that Group in exchange for all of the outstanding shares of the series of common stock that relates to that Group at a 10% premium (based on the average market value of the relevant series of common stock as compared to the average market value of the other series of common stock during the 20 consecutive trading day period beginning on the 16th trading day immediately following the date on which the disposition is consummated).

        There could be substantial benefits or detriments to the holders of the CD stock or Move.com stock depending upon the alternative selected by the board of directors for distributing the proceeds of such a sale, and also depending upon, among other factors: (1) the amount and type of consideration that Cendant receives in any such disposition, (2) Cendant's tax basis in the assets disposed of, (3) the tax basis of the holders in their shares of stock and (4) the market price of the CD stock or Move.com stock, as applicable. For example, if all or substantially all of the assets of the Move.com Group are sold and Cendant's tax basis in those assets is relatively low, the payment of a dividend with respect to, or the redemption of, Move.com stock will result in the holders of Move.com stock bearing all of the corporate-level taxes on that sale, while the issuance of shares of CD stock in exchange for Move.com stock may result in that tax cost being shared by all of the holders of Cendant's common stock (to the extent the market price of the Move.com stock does not adjust to fully account for such taxes). Depending on the market price of the Move.com stock at the time of such a disposition, the board of directors' determination to pay a dividend on, or redeem shares of, Move.com stock, as compared to issuing shares of CD stock in exchange therefor, will result in more or less value to the holders of such shares. To the extent that the holders of Move.com stock receive greater value as a result of such a disposition, the holders of CD stock will own a relatively less valuable corporation. In addition, depending on the tax basis of a holder in his or her CD stock or Move.com stock, among other factors, the tax consequences of an exchange of Move.com stock or CD stock, respectively, for stock of the other Group (which generally would be tax-free) might be more favorable than the tax consequences of a dividend on, or redemption of, the Move.com stock or CD stock, respectively (which generally would be taxable).

        In connection with any special dividend on, or redemption of Move.com stock as described above, we will credit to Cendant Group, and charge against Move.com Group a corresponding amount in respect of Cendant Group's retained interest in Move.com Group. Specifically, the corresponding amount will equal (1) the aggregate fair value of such dividend or redemption times (2) a fraction, the numerator of which is the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group and the denominator of which is the number of shares of Move.com stock then outstanding. In addition, in connection with any partial redemption of Move.com stock as described above, we will decrease the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group by the same proportion as the proportionate decrease in outstanding shares of Move.com stock caused by such redemption.

        At any time within one year after completing any dividend or partial redemption of the sort referred to above, we will have the right to issue shares of the series of common stock that does not relate to the Group in question in exchange for outstanding shares of the series of common stock that relates to that Group at a 10% premium (based on the average market value of the relevant series of common stock as compared to the average market value of the other series of common stock during the 20 consecutive trading day period ending on the 5th trading day immediately preceding the date on which Cendant mails the notice of exchange to holders of the relevant series). In determining whether to effect any such exchange following such a dividend or partial redemption, we would, in addition to other matters, consider whether the remaining assets of such Group continue to constitute a viable business, the number of shares of such common stock remaining issued and outstanding, the per share market price of such common stock and the ongoing cost of continuing to have a separate series of such common stock outstanding.

        The following terms used in this document have the meanings specified in our certificate of incorporation, as amended and restated and are set forth below:

        All or substantially all of the assets of either Group means a portion of such assets that represents at least 80% of the then-current fair value of the assets of such Group, which for the Cendant Group includes the value of its retained interest in Move.com Group.

        Cendant Group means (1) all of the businesses, assets and liabilities of Cendant and its subsidiaries, other than the businesses, assets and liabilities that are part of the Move.com Group, (2) the rights and obligations of Cendant Group under any inter-Group debt deemed to be owed to or by Cendant (as such rights and obligations are defined in accordance with policies established from time to time by the board of directors) and (3) a proportionate interest in Move.com Group (after giving effect to any options, preferred stock, other securities or debt issued or incurred by Cendant and attributed to Move.com Group) equal to the retained interest percentage; provided that:

               (a) Cendant may reallocate assets from one Group to the other Group in return for other assets or services rendered by that other Group in the ordinary course of business or in accordance with policies established by the board of directors or a committee thereof from time to time; and

               (b) if Cendant transfers cash, other assets or securities to holders of shares of Move.com stock as a dividend or other distribution on shares of Move.com stock (other than a dividend or distribution payable in shares of Move.com stock), or as payment in a redemption of shares of Move.com stock effected as a result of a Move.com stock disposition, then the board of directors shall re-allocate from Move.com Group to Cendant Group cash or other assets having a fair value equal to the aggregate fair value of the cash, other assets or securities so transferred times a fraction, the numerator of which shall equal the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group on the record date for such dividend or distribution, or on the date of such redemption, and the denominator of which shall equal the number of shares of Move.com stock outstanding on such date.

        Move.com Group means (1) the Internet relocation, real estate and home-related services portal called move.com, including all of the businesses, assets and liabilities of Cendant and its subsidiaries that the board of directors has, as of the date on which the amended and restated certificate of incorporation becomes effective under Delaware law, allocated to Move.com Group, (2) any assets or liabilities acquired or incurred by Cendant or any of its subsidiaries after the effective date in the ordinary course of business and attributable to Move.com Group, (3) any businesses, assets or liabilities acquired or incurred by Cendant or any of its subsidiaries after the effective date that the board of directors has specifically allocated to Move.com Group or that Cendant otherwise allocates to Move.com Group in accordance with policies established from time to time by the board of directors, and (4) the rights and obligations of Move.com Group under any inter-Group debt deemed to be owed to or by Move.com Group (as such rights and obligations are defined in accordance with policies established from time to time by the board of directors); provided that:

               (a) Cendant may reallocate assets from one Group to the other Group in return for other assets or services rendered by that other Group in the ordinary course of business or in accordance with policies established by the board of directors from time to time; and

               (b) if Cendant transfers cash, other assets or securities to holders of shares of Move.com stock as a dividend or other distribution on shares of Move.com stock (other than a dividend or distribution payable in shares of Move.com stock), or as payment in a redemption of shares of Move.com stock effected as a result of a Move.com stock disposition, then the board of directors shall re-allocate from Move.com Group to Cendant Group cash or other assets having a fair value equal to the aggregate fair value of the cash, other assets or securities so transferred times a fraction, the numerator of which shall equal the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group on the record date for such dividend or distribution, or on the date of such redemption, and the denominator of which shall equal the number of shares of Move.com stock outstanding on such date.

        An exempt disposition means any of the following:

        o a disposition in connection with the liquidation, dissolution or winding-up of Cendant and the distribution of assets to stockholders;

        o a disposition to any person or entity controlled by Cendant (as determined by the board of directors in its sole discretion);

        o a disposition by either Group for which Cendant receives consideration primarily consisting of equity securities (including, without limitation, capital stock of any kind, interests in a general or limited partnership, interests in a limited liability company or debt securities convertible into or exchangeable for, or options or warrants to acquire, any of the foregoing, in each case without regard to the voting power or other management or governance rights associated therewith) of an entity which is primarily engaged or proposes to engage primarily in one or more businesses similar or complementary to businesses conducted by such Group prior to the disposition, as determined by the board of directors in its sole discretion;

        o a dividend, out of Move.com Group's assets, to holders of Move.com stock and a transfer of a corresponding amount of Move.com Group's assets to Cendant Group in respect of its retained interest in Move.com Group;

        o a dividend, out of Cendant Group's assets, to holders of CD stock; and

        o any other disposition, if (1) at the time of the disposition there are no shares of CD stock outstanding, (2) at the time of the disposition there are no shares of Move.com stock outstanding, or (3) before the 30th trading day following the disposition we have mailed a notice stating that we are exercising our right to exchange all of the outstanding shares of CD stock or Move.com stock for newly issued shares of the other series of common stock as contemplated under "--Optional Exchange of One Series of Common Stock for the Other Series" below.

        The proportionate interest of holders of Move.com stock in the net proceeds of a Move.com Group disposition (or in the outstanding shares of common stock of any subsidiaries holding Move.com Group's assets and liabilities) means the amount of such net proceeds (or the number of such shares) times the number of shares of Move.com stock outstanding divided by the total number of notional Move.com shares deemed outstanding. The proportionate interest of holders of CD stock in the net proceeds of a Cendant Group disposition (or in the outstanding shares of common stock of any subsidiaries holding Cendant Group's assets and liabilities) means the amount of such net proceeds (or the number of such shares) times the number of shares of Move.com shares issuable with respect to Cendant Group's retained interest in Move.com Group divided by the total number of notional Move.com shares deemed outstanding. For an example and illustration, see "Illustration of Terms".

        The total number of notional Move.com shares deemed outstanding at any time means the number of shares of Move.com stock then outstanding plus the number of shares then issuable with respect to Cendant Group's retained interest in Move.com Group.

OPTIONAL EXCHANGE OF ONE SERIES OF COMMON STOCK FOR THE OTHER SERIES

        Prior to the third anniversary of this offering, we will not have the right to cause the exchange of CD stock for Move.com stock.

        From and after the third anniversary of this offering, we will have the right, at any time after outstanding Move.com stock exceeds 40% of our total market capitalization, but does not exceed 60% of our total market capitalization, to issue shares of either series of common stock in exchange for outstanding shares of the other series of common stock without a premium. In the event that Move.com stock exceeds 60% of our total market capitalization, we will lose the right to effect an exchange without a premium during such period.

        The exchange ratio that will result in an exchange without a premium will be based on the average market value of the series of the common stock being exchanged as compared to the average market value of the other series of common stock during the 20 consecutive trading day period ending on, and including, the 5th trading day immediately preceding the date on which we mail the notice of exchange to holders of the outstanding shares being exchanged.

        On or after the 18-month anniversary of this offering, we will have the right to issue shares of CD stock in exchange for outstanding shares of Move.com stock at a premium. The premium will initially be 20% (for exchanges occurring prior to the nineteenth month following the initial issuance of Move.com stock) and will decline ratably each month over an 18-month period to 15%.

        In addition, we will have the right, on or after the third anniversary of this offering, when outstanding Move.com stock exceeds 60% of our total market capitalization, to issue shares of Move.com stock in exchange for outstanding shares of CD stock at a 15% premium. In the event that Move.com stock equals or falls below 60% of our total market capitalization, we will lose the right to effect such an exchange during such period.

        Cendant believes that providing a 15-20% premium in connection with the issuance of Move.com stock in exchange for CD stock at a time when a 15-20% premium would be payable upon the issuance of CD stock in exchange for Move.com stock would present the board of directors of Cendant with an insurmountable conflict. Because both of these exchanges produce the same economic, legal and tax result if the premium is not considered, the board of directors of Cendant would be faced with a tremendous conflict of interest in deciding which exchange to effectuate given that the class of stockholders receiving the premium would benefit at the expense of the other class of stockholders. Accordingly, the exchange provisions were designed to avoid this conflict and to provide a premium to the smaller class of stockholders.

        The exchange rights incorporated into the Move.com stock and CD stock were designed to strike an appropriate balance between (1) providing Cendant with sufficient future financial flexibility and (2) providing investors in Move.com stock with some degree of certainty that their stock will not be CD stock in the near future without a premium. The terms that have been adopted are similar to the terms of other recent issuances of tracking stock and were selected by the board of directors of Cendant in consultation with its financial and legal advisors.

        Notwithstanding the preceding paragraphs, upon the occurrence of a tax event, we will have the right to issue shares of CD stock in exchange for outstanding shares of Move.com stock at a 10% premium regardless of when such adverse tax law changes take place.

        A "tax event" means the receipt by Cendant of an opinion of tax counsel of Cendant's choice, experienced in such matters, who cannot be an officer or employee of Cendant or any of its affiliates, to the effect that, as a result of any amendment to, or change in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein (including any proposed change in such regulations announced by an administrative agency), or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, it is more likely than not that for United States federal income tax purposes (1) Cendant, its subsidiaries or affiliates, or any of its successors or its stockholders is, or at any time in the future will be, subject to tax upon the issuance of shares of either CD stock or Move.com stock or (2) either CD stock or Move.com stock is not, or at any time in the future will not be, treated solely as stock of Cendant. For purposes of rendering such opinion, the tax counsel shall assume that any administrative proposals will be adopted as proposed. However, in the event a change in law is proposed, the tax counsel shall render an opinion only in the event of enactment.

        The exchange ratio that will result in the specified premium will be calculated based on the average market value of CD stock as compared to the average market value of Move.com stock during the 20 consecutive trading day period ending on, and including the fifth trading day immediately preceding the date on which we mail the notice of exchange to holders of the outstanding shares being exchanged.

        Move.com stock will exceed 40% of the total market capitalization of Cendant or 60% of the total market capitalization of Cendant, as the case may be, if the market capitalization of the outstanding Move.com stock exceeds 40% or 60%, as the case may be, of the total market capitalization of all classes of common stock of Cendant for 30 trading days during any 60 consecutive trading day period. Thereafter, Move.com stock will fall below 60% of the total market capitalization of Cendant if, after exceeding 40% of total market capitalization, the market capitalization of the outstanding Move.com stock falls below 60% of the total market capitalization of both series of common stock for 30 trading days during any 60 consecutive trading day period.

OPTIONAL EXCHANGE FOR STOCK OF A SUBSIDIARY

        At any time at which all of the assets and liabilities of a Group (and no other assets or liabilities of Cendant or any subsidiary thereof) are held directly or indirectly by one or more wholly owned subsidiaries of Cendant (the "group subsidiaries"), we will have the right to issue to holders of the relevant series of common stock their proportionate interest in all of the outstanding shares of the common stock of the group subsidiaries in exchange for all of the outstanding shares of such series of common stock.

        o If the series of common stock being exchanged is CD stock and the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group is greater than zero, we will also issue a number of shares of Move.com stock equal to the then current number of shares issuable with respect to Cendant Group's retained interest in Move.com Group and issue those shares to the holders of CD stock or to one of the group subsidiaries, at our option.

        o If the series of common stock being exchanged is Move.com stock and the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group is greater than zero (so that less than all of the shares of common stock of the Group subsidiaries are being issued to the holders of Move.com stock), we may retain the remaining shares of common stock of the Group subsidiaries or distribute those shares as a dividend on CD stock.

GENERAL DIVIDEND, EXCHANGE AND REDEMPTION PROVISIONS

        If we complete a disposition of all or substantially all of the assets of a Group (other than an exempt disposition), we would be required, not later than the 10 trading days after the consummation of such disposition, to issue a press release specifying (1) the net proceeds of such disposition, (2) the number of shares of the series of common stock related to such Group then outstanding, (3) the number of shares of such series of common stock issuable upon conversion, exchange or exercise of any convertible or exchangeable securities, options or warrants and the conversion, exchange or exercise prices thereof and (4) if the Group is Move.com Group, the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group. Not later than 30 trading days after such consummation, we would be required to announce by press release which of the actions specified in the first paragraph under "--Mandatory Dividend, Redemption or Exchange on Disposition of All or Substantially All of the Assets of a Group" we have determined to take, and upon making that announcement, that determination would become irrevocable. In addition, we would be required, not later than 30 trading days after such consummation and not earlier than 10 trading days before the applicable payment date, redemption date or exchange date, to send a notice by first-class mail, postage prepaid, to holders of the relevant series of common stock at their addresses as they appear on our transfer books.

        o If we determine to pay a special dividend, we would be required to specify in the notice (1) the record date for such dividend, (2) the payment date of such dividend (which can not be more than 85 trading days after such consummation) and (3) the aggregate amount and type of property to be paid in such dividend (and the approximate per share amount thereof).

        o If we determine to undertake a redemption, we would be required to specify in the notice (1) the date of redemption (which can not be more than 85 trading days after such consummation), (2) the aggregate amount and type of property to be paid as a redemption price (and the approximate per share amount thereof), (3) if less than all shares of the relevant series of common stock are to be redeemed, the number of shares to be redeemed and (4) the place or places where certificates for shares of such series of common stock, properly endorsed or assigned for transfer (unless we waive such requirement), should be surrendered in return for delivery of the cash, securities or other property to be paid by Cendant in such redemption.

        o If we determine to undertake an exchange, we would be required to specify in the notice (1) the date of exchange (which can not be more than 85 trading days after such consummation), (2) the number of shares of the other series of common stock to be issued in exchange for each outstanding share of such series of common stock and (3) the place or places where certificates for shares of such series of common stock, properly endorsed or assigned for transfer (unless we waive such requirement), should be surrendered in return for delivery of the other series of common stock to be issued by Cendant in such exchange.

        If we determine to complete any exchange described under "--Optional Exchange of One Series of Common Stock for the Other Series" or "--Optional Exchange for Stock of a Subsidiary," we would be required, between 10 to 30 trading days before the exchange date, to send a notice by first-class mail, postage prepaid, to holders of the relevant series of common stock at their addresses as they appear on our transfer books, specifying (1) the exchange date and the other terms of the exchange, and
(2) the place or places where certificates for shares of such series of common stock, properly endorsed or assigned for transfer (unless we waive such requirement), should be surrendered for delivery of the stock to be issued or delivered by Cendant in such exchange.

        Neither the failure to mail any required notice to any particular holder nor any defect therein would affect the sufficiency thereof with respect to any other holder or the validity of any dividend, redemption or exchange.

        If we are redeeming less than all of the outstanding shares of a series of common stock as described above, we would redeem such shares pro rata or by lot or by such other method as the board of directors determines to be equitable.

        No holder of shares of a series of common stock being exchanged or redeemed will be entitled to receive any cash, securities or other property to be distributed in such exchange or redemption until such holder surrenders certificates for such shares, properly endorsed or assigned for transfer, at such place as we specify (unless we waive such requirement). As soon as practicable after our receipt of certificates for such shares, we would deliver to the person for whose account such shares were so surrendered, or to the nominee or nominees of such person, the cash, securities or other property to which such person is entitled, together with any fractional payment referred to below, in each case without interest. If less than all of the shares of common stock represented by any one certificate were to be exchanged or redeemed, we would also issue and deliver a new certificate for the shares of such common stock not exchanged or redeemed.

        We would not be required to issue or deliver fractional shares of any capital stock or any other fractional securities to any holder of common stock upon any exchange, redemption, dividend or other distribution described above. If more than one share of common stock were held at the same time by the same holder, we may aggregate the number of shares of any capital stock that would be issuable or any other securities that would be distributable to such holder upon any such exchange, redemption, dividend or other distribution. If there are fractional shares of any capital stock or any other fractional securities remaining to be issued or distributed to any holder, we would, if such fractional shares or securities were not issued or distributed to such holder, pay cash in respect of such fractional shares or securities in an amount equal to the fair value thereof without interest.

        From and after the date set for any exchange or redemption, all rights of a holder of shares of common stock that were exchanged or redeemed would cease except for the right, upon surrender of the certificates representing such shares, to receive the cash, securities or other property for which such shares were exchanged or redeemed, together with any fractional payment as provided above, in each case without interest (and, if such holder was a holder of record as of the close of business on the record date for a dividend not yet paid, the right to receive such dividend). A holder of shares of common stock being exchanged would not be entitled to receive any dividend or other distribution with respect to shares of the other series of common stock until after the shares being exchanged are surrendered as contemplated above. Upon such surrender, we would pay to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date occurring after the exchange, but which were not paid by reason of the foregoing, with respect to the number of whole shares of the other series of common stock represented by the certificate or certificates issued upon such surrender. From and after the date set for any exchange, we would, however, be entitled to treat the certificates for shares of common stock being exchanged that were not yet surrendered for exchange as evidencing the ownership of the number of whole shares of the other series of common stock for which the shares of such common stock should have been exchanged, notwithstanding the failure to surrender such certificates.

        We would pay any and all documentary, stamp or similar issue or transfer taxes that might be payable in respect of the issue or delivery of any shares of capital stock and/or other securities on any exchange or redemption described herein. We would not, however, be required to pay any tax that might be payable in respect of any transfer involved in the issue or delivery of any shares of capital stock and/or other securities in a name other than that in which the shares so exchanged or redeemed were registered, and no such issue or delivery will be made unless and until the person requesting such issue pays to Cendant the amount of any such tax or establishes to our satisfaction that such tax has been paid.

        We may, subject to applicable law, establish such other rules, requirements and procedures to facilitate any dividend, redemption or exchange contemplated as described above as the board of directors may determine to be appropriate under the circumstances.

VOTING RIGHTS

        Currently, holders of existing common stock have one vote per share on all matters submitted to a vote of stockholders. Holders of CD stock and Move.com stock will vote together as one class on all matters as to which common stockholders generally are entitled to vote, unless a separate class vote is required by applicable law. On all such matters for which no separate vote is required, each outstanding share of CD stock is entitled to one vote and each outstanding share of Move.com stock is entitled to one vote. Each share of CD stock and Move.com stock will continue to have one vote following a stock split, stock dividend or similar reclassification.

        When holders of CD stock and Move.com stock vote together as a single class, the holders of the series of common stock having a majority of the votes will be in a position to control the outcome of the vote even if the matter involves a conflict of interest between the holders of CD stock and holders of Move.com stock.

        The Delaware General Corporation Law requires a separate vote of holders of shares of common stock of any series on any amendment to the certificate of incorporation if the amendment would increase or decrease the par value of the shares of such series or alter or change the powers, preferences or special rights of the shares of such series so as to affect them adversely.

        We will set forth the number of outstanding shares of CD stock and Move.com stock in our annual and quarterly reports filed pursuant to the Securities Exchange Act of 1934, and disclose in any proxy statement for a stockholder meeting the number of outstanding shares of CD stock and Move.com stock.

LIQUIDATION

        Upon voluntary or involuntary liquidation, dissolution or winding-up of Cendant, the net assets of Cendant, if any, remaining for distribution to stockholders (after payment of or provision for all liabilities, including contingent liabilities, of Cendant and payment of the liquidation preference payable to any holders of our preferred stock), will be distributed to the holders of CD stock and Move.com stock pro rata in accordance with the average market value of a share of CD stock divided by the average market value of a share of Move.com stock during the 20 consecutive trading day period ending on (and including) the 5th trading day before the date of the first public announcement of (1) a voluntary liquidation, dissolution or winding-up by Cendant or (2) the institution of any proceeding for the involuntary liquidation, dissolution or winding-up of Cendant.

        Neither the merger nor consolidation of Cendant into or with any other entity, nor a sale, transfer or lease of all or any part of the assets of Cendant would alone be deemed a liquidation, dissolution or winding-up for these purposes.

        No holder of Move.com stock will have any special right to receive specific assets of Move.com Group and no holder of CD stock will have any special right to receive specific assets of Cendant Group upon our dissolution, liquidation or winding up.

        Like other tracking stocks, the liquidation provisions for the CD stock and Move.com stock do not provide stockholders with proceeds based directly on the value of the underlying assets and liabilities of each Group. However, because the market value of each class of stock may represent the best indirect proxy for the value of each Group, the value realized by each class of stockholders upon a liquidation of Cendant may approximate the value such holders would realize if liquidation were based on the market value of the underlying assets. These liquidation provisions were adopted for a variety of reasons including (1) providing consistency with other tracking stock transactions, (2) easing the administrative burden of allocating proceeds upon liquidation and (3) helping to ensure classes of stock are treated as Cendant stock for tax purposes.

CENDANT GROUP'S RETAINED INTEREST IN MOVE.COM GROUP

        The number of shares of Move.com stock that Cendant may issue for the account of Cendant Group in respect of its retained interest in Move.com Group is referred to as the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group. The board of directors has designated ______ as the initial number of shares issuable with respect to Cendant Group's retained interest in Move.com Group.

        In this document, we call the percentage interest in Move.com Group intended to be represented at any time by the outstanding shares of Move.com stock the outstanding interest percentage, and we call the remaining percentage interest in Move.com Group intended to be represented at any time by Cendant Group's retained interest in Move.com Group the retained interest percentage. At any time, the outstanding interest percentage equals the number of shares of Move.com stock outstanding divided by the total number of notional Move.com shares deemed outstanding (expressed as a percentage) and the retained interest percentage equals the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group divided by the total number of notional Move.com shares deemed outstanding (expressed as a percentage). The sum of the outstanding interest percentage and the retained interest percentage always equals 100%.

        At the time that we file the amended and restated certificate of incorporation, the retained interest percentage will be 100% and the outstanding interest percentage will be 0%.

NUMBER OF SHARES ISSUABLE WITH RESPECT TO CENDANT GROUP'S RETAINED INTEREST IN MOVE.COM GROUP

        We currently intend to designate _____ as the initial number of shares issuable with respect to Cendant Group's retained interest in Move.com Group. We currently plan to reserve 6,000,000 shares of Move.com stock for option grants under the Move.com Group Stock Option Plan to Move.com Group and Cendant Group employees. We intend to attribute the net proceeds of the exercise of such options to the equity of Move.com Group. The issuance of shares of Move.com stock upon the exercise of those options will have no effect on the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group. Thus, after giving effect to the grant of those options,

        o there would be no shares of Move.com stock outstanding, but there would be 6,000,000 shares of Move.com stock reserved for issuance upon the exercise of outstanding options,

        o the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group would remain 22,500,000.

        o the total number of notional Move.com shares deemed outstanding would be 22,500,000 but would increase to 28,500,000 if all such options were granted and exercised,

        o the outstanding interest percentage would be approximately 21% if all such options were granted and exercised, and

        o the retained interest percentage would be approximately 79% if all such options were granted and exercised.

        The outstanding interest percentage will increase as the retained interest percentage will decrease upon the issuance of Move.com stock.

ATTRIBUTION OF ISSUANCES OF MOVE.COM STOCK

        Whenever we decide to issue shares of Move.com stock, or options therefor, we will determine, in our sole discretion, whether to attribute that issuance (and the proceeds thereof) to Cendant Group in respect of its retained interest in Move.com Group (in a manner analogous to a secondary offering of common stock of a subsidiary owned by a corporate parent) or to Move.com Group (in a manner analogous to a primary offering of common stock). If we issue any shares of Move.com stock and attribute that issuance (and the proceeds thereof) to Cendant Group in respect of its retained interest in Move.com Group, the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group would be reduced by the number of shares so issued, the number of outstanding shares of Move.com stock would be increased by the same amount, the total number of notional Move.com shares deemed outstanding would remain unchanged, the retained interest percentage would be reduced and the outstanding interest percentage would be correspondingly increased. If we instead attribute that issuance (and the proceeds thereof) to Move.com Group, the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group would remain unchanged, the number of outstanding shares of Move.com stock and the total number of notional Move.com shares deemed outstanding would be increased by the number of shares so issued, the retained interest percentage would be reduced and the outstanding interest percentage would be correspondingly increased.

ISSUANCES OF MOVE.COM STOCK AS DISTRIBUTIONS ON CD STOCK

        We reserve the right to issue shares of Move.com stock as a distribution on CD stock, although we do not currently intend to do so. If we did so, we would attribute that distribution to Cendant Group in respect of its retained interest in Move.com Group. As a result, the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group would be reduced by the number of shares so distributed, the number of outstanding shares of Move.com stock would be increased by the same amount, the total number of notional Move.com shares deemed outstanding would remain unchanged, the retained interest percentage would be reduced and the outstanding interest percentage would be correspondingly increased. If instead we issued shares of Move.com stock as a distribution on Move.com stock, we would attribute that distribution to Move.com Group, in which case we would proportionately increase the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group. As a result, the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group and the total number of notional Move.com shares deemed outstanding would each be increased by the same percentage as the number of outstanding shares of Move.com stock is increased and the retained interest percentage and outstanding interest percentage would remain unchanged.

DIVIDENDS ON MOVE.COM STOCK

        At the time of any dividend on the outstanding shares of Move.com stock (including any dividend required as a result of a disposition of all or substantially all of the assets of Move.com Group, but excluding any dividend payable in Move.com stock), we will credit to Cendant Group, and charge against Move.com Group a corresponding amount in respect of Cendant Group's retained interest in Move.com Group. Specifically, the corresponding amount will equal (1) the aggregate amount of such dividend times (2) a fraction, the numerator of which is the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group and the denominator of which is the number of shares of Move.com stock then outstanding.

REPURCHASES OF MOVE.COM STOCK

        If we decide to repurchase shares of Move.com stock, we would determine, in our sole discretion, whether to attribute that repurchase (and the cost thereof) to Cendant Group (in a manner analogous to a purchase of common stock of a subsidiary by a corporate parent) or to Move.com Group (in a manner analogous to an issuer repurchase). If we repurchase shares of Move.com stock and attribute that repurchase (and the cost thereof) to Cendant Group, the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group would be increased by the number of shares so purchased, the number of outstanding shares of Move.com stock would be decreased by the same amount, the total number of notional Move.com shares deemed outstanding would remain unchanged, the retained interest percentage would be increased and the outstanding interest percentage would be correspondingly decreased. If we instead attribute that repurchase (and the cost thereof) to Move.com Group, the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group would remain unchanged, the number of outstanding shares of Move.com stock and the total number of notional Move.com shares deemed outstanding would be decreased by the number of shares so repurchased, the retained interest percentage would be increased and the outstanding interest percentage would be correspondingly reduced.

TRANSFERS OF CASH OR OTHER PROPERTY BETWEEN CENDANT GROUP AND MOVE.COM GROUP

        We may, in our sole discretion, determine to transfer cash or other property of Move.com Group to Cendant Group in return for a decrease in Cendant Group's retained interest in Move.com Group (in a manner analogous to a return of capital) or to transfer cash or other property of Cendant Group to Move.com Group in return for an increase in Cendant Group's retained interest in Move.com Group (in a manner analogous to a capital contribution). If we determine to transfer cash or other property of Move.com Group to Cendant Group in return for a decrease in Cendant Group's retained interest in Move.com Group, the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group and the total number of notional Move.com shares deemed outstanding would each be decreased by an amount equal to the fair value of such cash or other property divided by the market value of a share of Move.com stock on the day of transfer, the number of outstanding shares of Move.com stock would remain unchanged, the retained interest percentage would be decreased and the outstanding interest percentage would be correspondingly increased. If we instead determine to transfer cash or other property of Cendant Group to Move.com Group in return for an increase in Cendant Group's retained interest in Move.com Group, the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group and the total number of notional Move.com shares deemed outstanding would each be increased by an amount equal to the fair value of such cash or other property divided by the market value of a share of Move.com stock on the day of transfer, the number of outstanding shares of Move.com stock would remain unchanged, the retained interest percentage would be increased and the outstanding interest percentage would be correspondingly decreased.

        We may not attribute issuances of Move.com stock to Cendant Group, transfer cash or other property of Move.com Group to Cendant Group in return for a decrease in its retained interest in Move.com Group or take any other action to the extent that doing so would cause the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group to decrease below zero. Cendant Group's retained interest will decrease with each issuance of Move.com stock whether the proceeds of such issuance are allocated to the Cendant Group (similar to a secondary offering of securities) or to the Move.com Group (similar to a primary offering).

        For illustrations showing how to calculate the retained interest percentage, the outstanding interest percentage, the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group and the total number of notional Move.com shares deemed outstanding after giving effect to hypothetical dividends, issuances, repurchases and transfers, see "--Illustration of Terms."

EFFECTIVENESS OF CERTAIN TERMS

        The terms described under "--Dividends," "--Mandatory Dividend, Redemption or Exchange on Disposition of All or Substantially All of the Assets of a Group," "--Optional Exchange of One Series of Common Stock for the Other Series," "--Optional Exchange for Stock of a Subsidiary," "--Voting Rights" and "--Liquidation" above apply only when there are shares of both series of common stock outstanding.

DETERMINATIONS BY THE BOARD OF DIRECTORS

        The amended and restated certificate of incorporation would provide that, subject to applicable law, any determinations made by the board of directors in good faith under the amended and restated certificate of incorporation or in any certificate of designation filed pursuant thereto would be final and binding on all stockholders of Cendant.

        The board of directors has established a special committee comprised of directors of Cendant who are not employed by or otherwise affiliated with either Group. The special committee will address and resolve, at the request of Cendant's board of directors, any business issues concerning the relationship between Cendant Group and Move.com Group.

PREEMPTIVE RIGHTS

        Holders of CD stock and Move.com stock will not have any preemptive rights to subscribe for any additional shares of capital stock or securities that we may issue in the future.

LIMITATIONS ON POTENTIAL UNSOLICITED ACQUISITIONS; ANTI-TAKEOVER CONSIDERATIONS

        If Cendant Group and Move.com Group were separate independent companies, any person interested in acquiring either Group without negotiating with management could seek control of that entity by obtaining control of its outstanding voting stock by means of a tender offer or proxy contest. Although we intend CD stock and Move.com stock to reflect the separate performance of Cendant Group and Move.com Group, a person interested in acquiring only one Group without negotiation with Cendant's management could obtain control of that Group only by obtaining control of the outstanding voting stock of Cendant, which includes both CD stock and Move.com stock.

        The existence of two series of common stock could prevent stockholders from profiting from an increase in the market value of their shares as a result of a change in control of Cendant by delaying or preventing such a change in control.

        There is an additional 500,000,000 shares of common stock available for future issuance without further stockholder approval. One of the effects of the existence of authorized and unissued common stock and preferred stock could be to enable the board of directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of Cendant by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of Cendant.

        For additional anti-takeover considerations, see "--Certain Other Provisions of the Amended and Restated Certificate of Incorporation, By-laws and Delaware Law."

CERTAIN OTHER PROVISIONS OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, BY-LAWS AND DELAWARE LAW

PREFERRED STOCK

        The amended and restated certificate of incorporation provides that the board of directors of Cendant may issue shares of preferred stock in one or more series from time to time and that the board of directors of Cendant, without further approval of stockholders, has the authority to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of preferred stock, including without limitation the dividend rights and terms, conversion rights, voting rights, liquidation preference, sinking funds and any other rights, preferences, privileges and restrictions. There are no outstanding shares of preferred stock and no designated series of preferred stock.

NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES

        The number of members of the board of directors of Cendant will be fixed from time to time pursuant to our by- laws but shall not be less than three. Directors may be removed with or without cause by the affirmative vote of a majority vote of the stockholders at any annual or special meeting of the stockholders. Newly created directorship and vacancies (whether arising through death, resignation, disqualification, removal or other) may only be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors of Cendant.

        A director elected to fill a vacancy shall serve for the remainder of his term.

NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

        Any action required or permitted to be taken by the stockholders of Cendant must be duly effected at a duly called annual or special meeting of such holders and may not be taken by any consent in writing by such holders. Special meetings of stockholders of Cendant may be called only by the Chairman of the board of directors of Cendant, the President or the board of directors of Cendant pursuant to a resolution stating the purpose or purposes of the special meeting. No business other than that stated in the notice shall be transacted at any special meeting. These provisions have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Chairman, President or the board of directors of Cendant for consideration of such proposal.

ADVANCE NOTICE FOR STOCKHOLDER NOMINATIONS AND PROPOSALS OF NEW BUSINESS

        Our by-laws establish an advance notice procedure. This procedure requires stockholders to deliver to Cendant notice of any proposal to be presented or of a candidate to be nominated for election as a director of Cendant not less than 60 nor more than 90 days prior to the date of the meeting. However, if the date of the meeting is first publicly announced or disclosed (in a public filing or otherwise) less than 70 days prior to the date of the meeting, such advance notice shall be given not later than 10 days after such date is first so announced or disclosed. Accordingly, failure by a stockholder to act in compliance with the notice provisions will mean that the stockholder will not be able to nominate directors or propose new business.

AMENDMENTS

        The affirmative vote of a majority of the outstanding shares entitled to vote generally in the election of directors, voting together as a single class, or a majority of the board of directors of Cendant is required to amend provisions of our by-laws relating to the advance notice provisions, stockholder action without a meeting, the calling of special meetings, the number (or manner of determining the number) of Cendant's directors, the election and term of Cendant's directors, the filling of vacancies and the removal of directors.

FAIR PRICE PROVISIONS

        Under the Delaware General Corporation Law and the amended and restated certificate of incorporation, an agreement of merger, sale, lease or exchange of all or substantially all of Cendant's assets must be approved by the board of directors of Cendant and adopted by the holders of a majority of the outstanding shares of stock entitled to vote thereon. However, the amended and restated certificate of incorporation includes what generally is referred to as a "fair price provision", which requires the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock entitled to vote generally in the election of Cendant directors, voting together as a single class, to approve business combination transactions (including mergers, recapitalization and the issuance or transfer of securities of Cendant or a subsidiary having an aggregate fair market value of $10 million or more) involving Cendant or a subsidiary and an owner or any affiliate of an owner of 5% or more of the outstanding shares of capital stock entitled to vote, unless either (1) such business combination is approved by a majority of disinterested directors, or (2) the stockholders receive a "fair price" for their Cendant securities and other procedural requirements are met. The amended and restated certificate of incorporation provides that this provision may not be repealed or amended in any respect except by the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock entitled to vote generally in the election of Cendant's directors.

CERTAIN PROVISIONS OF DELAWARE LAW WHICH MAY INHIBIT CHANGES OF CONTROL

        Cendant is subject to the business combination provisions of
Section 203 of the Delaware General Corporation Law. In general, such provisions prohibit a publicly-held Delaware corporation from engaging in various business combination transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder unless: (1) the business combination transaction, or the transaction in which the interested stockholder became an interested stockholder, is approved by the board of directors of Cendant prior to the date the interested stockholder obtained such status, (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer or (3) on or subsequent to such date the business combination is approved by the board of directors of Cendant and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 662/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns (or, within three years, did own) 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to Cendant and, accordingly, may discourage attempts to acquire Cendant.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

        Section 102 of the Delaware General Corporation Law authorizes a Delaware corporation to include a provision in its certificate of incorporation limiting or eliminating the personal liability of its directors to the corporation or its stockholders for monetary damages for breach of the directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by such provision, directors are accountable to corporations or their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Although Section 102 of the Delaware General Corporation Law does not change a director's duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Cendant's amended and restated certificate of incorporation and by-laws include provisions which limit or eliminate the personal liability of Cendant's directors to the fullest extent permitted by Section 102 of the Delaware General Corporation Law. Consequently, a director will not be personally liable to Cendant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for any breach of the directors' duty of loyalty to Cendant or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions and any transaction from which the director derived an improper personal benefit.

        Cendant's by-laws provide that Cendant will indemnify to the full extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or employee of Cendant or serves or served at the request of Cendant any other enterprise as a director, officer or employee. Cendant's by-laws provide that expenses, including attorneys' fees, incurred by any such person in defending any such action, suit or proceeding will be paid or reimbursed by Cendant promptly upon receipt by it of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by Cendant. The inclusion of these indemnification provisions in Cendant's by-laws is intended to enable Cendant to attract qualified persons to serve as directors and officers who might otherwise be reluctant to do so.

        The directors and officers of Cendant are insured under policies of insurance maintained by Cendant, subject to the limits of such policies, against losses arising from any claim made against them by reason of being or having been such officers or directors.

        In addition, the limited liability provisions in Cendant's amended and restated certificate of incorporation and the indemnification provisions in Cendant's by-laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty (including breaches resulting from grossly negligent conduct) and may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise have benefitted Cendant and its stockholders. Furthermore, a stockholder's investment in Cendant may be adversely affected to the extent Cendant pays the costs of settlement and damage awards against directors and officers of Cendant pursuant to the indemnification provisions in Cendant's by-laws. The limited liability provisions in our amended and restated certificate of incorporation will not limit the liability of directors under federal securities laws.

        Section 203 of the Delaware General Corporation Law, and the provisions of Cendant's amended and restated certificate of incorporation and by-laws described above, may make it more difficult for a third party to acquire or discourage bids for Cendant. Section 203 and these provisions could have the effect of inhibiting attempts to change the membership of the board of directors of Cendant.

LISTING

        We will apply to have Move.com stock listed on the New York Stock Exchange under the symbol "MOV".

STOCK TRANSFER AGENT AND REGISTRAR

        ChaseMellon Shareholder Services, L.L.C. is the registrar and transfer agent for the CD stock and Move.com stock.

        CASH MANAGEMENT AND ALLOCATION POLICIES

        In order to prepare separate financial statements for Move.com Group, Cendant has allocated all of its consolidated assets, liabilities, revenue, expenses and cash flow between Cendant Group and Move.com Group. Thus, the financial statements for Cendant will include separate financial data for each Group.

        The financial statements of Move.com Group reflect the application of cash management and allocation policies adopted by the board of directors. These policies are summarized below.

        The board of directors may, in its sole discretion, modify, rescind or add to any of these policies, although it has no present intention to do so. The decision of the board of directors to modify, rescind or add to any of these policies would, however, be subject to the board of directors general fiduciary duties.

        Even though Cendant has allocated all of its consolidated assets, liabilities, revenue, expenses and cash flow between Cendant Group and Move.com Group, holders of Move.com stock will continue to be common stockholders of Cendant and, as such, will be subject to all risks associated with an investment in Cendant and all of its businesses, assets and liabilities. See "Risk Factors--Risks Relating to Move.com Stock--Holders of Move.com stock will be common stockholders of Cendant and will not have any legal rights relating to specific assets of Cendant."

TREASURY ACTIVITIES

        Cendant manages most treasury activities on a centralized, consolidated basis. These activities include the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt and the issuance and repurchase of common stock and preferred stock. Each Group generally remits its cash receipts (other than receipts of foreign operations or operations that are not wholly owned) to Cendant, and Cendant generally funds each Group's cash disbursements (other than disbursements of foreign operations or operations that are not wholly owned) on a daily basis.

        In the historical financial statements of Cendant and Move.com Group, (1) all external debt and equity transactions (and the proceeds thereof) were attributed to Cendant Group, (2) whenever Move.com Group held cash, that cash was transferred to Cendant Group and accounted for as a return of capital (i.e., as a reduction in Move.com Group's division equity and Cendant Group's retained interest in Move.com Group) and (3) whenever Move.com Group had a cash need, that cash need was funded by Cendant Group and accounted for as a capital contribution (i.e., as an increase in Move.com Group's division equity and Cendant Group's retained interest in Move.com Group). Cendant intends to continue these practices until Move.com stock is first issued. To date, the operations of Move.com Group have been funded from available cash, and we have not incurred any indebtedness to finance the operations of Move.com Group. Accordingly, no interest expense has been or will be reflected in the financial statements of Move.com Group for any period prior to the date on which Move.com stock is first issued.

        After the date on which Move.com stock is first issued:

               (1) Cendant will attribute each future incurrence or issuance of external debt or preferred stock (and the proceeds thereof) to Cendant Group, unless the board of directors determines otherwise. The board of directors may, but is not required to attribute an incurrence or issuance of debt or preferred stock (and the proceeds thereof) to Move.com Group to the extent that Cendant incurs or issues the debt or preferred stock for the benefit of Move.com Group. If Cendant incurs debt to finance Move.com Group and the debt is allocated to Cendant Group, then Cendant Group would be treated as increasing its retained interest in Move.com Group.

               (2) Cendant will attribute each future issuance of CD stock (and the proceeds thereof) to Cendant Group. Cendant may attribute any future issuance of Move.com stock (and the proceeds thereof) to Cendant Group in respect of its retained interest in Move.com Group (in a manner analogous to a secondary offering of common stock of a subsidiary owned by a corporate parent) or to Move.com Group (in a manner analogous to a primary offering of common stock). Cendant may assist any future repurchases Move.com stock to Cendant Group in respect of its retained interest in Move.com Group. Dividends on CD stock will be charged against Cendant Group, and dividends on Move.com stock will be charged against Move.com Group. In addition, at the time of any dividend on Move.com stock, Cendant will credit to Cendant Group, and charge against Move.com Group a corresponding amount per share in respect of Cendant Group's retained interest in Move.com Group.

               (3) Whenever Move.com Group holds cash, Move.com Group will normally transfer that cash to Cendant Group. Conversely, whenever Move.com Group has a cash need, Cendant Group will normally fund that cash need. However, the board of directors will determine, in its sole discretion, whether to provide any particular funds to either Group and will not be obligated to do so.

               (4) Cendant will account for all cash transfers from one Group to or for the account of the other Group (other than transfers in return for assets or services rendered or transfers in respect of Cendant Group's retained interest that correspond to dividends paid on Move.com stock), as inter-Group revolving credit advances unless:

               o the board of directors determines that a given transfer (or type of transfer) should be accounted for as a long-term loan;

               o the board of directors determines that a given transfer (or type of transfer) should be accounted for as a capital contribution increasing Cendant Group's retained interest in Move.com Group; or

               o the board of directors determines that a given transfer (or type of transfer) should be accounted for as a return of capital reducing Cendant Group's retained interest in Move.com Group.

        There are no specific criteria to determine when Cendant will account for a cash transfer as a long-term loan, a capital contribution or a return of capital rather than an inter-Group revolving credit advance.

        The board of directors would make such a determination in the exercise of its business judgment at the time of such transfer, or the first of such type of transfer, based upon all relevant circumstances. Factors the board of directors would expect to consider include:

        o      the current and projected capital structure of each Group;

        o the relative levels of internally generated funds of each Group;

        o      the financing needs and objectives of the recipient Group;

        o      the investment objectives of the transferring Group;

        o the availability, cost and time associated with alternative financing sources;

        o      prevailing interest rates and general economic conditions;
               and

        o      the nature of the assets or operations to be financed.

               After this offering, we expect cash transfers used to fund the day-to-day operations of Move.com Group will be accounted for as inter-Group revolving credit advances. If, however, Move.com Group were to acquire substantial assets, including as a result of significant business acquisitions expected to provide long-term benefits, the board of directors would likely account for the required cash funding as a combination of inter-Group revolving credit advance, long-term loan and/or capital contribution in a manner similar to which Move.com Group would fund such assets if it were an independent company with financing costs similar to those of Cendant. Furthermore, the board of directors currently intends to account for cash transfers in the aggregate such that the short-term liabilities, long-term liabilities and equity of Move.com Group were generally proportionate to the short-term liabilities, long-term liabilities and equity of comparable businesses with financing costs similar to those of Cendant.

               (5) Any cash transfer accounted for as an inter-Group revolving credit advance may bear interest at the rate at which the board of directors, in its sole discretion, determines Cendant could borrow such funds on a revolving credit basis. Although we currently do not intend to charge interest on inter-Group revolving credit advances, if the board of directors determines to charge interest, the financial statements of Move.com Group will not be comparable for periods prior to and after charging interest on such credit advances. If interest is charged on inter-Group revolving credit advances, it will be at a rate which Cendant is required to pay to borrow funds at that time. Any cash transfer accounted for as a long-term loan will have interest rate, amortization, maturity, redemption and other terms that generally reflect the then prevailing terms on which the board of directors, in its sole discretion, determines Cendant could borrow such funds.

               (6) Any cash transfer from Cendant Group to Move.com Group, or for Move.com Group's account, accounted for as a capital contribution, will correspondingly increase Move.com Group's division equity and Cendant Group's retained interest in Move.com Group. As a result, the number of shares of Move.com stock that Cendant may issue for the account of Cendant Group in respect of its retained interest in Move.com Group which we call the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group, will increase by the amount of such capital contribution divided by the market value of Move.com Group on the date of transfer.

               (7) Any cash transfer from Move.com Group to Cendant Group, or for Cendant Group's account, accounted for as a return of capital, will correspondingly reduce Move.com Group's division equity and Cendant Group's retained interest in Move.com Group. As a result, the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group will decrease by the amount of such return of capital divided by the market value of Move.com stock on the date of transfer.

        We will prepare financial statements in accordance with generally accepted accounting principles, consistently applied, for Move.com Group. The financial statements of Move.com Group will reflect the financial condition, results of operations and cash flows of the businesses included therein.

        Move.com Group financial statements will also include allocated portions of our debt, interest, corporate overhead and costs of administrative shared services and taxes. Such allocations are based upon utilization where possible with any remaining overhead allocated based on a percentage of revenue. We will make these allocations for the purpose of preparing the financial statements for Move.com Group; however, holders of CD stock and Move.com stock will continue to be subject to all of the risks associated with an investment in Cendant and all of its businesses, assets and liabilities. See "Risk Factors-The value of Move.com stock may suffer for reasons having nothing to do with the prospects for Move.com."

CORPORATE GENERAL AND ADMINISTRATIVE EXPENSES

        Cendant allocates the cost of corporate general and administrative services and shared services to the Groups generally based on utilization. Where utilization is not warranted, overhead is typically allocated on a percentage of revenue basis. These shared services include legal, accounting (tax and financial), information services, telecommunications, purchasing, marketing, intellectual property, public relations, corporate office and travel expenses. Where determinations based on utilization alone are impracticable, Cendant uses other methods and criteria that management believes to be equitable and to provide a reasonable estimate of the cost attributable to each Group.

TAXES

        Income tax expense, which is determined on a consolidated basis, is allocated to Cendant Group and Move.com Group, and reflected in the Move.com Group financial statements in accordance with Cendant's tax allocation policy. The tax allocation policy provides that the financial statement expense or benefit, as the case may be, will be allocated to Move.com Group in an amount equal to the difference between (x) the consolidated income tax expense or benefit of Cendant for financial statement purposes, and (y) the consolidated income tax expense or benefit of Cendant for financial statement purposes computed without including the Move.com Group financial statement pretax income and any other relevant amounts properly allocable to Move.com Group. If the above computation results in a positive amount, such amount will be allocated to Move.com Group as a tax expense. If the above computation results in a negative amount, such amount will be allocated to Move.com Group as a tax benefit.



          MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion summarizes the material United States ("U.S.") federal income tax consequences of the purchase, ownership and disposition of Move.com stock. The following discussion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations, judicial decisions and published positions of the IRS, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular shareholder based on such shareholder's particular circumstances. For example, the following discussion does not address the U.S. federal income tax consequences of the purchase, ownership and disposition of Move.com stock to shareholders who are broker-dealers, insurance companies, tax-exempt organizations, financial institutions, persons that will hold Move.com stock as a part of an integrated investment (including a "straddle") comprised of Move.com stock and one or more other positions or taxpayers whose functional currency is not the U.S. dollar. The following discussion also does not address any aspect of state, local or non-U.S. tax laws. Further, this summary generally applies to you only if you hold your share of Move.com stock as capital assets (generally, assets held for investment) and does not consider the tax treatment to you if you hold Move.com stock through a partnership or other pass-through entity.

        YOU SHOULD CONSULT YOUR TAX ADVISOR WITH REGARD TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF MOVE.COM STOCK TO YOUR PARTICULAR SITUATION, AS WELL AS TO THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS TO WHICH YOU MAY BE SUBJECT.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS

You are a "U.S. holder" for U.S. federal income tax purposes if you are a beneficial owner of Move.com stock and are:

        o      a citizen or resident of the U.S.,
        o a corporation, or another entity taxable as a corporation, formed or organized under the laws of the U.S. or any state,
        o an estate, the income of which is subject to U.S. federal income tax without regard to its source; or
        o a trust, if a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions.

        In the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, our counsel, for U.S. federal income tax purposes Move.com stock will be considered to be common stock of Cendant. Accordingly, for U.S. federal income tax purposes neither we nor any U.S. holder will recognize any income, gain or loss as a result of the issuance of Move.com stock. Additionally, the purchase, ownership and disposition of Move.com stock will be treated in the same manner as the purchase, ownership and disposition of CD stock as to all U.S. holders.

        However, no ruling will be sought from the IRS regarding the issuance of Move.com stock. In addition, the IRS has announced that it will not issue advance rulings on the classification of an instrument that has certain voting and liquidation rights in an issuing corporation but whose dividend rights are determined by reference to the earnings of a segregated portion of the issuing corporation's assets, including assets held by a subsidiary. Also, there are no court decisions or other authorities bearing directly on the classification of instruments with characteristics similar to those of Move.com stock. It is possible, therefore, that the IRS could assert that the issuance of Move.com stock could result in taxation to us or could be characterized as stocks other than common stock of Cendant. Skadden, Arps, Slate, Meagher & Flom LLP is of the opinion that the IRS would not prevail in such an assertion.

        The current Presidential administration's budget proposals released on February 7, 2000, would, if enacted, require the recognition of gain by shareholders upon the receipt of tracking stock in a distribution with respect to stock or in an exchange, and give the Treasury Department the authority to treat tracking stock as nonstock or as stock of another entity, as appropriate. The Treasury Department's explanation expresses the view that the use of tracking stock "is outside the contemplation of" the Internal Revenue Code and that "no inference regarding the tax treatment of [such stock] under current law is intended by [the] proposal." Because the proposal, if enacted, would be effective only for tracking stock issued on or after the date of enactment, the proposal will likely not affect the re-classification of existing common stock into CD stock or the issuance of the Move.com stock in this offering. If, however, the proposal were to become law, it could affect future issuances of Move.com stock. Under such circumstances, Cendant might decide to exercise its right to redeem all of the outstanding shares of Move.com stock for CD stock at a premium, in order to eliminate any tracking stock from its capital structure. See "Description of Capital Stock--Optional Exchange of One Series of Common Stock for the Other Series". We cannot predict whether the proposal will be enacted by Congress and, if enacted, whether it will be in the form proposed by the Clinton Administration.

CERTAIN UNITED STATES TAX CONSEQUENCES TO NON-U.S. HOLDERS

        The following discussion summarizes the material U.S. federal income tax consequences of the purchase, ownership and disposition of Move.com stock by "non-U.S. holders." You are a "non-U.S. holder" for U.S. federal income tax purposes if you are not a U.S. holder.

DIVIDENDS

        Currently, we do not intend to pay dividends for the foreseeable future. However, if we do pay dividends, and you are a non-U.S. holder of Move.com stock, dividends paid to you generally will be subject to withholding of U.S. federal income tax at a 30% rate or at a lower rate if so specified in an applicable income tax treaty. If, however, any such dividends are effectively connected with your conduct of a trade or business within the U.S. (or to the extent required by an applicable income tax treaty they are attributable to a permanent establishment that you maintain in the U.S.), then the dividends generally will not be subject to withholding tax. Instead, these dividends will be taxed on a net income basis at rates applicable to U.S. holders, and in addition, if these dividends are received by a non-U.S. holder that is a corporation may, under certain circumstances, also be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if so specified in an applicable income tax treaty.

        Under U.S. Treasury regulations currently in effect, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country, unless the payor has knowledge to the contrary, for purposes of the 30% withholding tax discussed above. Under current interpretations of U.S. Treasury regulations, this presumption (that is, that dividends paid to an address in a foreign country are paid to a resident of that country unless the payor has knowledge to the contrary) also applies for purposes of determining whether a lower tax treaty rate applies.

        Under U.S. Treasury regulations that generally will apply to dividends paid after December 31, 2000, if you claim the benefit of a lower treaty rate, you will be required to satisfy certain certification requirements.

GAIN ON DISPOSITION OF MOVE.COM STOCK

        If you are a non-U.S. holder, you generally will not be subject to U.S. federal income tax on gain recognized on a disposition of Move.com stock unless:

        o the gain is effectively connected to your conduct of a trade or business in the U.S. (or to the extent required by an applicable income tax treaty the gain is attributable to a permanent establishment that you maintain in the U.S.);

        o you are an individual, you are present in the U.S. for 183 or more days in the taxable year of the sale, and you satisfy certain other conditions; or

        o Cendant is or has been a "United States real property holding corporation" for federal income tax purposes during the five-year period ending on the date of disposition, and you held, directly or indirectly, at any time during this period, more than 5% of the common stock of Cendant (and you are not eligible for any treaty exemption). Cendant has not been, is not, and does not currently anticipate becoming a "United States real property holding corporation" for U.S. federal income tax purposes.

        Effectively connected gains recognized by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if so specified in an applicable income tax treaty.

INFORMATION REPORTING AND BACKUP WITHHOLDING

        In general, U.S. backup withholding-tax at a rate of 31% will apply to dividends paid to you unless you provide a certificate of foreign status or otherwise establish your status as an "exempt recipient."

        U.S. information reporting and backup withholding requirements generally will not apply to a payment of the proceeds of a sale of Move.com stock made outside the U.S. through an office outside the U.S. of a non-U.S. broker. However, U.S. information reporting, but not backup withholding, will apply to a payment made outside the U.S. of the proceeds of a sale of Move.com stock through an office outside the U.S. of a broker under certain circumstances. Payment of the proceeds of a sale of Move.com stock to or through a U.S. office of a broker will be subject to both U.S. backup withholding and information reporting unless the non-U.S. holder certifies its non-U.S. status under penalty of perjury or otherwise establishes an exemption.

        A non-U.S. holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by filing a refund claim with the IRS.


                               LEGAL MATTERS

        The validity of the shares of Move.com stock offered hereby will be passed upon for us by Eric J. Bock, Senior Vice President, Legal of Cendant. Mr. Bock owns stock of Cendant as well as options to purchase shares of CD stock and Move.com stock. Certain legal matters in connection with this offering will be passed upon for the underwriters by Shearman & Sterling, New York, New York.


                                  EXPERTS

        The consolidated financial statements of Cendant and its consolidated subsidiaries, except PHH Corporation for the year ended December 31, 1996, incorporated in this prospectus by reference from our annual report on Form 10-K/A for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP as stated in their report, (which expresses an unqualified opinion and includes an explanatory paragraph relating to a preliminary agreement to settle the principal securities class action as described in Notes 18 and 27, and the change in the method of recognizing revenue and membership solicitation costs as described in
Note 2) which is incorporated herein by reference. The consolidated financial statements of PHH Corporation for 1996 (consolidated with those of Cendant), not incorporated separately herein, have been audited by KPMG LLP, as stated in their report incorporated herein by reference. Such consolidated financial statements of Cendant, except for PHH Corporation for 1996, are incorporated by reference herein in reliance upon the report of Deloitte & Touche LLP given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of PHH Corporation for the year ended December 31, 1996, are consolidated with those of Cendant. With respect to the consolidated financial statements of PHH Corporation for the year ended December 31, 1996, the Cendant consolidated financial statements which are incorporated by reference in this prospectus, have been incorporated by reference in reliance upon the report of KPMG LLP, independent auditors, incorporated herein by reference and upon the authority of such firm as experts in accounting and auditing.

        The combined financial statements of Move.com Group included (wholly owned by Cendant) in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which expresses an unqualified opinion and includes an explanatory paragraph relating to the relationship of Move.com Group to Cendant) appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                                UNDERWRITING

        Cendant Corporation and the underwriters named below have entered into an underwriting agreement with respect to the shares of Move.com stock being offered. Subject to various conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and _______________ are the representatives of the underwriters.


                 Underwriters                                  Number of Shares
                 ------------                                  ----------------
Goldman, Sachs & Co. ..........................


        Total..................................                ----------------

                             -----------------

        If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional _____ shares from Cendant Corporation. The underwriters may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

        The following table shows the per share and total underwriting discounts to be paid to the underwriters by Cendant Corporation. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase _____ additional shares.

                                        Paid by Cendant


                                    No Exercise          Full Exercise
                                 ------------------     ----------------
Per Share ...................    $                      $
Total .......................    $                      $

        Shares sold by the underwriters to the public are being offered at the initial public offering price set forth on the cover page of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $_____ per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $_____ per share from the initial public offering price. If all of the shares are not sold at the initial offering price, the representatives may change the offering price and the other selling terms.

         The underwriters have reserved for sale, at the initial public offering price, up to ______shares of Move.com stock for directors, officers and business partners of Cendant Corporation. At the discretion of the management of Cendant Corporation, other parties, including friends and family of key employees of Cendant Corporation, may participate in the directed share program. The number of shares available for sale to the general public in the offering will be reduced to the extent such persons purchase directed shares. Any directed shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

        Cendant Corporation, its directors, executive officers and our other significant stockholders have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of Move.com stock, subject to certain exceptions, during the period from the date of this prospectus continuing through the date ___ days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. which shall not be unreasonably withheld.

        Prior to the offering, there has been no public market for the shares. The initial public offering price will be negotiated among Cendant Corporation and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be Move.com Group's historical performance, estimates of the business potential and earnings prospects of Move.com Group, an assessment of Move.com Group's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

        Cendant Corporation has applied to have the Move.com stock listed on the NYSE under the symbol "MOV". In order to meet one of the requirements for listing the Move.com stock on the NYSE, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.

        In connection with the offering, the underwriters may purchase and sell shares of Move.com stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

        The underwriters may impose a penalty bid. This occurs when a particular underwriter pays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

        These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Move.com stock. As a result, the price of the shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

        The underwriters do not expect sales to discretionary accounts to exceed 5% of the total number of shares offered.

        Cendant Corporation estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $________.

        Cendant Corporation has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.


                           ILLUSTRATION OF TERMS

        The following illustrations show how to calculate the Retained Interest Percentage, the Outstanding Interest Percentage, the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group and the Total Number of Notional Move.com Shares Deemed Outstanding after giving effect to certain hypothetical dividends, issuances, repurchases and transfers, in each case based on the assumptions set forth herein. In these illustrations, the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group is initially assumed to be 100. Unless otherwise specified, each illustration below should be read independently as if none of the other transactions referred to below had occurred. These illustrations are not intended to be complete explanations of the matters covered and are qualified in their entirety by the more detailed information contained elsewhere in the prospectus. These illustrations are purely hypothetical and the numbers used (including assumptions of market value) were chosen to simplify the calculations and are not intended to represent estimates of actual numbers or values. Any capitalized terms which are not defined in Annex I have the meaning ascribed to them in the prospectus.

        "Total Number of Notional Move.com Shares Deemed Outstanding" means the number of shares of Move.com stock outstanding plus the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group.

        At any given time, the percentage interest in Move.com Group intended to be represented by the outstanding shares of Move.com stock (i.e., the Outstanding Interest Percentage) is equal to:

               Number of outstanding shares of Move.com stock
                --------------------------------------------
        Total Number of Notional Move.com Shares Deemed Outstanding

and the remaining percentage interest in Move.com Group intended to be represented by Cendant Group's Retained Interest in Move.com Group (i.e., the Retained Interest Percentage) is equal to:

 Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group
  ----------------------------------------------------------------------------
        Total Number of Notional Move.com Shares Deemed Outstanding

        The sum of the Outstanding Interest Percentage and the Retained Interest Percentage would always equal 100%. In the examples below, before the first issuance of shares of Move.com stock the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group and the Total Number of Notional Move.com Shares Deemed Outstanding are each equal to 100, the Retained Interest Percentage is 100% and the Outstanding Interest Percentage is 0%.

ISSUANCE OF MOVE.COM STOCK

        The following illustrations reflect an assumed issuance by Cendant Corporation of 15 shares of Move.com stock under the Move.com Group Stock Option Plan or in an offering.

ISSUANCE FOR ACCOUNT OF CENDANT GROUP

        Assume the issuance is attributed to Cendant Group in respect of its Retained Interest in Move.com Group (as currently planned), with the net proceeds credited solely to Cendant Group.

        Shares previously issued and outstanding...........................  0
        Newly issued shares for account of Cendant Group................... 15
                                                                            --

           Total issued and outstanding after the offering................. 15
                                                                            ==

        o The Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group would decrease by the number of shares of Move.com stock sold for the account of Cendant Group.

           Number of Shares Issuable with Respect to Cendant Group's
               Retained Interest in Move.com Group prior to the
               Offering....................................................100
           Shares issued in the Offering................................... 15
                                                                           ---

           Number of Shares Issuable with Respect to Cendant Group's
               Retained Interest in Move.com Group after the Offering...... 85
                                                                           ===

        o As a result, the issued and outstanding shares (15) would represent an Outstanding Interest Percentage of 15%, calculated as follows:

                                     15
                                  -------
                                  15 + 85

The Retained Interest Percentage would accordingly be 85%.

        o In this case, in the event of any dividend or other distribution paid on the outstanding shares of Move.com stock (other than a dividend or other distribution payable in shares of Move.com stock), Cendant Group would be credited, and Move.com Group would be charged, with an amount equal to 567% (representing the ratio of the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group (85) to the total number of shares of Move.com stock issued and outstanding following the Offering (15)) of the aggregate amount of such dividend or distribution. If, for example, a dividend of $1.00 per share were declared and paid on the 15 shares of Move.com stock outstanding (an aggregate of $15), Cendant Group would be credited with $85, and Move.com Group would be charged with that amount in addition to the $15 dividend paid to the holders of Move.com stock (a total of $100).

ISSUANCE FOR ACCOUNT OF MOVE.COM GROUP

        Assume the issuance is attributed to Move.com Group as an increase in its equity, with the net proceeds credited solely to Move.com Group.

           Shares previously issued and outstanding........................  0
           Newly issued shares for account of Move.com Group............... 15
                                                                            --

               Total issued and outstanding after the Offering............. 15
                                                                            ==

        o The Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group (100) would remain unchanged.

        o As a result, the issued and outstanding shares (15) would represent an Outstanding Interest Percentage of about 13%, calculated as follows:

                                     15
                                  --------
                                  15 + 100

The Retained Interest Percentage would accordingly be about 87%.

        o In this case, in the event of any dividend or other distribution paid on the outstanding shares of Move.com stock (other than a dividend or other distribution payable in shares of Move.com stock), Cendant Group would be credited, and Move.com Group would be charged, with an amount equal to 667% (representing the ratio of the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group (100) to the total number of shares of Move.com stock issued and outstanding following the Offering (15)) of the aggregate amount of such dividend or distribution.

ADDITIONAL ISSUANCES OF MOVE.COM STOCK

        The following illustrations reflect an assumed issuance of an additional 15 shares of Move.com stock after the assumed initial issuance of 15 shares for the account of Cendant Group.

ADDITIONAL ISSUANCES FOR ACCOUNT OF CENDANT GROUP

        Assume the issuance is attributed to Cendant Group in respect of its Retained Interest in Move.com Group, with the net proceeds credited solely to Cendant Group.

           Shares previously issued and outstanding........................ 15
           Newly issued shares for account of Cendant Group................ 15
                                                                            --

               Total issued and outstanding after additional offering...... 30
                                                                            ==

        o The Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group would decrease by the number of shares of Move.com stock issued for the account of Cendant Group

           Number of Shares Issuable with Respect to Cendant Group's
               Retained Interest in Move.com Group prior to the
               additional offering......................................... 85
           Newly issued shares for account of Cendant Group................ 15
                                                                            --

           Number of Shares Issuable with Respect to Cendant Group's
               Retained Interest in Move.com Group after the additional
               offering.................................................... 70
                                                                            ==

        o As a result, the total issued and outstanding shares (30) would in the aggregate represent an Outstanding Interest Percentage of 30%, calculated as follows:

                                     30
                                  -------
                                  30 + 70

The Retained Interest Percentage would accordingly be reduced to 70%.

        o In this case, in the event of any dividend or other distribution paid on Move.com stock (other than a dividend or other distribution payable in shares of Move.com stock), Cendant Group would be credited, and Move.com Group would be charged, with an amount equal to 233% (representing the ratio of the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group (70) to the total number of shares of Move.com stock issued and outstanding following the additional offering (30)) of the aggregate amount of such dividend or distribution.

ADDITIONAL ISSUANCES FOR ACCOUNT OF MOVE.COM GROUP

        Assume the issuance is attributed to Move.com Group as an increase in its equity, with the net proceeds credited solely to Move.com Group.

           Shares previously issued and outstanding........................ 15
           Newly issued shares for account of Move.com Group............... 15
                                                                            --

               Total issued and outstanding after the additional offering...30
                                                                            ==

        o The Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group (85) would remain unchanged.


        o As a result, the total issued and outstanding shares (30) would in the aggregate represent an Outstanding Interest Percentage of about 26%, calculated as follows:

                                     30
                                  -------
                                  30 + 85

The Retained Interest Percentage would accordingly be reduced to about 74%.

        o In this case, in the event of any dividend or other distribution paid on Move.com stock (other than a dividend or other distribution payable in shares of Move.com stock), Cendant Group would be credited, and Move.com Group would be charged, with an amount equal to 283% (representing the ratio of the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group (85) to the total number of shares of Move.com stock issued and outstanding following the additional offering (30)) of the aggregate amount of such dividend or distribution.

ISSUANCES OF CONVERTIBLE SECURITIES

        If we were to issue any securities convertible into or exercisable for shares of Move.com stock, the Outstanding Interest Percentage and the Retained Interest Percentage would be unchanged at the time of such issuance. If any shares of Move.com stock were issued upon conversion or exercise of such securities, however, then the Outstanding Interest Percentage and the Retained Interest Percentage would be affected as shown above under "Additional Issuances for Account of Cendant Group", if such securities were attributed to Cendant Group, or under "Additional Issuances for Account of Move.com Group", if such securities were attributed to Move.com Group.

REPURCHASES OF MOVE.COM STOCK

        The following illustrations reflect an assumed repurchase by Cendant Corporation of 5 shares of Move.com stock after the assumed initial issuance of 15 shares of Move.com stock for the account of Cendant Group.

REPURCHASE FOR THE ACCOUNT OF CENDANT GROUP

        Assume the repurchase is attributed to Cendant Group as an increase in its Retained Interest in Move.com Group, with the cost charged solely against Cendant Group.

           Shares previously issued and outstanding........................ 15
           Shares repurchased for account of Cendant Group.................  5
                                                                           ---

               Total issued and outstanding after repurchase............... 10
                                                                            ==

        o The Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group would be increased by the number of any shares of Move.com stock repurchased for the account of Cendant Group.

           Number of Shares Issuable with Respect to Cendant Group's
               Retained Interest in Move.com Group prior to repurchase..... 85
           Number of shares repurchased for the account of Cendant Group...  5
                                                                           ---

           Number of Shares Issuable with Respect to Cendant Group's
               Retained Interest in Move.com Group after repurchase........ 90
                                                                            ==

        o As a result, the total issued and outstanding shares (10) would in the aggregate represent an Outstanding Interest Percentage of 10%, calculated as follows:

                                     10
                                  -------
                                  10 + 90

The Retained Interest Percentage would accordingly be increased to 90%.

REPURCHASE FOR ACCOUNT OF MOVE.COM GROUP WITHOUT PARTICIPATION BY CENDANT GROUP

        Assume the repurchase is attributed to Move.com Group, with the cost being charged solely against Move.com Group. Further assume that the board of directors does not determine to transfer assets from Move.com Group to Cendant Group to hold constant the Outstanding Interest Percentage and Retained Interest Percentage.

           Shares previously issued and outstanding........................ 15
           Shares repurchased for account of Move.com Group................  5
                                                                           ---

               Total issued and outstanding after repurchase............... 10
                                                                            ==

        o The Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group (85) would remain unchanged.

        o As a result, the total issued and outstanding shares (10) would in the aggregate represent an Outstanding Interest Percentage of about 11%, calculated as follows:

                                     10
                                  -------
                                  10 + 85

The Retained Interest Percentage would accordingly be increased to about
89%.

REPURCHASE FOR ACCOUNT OF MOVE.COM GROUP WITH PARTICIPATION BY CENDANT GROUP

        Assume the repurchase is attributed to Move.com Group, with the cost being charged solely against Move.com Group. Further assume that the repurchase is made in connection with a tender offer for 5, or 33%, of the then outstanding shares at a price of $20 per share, and that the board of directors determines to transfer cash or other assets from Move.com Group to Cendant Group to hold constant the Outstanding Interest Percentage and Retained Interest Percentage.

           Shares previously issued and outstanding........................ 15
           Shares repurchased for account of Move.com Group................  5
                                                                           ---

               Total issued and outstanding after repurchase............... 10
                                                                            ==

        o In order to hold constant the Outstanding Interest Percentage and Retained Interest Percentage, the board of directors could determine that the Market Value of a share of Move.com stock in this context is $20 and transfer from Move.com Group to Cendant Group an amount of cash or other assets equal to 567% (representing the ratio of the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group
           (85) to the total number of shares of Move.com stock issued and outstanding (15), in each case immediately prior to the repurchase) of the aggregate amount of the cash paid in the tender offer to holders of outstanding shares of Move.com stock ($100), or a total of $567.

        o In that case, the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group (85) would decrease by the amount of cash so transferred ($567) divided by the Market Value per share of Move.com stock ($20).

           Number of Shares Issuable with Respect to Cendant Group's
               Retained Interest in Move.com Group prior to transfer....... 85

           Adjustment in respect of Cendant Group's Retained Interest in
               Move.com Group to reflect transfer to Cendant Group of funds theretofore allocated to Move.com Group..................... 28

           Number of Shares Issuable with Respect to Cendant Group's
               Retained Interest in Move.com Group after transfer.......... 57
                                                                            ==

        o As a result, the total issued and outstanding shares (10) would in the aggregate continue to represent an Outstanding Interest Percentage of 15%, calculated as follows:

                                     10
                                  -------
                                  10 + 57

The Retained Interest Percentage would accordingly continue to be 85%.

        o Assuming that the board of directors transferred only half of the $567 amount, or $283.50, from Move.com Group to Cendant Group, the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group (85) would decrease by the amount of cash so transferred ($283.50) divided by the Market Value per share of Move.com stock ($20).

           Number of Shares Issuable with Respect to Cendant Group's
               Retained Interest in Move.com Group prior to transfer....... 85

           Adjustment in respect of Cendant Group's Retained Interest in
               Move.com Group to reflect transfer to Cendant Group of cash theretofore allocated to Move.com Group......................14

           Number of Shares Issuable with Respect to Cendant Group's
               Retained Interest in Move.com Group after transfer.......... 71
                                                                            ==

        o In that case, as a result, the total issued and outstanding shares (10) would in the aggregate represent an Outstanding Interest Percentage of about 12%, calculated as follows:

                                     10
                                  -------
                                  10 + 71

The Retained Interest Percentage would accordingly be increased to about
88%.

DIVIDENDS ON MOVE.COM STOCK

        The following illustrations reflect assumed dividends of Move.com stock on outstanding shares of CD stock and outstanding shares of Move.com stock, respectively, after the assumed initial issuance of 15 shares of Move.com stock for the account of Cendant Group.

STOCK DIVIDEND OF MOVE.COM STOCK ON CD STOCK

        Assume 1,000 shares of CD stock are outstanding and Cendant Corporation declares a dividend of 1/20 of a share of Move.com stock on each outstanding share of CD stock.

           Shares previously issued and outstanding........................ 15
           Newly issued shares for account of Cendant Group................ 50
                                                                            --

               Total issued and outstanding after dividend................. 65
                                                                            ==

        o Any dividend of shares of Move.com stock to the holders of shares of CD stock would be treated as a reduction in the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group.

           Number of Shares Issuable with Respect to Cendant Group's
               Retained Interest in Move.com Group prior to dividend....... 85

           Number of shares distributed on outstanding shares of Cendant
               Corporation stock for account of Cendant Group.............. 50
                                                                            --

           Number of Shares Issuable with Respect to Cendant Group's
               Retained Interest in Move.com Group after dividend.......... 35
                                                                            ==

        o As a result, the total issued and outstanding shares (65) would in the aggregate represent an Outstanding Interest Percentage of 65%, calculated as follows:

                                     65
                                  -------
                                  65 + 35

The Retained Interest Percentage would accordingly be reduced to 35%. Note, however, that after the dividend, the holders of CD stock would also hold 50 shares of Move.com stock, which would be intended to represent a 50% interest in the value attributable to Move.com Group.

STOCK DIVIDEND OF MOVE.COM STOCK ON MOVE.COM STOCK

        Assume Cendant Corporation declares a dividend of 1/5 of a share of Move.com stock on each outstanding share of Move.com stock.

           Shares previously issued and outstanding........................15
           Newly issued shares for account of Move.com Group............... 3
                                                                           --

               Total issued and outstanding after dividend.................18
                                                                           ==

        o The number of shares issuable with respect to Cendant Group's retained interest in Move.com Group would be increased proportionately to reflect the stock dividend payable in shares of Move.com stock to holders of shares of Move.com stock. That is, the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group would be increased by a number equal to 567% (representing the ratio of the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group (85) to the number of shares of Move.com stock issued and outstanding (15), in each case immediately prior to such dividend) of the aggregate number of shares issued in connection with such dividend (3), or 17.

           Number of shares issuable with respect to Cendant Group's
               retained interest in Move.com Group prior to dividend....... 85

           Adjustment in respect of Cendant Group's retained interest to reflect shares distributed on outstanding shares
               of Move.com stock........................................... 17
                                                                            --

           Number of shares issuable with respect to Cendant Group's
               retained interest in Move.com Group after dividend..........102
                                                                           ===

        o As a result, the total issued and outstanding shares (18) would in the aggregate continue to represent an outstanding interest percentage of 15%, calculated as follows:

                                     18
                                  --------
                                  18 + 102

The Retained Interest Percentage would accordingly continue to be 85%.

CAPITAL TRANSFERS OF CASH OR OTHER ASSETS BETWEEN CENDANT GROUP AND
MOVE.COM GROUP

CAPITAL CONTRIBUTION OF CASH OR OTHER ASSETS FROM CENDANT GROUP TO
MOVE.COM GROUP

           The following illustration reflects the assumed contribution by Cendant Group to Move.com Group, after the assumed initial issuance of 15 shares of Move.com stock for the account of Cendant Group, of $40 of assets allocated to Cendant Group at a time when the market value of the Move.com stock is $20 per share.

           Shares previously issued and outstanding........................ 15
           Newly issued shares.............................................  0
                                                                            --

               Total issued and outstanding after contribution............. 15
                                                                            ==

        o The Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group would be increased to reflect the contribution to Move.com Group of assets theretofore allocated to Cendant Group by a number equal to the value of the assets contributed ($40) divided by the Market Value of Move.com stock at that time ($20), or 2 shares.

           Number of Shares Issuable with Respect to Cendant Group's
               Retained Interest in Move.com Group prior to contribution... 85

           Increase to reflect contribution to Move.com Group of assets allocated to Cendant Group..................................  2
                                                                            --

           Number of Shares Issuable with Respect to Cendant Group's
               Retained Interest in Move.com Group after contribution.......87
                                                                            ==

        o As a result, the total issued and outstanding shares (15) would in the aggregate represent an Outstanding Interest Percentage of a little less than 15%, calculated as follows:

                                     15
                                  -------
                                  15 + 87

The Retained Interest Percentage would accordingly be increased to a little more than 85%.

RETURN OF CAPITAL TRANSFER OF CASH OR OTHER ASSETS FROM MOVE.COM GROUP TO CENDANT GROUP

        The following illustration reflects the assumed transfer by Move.com Group to Cendant Group, after the assumed initial issuance of 15 shares of Move.com stock for the account of Cendant Group, of $40 of assets allocated to Move.com Group on a date on which the Market Value of Move.com stock is $20 per share.

           Shares previously issued and outstanding........................ 15
           Newly issued shares.............................................  0
                                                                            --

               Total issued and outstanding after contribution............. 15
                                                                            ==

        o The Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group would be decreased to reflect the transfer to Cendant Group of assets theretofore allocated to Move.com Group by a number equal to the value of the assets transferred ($40) divided by the Market Value of Move.com stock at that time ($20), or 2 shares.

           Number of Shares Issuable with Respect to Cendant Group's
               Retained Interest in Move.com Group prior to contribution....85

           Decrease to reflect transfer to Cendant Group of assets
               allocated to Move.com Group.................................  2
                                                                            --

           Number of Shares Issuable with Respect to Cendant Group's
               Retained Interest in Move.com Group after contribution.......83
                                                                            ==

        o As a result, the total issued and outstanding shares (15) would in the aggregate represent an Outstanding Interest Percentage of a little more than 15%, calculated as follows:

                                     15
                                  -------
                                  15 + 83

The Retained Interest Percentage would accordingly be decreased to a little less than 85%.





                          INDEX TO FINANCIAL STATEMENTS


                                                                                         PAGE

Combined Financial Statements

Independent Auditors' Report..............................................................F-2

Combined Statements of Operations for the Years Ended December 31, 1999, 1998 and 1997....F-3

Combined Balance Sheets as of December 31, 1999 and 1998..................................F-4

Combined Statements of Cash Flows for the Years Ended December 31, 1999, 1998 and 1997....F-5

Combined Statements of Group Equity for the Years Ended December 31, 1999, 1998 and 1997..F-6

Notes to Combined Financial Statements....................................................F-7




                           INDEPENDENT AUDITORS' REPORT

To the Board of Directors of Cendant Corporation:

We have audited the accompanying combined balance sheets of Move.com Group (wholly owned by Cendant Corporation, "Cendant"), as of December 31, 1999 and 1998 and the related combined statements of operations, group equity and cash flows for the years ended December 31, 1999, 1998 and 1997. These combined financial statements are the responsibility of management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the combined financial position of Move.com Group at December 31, 1999 and 1998 and the results of its operations and its cash flows for the years ended December 31, 1999, 1998 and 1997 in conformity with generally accepted accounting principles.

Move.com Group is an integrated business unit of Cendant; consequently, as indicated in Note 1, these combined financial statements reflect allocations of certain assets, liabilities, revenue, expenses and cash flows to the Move.com Group. The financial position, results of operations and cash flows of the Move.com Group could differ from those that would have resulted had the Move.com Group operated autonomously or as an entity independent of Cendant.

/s/  Deloitte & Touche LLP
San Francisco, California
February 1, 2000



                                  MOVE.COM GROUP
                       (WHOLLY OWNED BY CENDANT CORPORATION)
                         COMBINED STATEMENTS OF OPERATIONS
                                  (IN THOUSANDS)


                                                           FOR THE YEAR ENDED DECEMBER 31,
                                                        -------------------------------------
                                                           1999         1998         1997
                                                        -----------  -----------  -----------
Net revenue                                             $    17,647  $     9,674  $     5,670
Cost of revenue                                               3,149        1,664        1,091
                                                        -----------  -----------  -----------
    Gross profit                                             14,498        8,010        4,579
                                                        -----------  -----------  -----------

Operating expenses:
    Product development                                       3,940          193            -
    Selling and marketing                                    16,020        5,484        3,906
    General and administrative                               16,751        1,922        1,227
    Depreciation                                                291          188           69
    Amortization                                              1,926        1,638          865
                                                        -----------  -----------  -----------
    Total operating expenses                                 38,928        9,425        6,067
                                                        -----------  -----------  -----------
Loss before income tax benefit                             (24,430)      (1,415)      (1,488)
                                                        -----------  -----------  -----------
Income tax benefit                                            9,976          572          603
                                                        -----------  -----------  -----------
Net loss                                                $  (14,454)  $     (843)  $     (885)
                                                        ===========  ===========  ===========




                    See notes to combined financial statements.




                                  MOVE.COM GROUP
                       (WHOLLY OWNED BY CENDANT CORPORATION)
                              COMBINED BALANCE SHEETS
                                  (IN THOUSANDS)


                                                                       AS OF DECEMBER 31,
                                                                    -------------------------
ASSETS                                                                 1999          1998
                                                                    -----------  ------------
Current assets
   Cash and cash equivalents                                        $     1,009   $         -
   Accounts receivable (net of allowance for doubtful accounts
     of $811 and $427)                                                    7,730         2,651
   Other current assets                                                   2,610            58
   Deferred income taxes                                                    330           173
                                                                    -----------  ------------
     Total current assets                                                11,679         2,882
Deferred income taxes                                                     1,268           727
Property and equipment, net                                               3,354         1,512
Goodwill, net                                                             5,111         3,493
Other intangibles, net                                                      543             -
Other assets                                                                 45             -
                                                                    -----------  ------------
Total assets                                                        $    22,000  $      8,614
                                                                    ===========  ============
LIABILITIES AND GROUP EQUITY
Liabilities
   Accounts payable                                                 $       119  $        555
   Accrued expenses                                                      11,816           575
   Deferred revenue                                                       9,040         3,249
                                                                    -----------  ------------
     Total current liabilities                                           20,975         4,379
Commitments and contingencies (Note 8)
Group equity                                                              1,025         4,235
                                                                    -----------  ------------
Total liabilities and Group equity                                  $    22,000  $      8,614
                                                                    ===========  ============




                    See notes to combined financial statements.




                                  MOVE.COM GROUP
                       (WHOLLY OWNED BY CENDANT CORPORATION)
                         COMBINED STATEMENTS OF CASH FLOWS
                                  (IN THOUSANDS)


                                                           FOR THE YEAR ENDED DECEMBER 31,
                                                        --------------------------------------
                                                           1999         1998          1997
                                                        -----------  -----------   -----------
Operating Activities:
   Net loss                                             $   (14,454) $      (843)  $       (885)
   Adjustments to reconcile net loss to net
     cash provided by (used in) operating activities:
        Depreciation                                            322          219            80
        Amortization                                          1,926        1,638           865
        Provision for doubtful accounts                           8          382           181
        Non-cash stock option compensation                      264            -             -
        Loss on disposal of assets                              282            -             4
        Deferred income taxes                                  (698)        (519)          (186)
        Net change in assets and liabilities
          (net of effects of acquisitions):
          Accounts receivable                                (5,463)      (1,828)          (931)
          Other current assets                               (2,548)          32             (3)
          Accounts payable                                     (436)         129            132
          Accrued expenses                                   10,866          114            376
          Deferred revenue                                    5,541        1,955            795
          Other assets                                          (45)           -              -
                                                        -----------  -----------   ------------

   Net cash (used in) provided by operating activities       (4,435)       1,279            428
                                                        -----------  -----------   ------------

Investing Activities:
   Purchases of property and equipment                       (2,482)        (881)          (662)
   Net assets acquired and acquisition related payments      (2,588)        (240)        (3,206)
                                                        -----------  -----------   ------------

   Net cash used in investing activities                     (5,070)      (1,121)        (3,868)
                                                        -----------  -----------   ------------

Financing Activities:
   Net funding from (contribution to) Cendant                10,514         (158)         3,440
                                                        -----------  -----------   ------------

   Net change in cash                                         1,009            -              -
Cash and equivalents, beginning of period                         -            -              -
Cash and equivalents, end of period                     $     1,009  $         -   $          -
                                                        ===========  ===========   ============

Supplemental Non-Cash Investing Activities:
   Common stock issued in conjunction with purchase     $       730  $         -   $          -
   business combination
                                                        ===========  ===========   ============



                    See notes to combined financial statements.




                                  MOVE.COM GROUP
                       (WHOLLY OWNED BY CENDANT CORPORATION)
                        COMBINED STATEMENTS OF GROUP EQUITY
                                  (IN THOUSANDS)



Balance, January 1, 1997                                                          $     2,681
   Net funding from Cendant                                                             3,440
   Net loss                                                                              (885)
                                                                                  -----------
Balance, December 31, 1997                                                              5,236
   Net distribution to Cendant                                                           (158)
   Net loss                                                                              (843)
                                                                                  -----------
Balance, December 31, 1998                                                              4,235
   Net funding from Cendant                                                            10,514
   Net loss                                                                           (14,454)
   Move.com, Inc. common stock issued in conjunction
   with Metro-Rent, Inc. acquisition (Note 9)                                             730
                                                                                  -----------
Balance, December 31, 1999                                                        $     1,025
                                                                                  ===========



                    See notes to combined financial statements.



                                  MOVE.COM GROUP
                       (WHOLLY OWNED BY CENDANT CORPORATION)
                      NOTES TO COMBINED FINANCIAL STATEMENTS
                           (DOLLAR AMOUNTS IN THOUSANDS)

1.      ORGANIZATION

        BACKGROUND

        Move.com Group, wholly owned by Cendant Corporation ("Cendant"), provides a broad range of quality relocation, real estate and home-related products and services through its flagship portal site, move.com and the move.com network. The move.com Web site was launched on January 27, 2000. Move.com Group's operations include the move.com network and the businesses of (1) Rent Net (an operator of online rental guides, acquired in February 1996); (2) Metro-Rent, Inc. ("MetroRent") (an online provider of fee-based apartment vacancy reports, acquired in December 1999); (3) National Home Connections, LLC (a facilitator of connecting and disconnecting utilities, processor of address changes and provider of moving-related products and services, acquired in May 1999); and
        (4) Move.com Mortgage, Inc. (a mortgage marketing company).

        The offline resources of Cendant as well as individual Web sites of each of Cendant's real estate franchise systems are part of Cendant Group, which includes all of the businesses operated by Cendant other than the businesses that are part of Move.com Group. However, the franchise systems' Web sites are considered part of the move.com network as a result of intercompany agreements that permit Move.com Group to manage and sell advertisements on these sites and display home listings from the CENTURY 21(R), COLDWELL BANKER(R) and ERA(R) real estate franchise systems. Through an additional intercompany agreement, Move.com Group provides online local merchant discount offers for customers of Welcome Wagon, a distributor of welcoming packages to new homeowners and consumers throughout the United States and Canada. Move.com Group allows users to apply for and obtain mortgage products and services through arrangements with Cendant Mortgage Corporation, provides users with relocation services and information leveraging Cendant Mobility's expertise, and provides users with access to third-party providers of relocation, real estate and home-related products and services.

        The operating results of attributed and acquired companies are included in Move.com Group's combined financial statements since the respective dates of acquisition by Cendant or Move.com Group. Accordingly, the historical financial information contained herein represents that of Rent Net only at and for the years ended December 31, 1998 and 1997.

        Cendant acquired Rent Net from the General Partners of Rent Net (the "Sellers") under an asset purchase agreement (the "Agreement") which was attributed to the Move.com Group. Under the terms of the Agreement, the Sellers received $3,000 in cash and Cendant stock on the acquisition date. The Sellers received additional payments of $3,446 based on the earnout provisions of the Agreement, bringing the total purchase price to $6,446. The excess of the purchase price over the fair value of net assets acquired was $6,570. The acquisition was accounted for using the purchase method of accounting, and accordingly, the operating results are included in the combined statements of operations since the acquisition date.

        TRACKING STOCK PROPOSAL

        The shareholders of Cendant are scheduled to vote on a proposal (the "Tracking Stock Proposal") to authorize the issuance of a new series of common stock, to be designated as Move.com stock, intended to reflect the performance of Move.com Group. The Tracking Stock Proposal will allow Cendant to amend and restate its charter to (1) create a new series of Cendant common stock called Move.com stock that could be issued from time to time by the board of directors of Cendant, (2) re-classify each outstanding share of existing common stock into a share of CD Stock, and (3) increase the number of authorized shares of common stock from 2,000,000,000 to 2,500,000,000 initially comprised of 2,000,000,000 shares of CD Stock and 500,000,000 shares of Move.com stock. Although the issuance of Move.com stock is intended to track the performance of Move.com Group, shareholders of Move.com stock, if any, will still be subject to all the risks associated with an investment in Cendant and all of its businesses, assets and liabilities.

        Cendant expects to issue shares of Move.com stock in one or more private or public financings. The specific terms of the financing, including whether they are private or public, the amount of Move.com stock issued, and the timing of the financing, will depend upon factors such as stock market conditions and performance of the Move.com Group.

        BASIS OF PRESENTATION

        The accompanying combined financial statements include the accounts of the Move.com Group. All intercompany accounts and transactions are eliminated in combination. In order to prepare the separate combined financial statements of the Move.com Group, Cendant has allocated, for financial reporting purposes, certain assets, liabilities, revenue, expenses and cash flows to the Move.com Group. The financial position, results of operations and cash flows of the Move.com Group could differ from those that would have resulted had the Move.com Group operated autonomously or as an entity independent of Cendant. The Move.com Group's combined financial statements reflect the application of certain cash management and allocation policies adopted by the board of directors of Cendant. These combined financial statements should be read in conjunction with the consolidated financial statements of Cendant.

        Allocation and related party transaction policies adopted by the board of directors of Cendant can be rescinded or amended at the sole discretion of the board of directors without approval by the stockholders, although no such changes are currently contemplated. Any such changes adopted by the board of directors would be made in its good faith business judgement of Cendant's best interests, taking into consideration the interest of all Cendant shareholders.

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts and related disclosures. Actual results could differ from those estimates.

        CASH AND CASH EQUIVALENTS - Move.com Group considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

        CONCENTRATION OF CREDIT RISK - Financial instruments that potentially subject the Move.com Group to concentrations of credit risk consist of accounts receivable. Management periodically performs credit evaluations of its customers' financial condition and generally does not require collateral on accounts receivable. During the years ended December 31, 1999, 1998 and 1997, no customers accounted for more than 10% of net revenue or net accounts receivable.

        FAIR VALUE OF FINANCIAL INSTRUMENTS - Move.com Group's financial instruments, including cash and cash equivalents, accounts receivable and accounts payable are carried at cost, which approximates their fair value because of the short-term maturity and the relatively stable interest rate environment.

        PROPERTY AND EQUIPMENT - Property and equipment is stated at cost less accumulated depreciation. Depreciation is computed by the straight-line method over the estimated useful lives of five and seven years. Amortization of lease improvements is computed by the straight-line method over the estimated useful lives of the assets or the lease term, if shorter.

        GOODWILL - Goodwill, which represents the excess of cost over fair value of net assets acquired, is amortized on a straight-line basis over an estimated useful life of five years.

        OTHER INTANGIBLES - Other intangibles, which represents a covenant not to compete (see Note 9 "Acquisitions - National Home
        Connections, LLC") is amortized on a straight-line basis over a useful life of seven years.

        ASSET IMPAIRMENTS - The Move.com Group periodically evaluates the recoverability of its goodwill and long-lived assets, on an undiscounted basis, comparing the respective carrying values to the current and expected future cash flows to be generated from such assets.

        REVENUE RECOGNITION - The Move.com Group's primary sources of revenue are from listing subscription fees (paid by various apartment, senior housing, corporate housing and self storage managers) and sponsorship advertising. Revenue from the listing subscription fees is recognized ratably over the contract period. Revenue from sponsorship advertising is recognized as earned pursuant to the contractual relationship. Deferred revenue represents the unearned portion of listing and advertising fees received in advance.

        PRODUCT DEVELOPMENT EXPENSES - Operating expenses include costs incurred by the Move.com Group to develop and enhance the move.com network. Product development expenses are expensed when incurred.

        ADVERTISING EXPENSES - Advertising expenses are expensed in the period incurred. For the years ended December 31, 1999, 1998 and 1997, advertising expenses were $10,247, $1,926, and $1,120, respectively.

        INCOME TAXES - The Move.com Group is included in the consolidated federal income tax return of Cendant. In addition, the Move.com Group files unitary and combined state income tax returns with Cendant in jurisdictions where required. The income tax benefit and balance sheet accounts are based on allocations from Cendant and are computed as if the Move.com Group filed its federal and state income tax returns on a stand-alone basis.

        EARNINGS PER SHARE - Historical earnings per share for the Move.com Group has been omitted from the statements of operations since the Move.com stock was not part of the capital structure of the Move.com Group for the periods presented. Following the implementation of the Tracking Stock Proposal, earnings per share for the Move.com Group will be computed by dividing (1) the product of the earnings or losses of the Move.com Group multiplied by the "Outstanding Move.com Group Fraction" by (2) the weighted average number of shares of outstanding Move.com stock and dilutive Move.com stock equivalents during the applicable period. The "Outstanding Move.com Group Fraction" is a fraction, the numerator of which is such number of shares of the Move.com stock outstanding and the denominator of which is the number of shares, that if issued, would represent 100 percent of the equity in earnings or losses of the Move.com Group.

        COMPREHENSIVE INCOME - Effective January 1, 1998, Move.com Group adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. To date, Move.com Group has not had any transactions that are required to be reported in comprehensive income.

        RECENT ACCOUNTING PRONOUNCEMENTS - In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use", which provides guidance on accounting for the cost of computer software developed or obtained for internal use. The adoption of SOP 98-1 in the first quarter of 1999 did not have a significant impact on the Move.com Group's financial position, results of operations or cash flows.

        In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The statement requires the recognition of all derivatives as either assets or liabilities in the balance sheet and the measurement of those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the planned use of the derivative and the resulting designation. Since Move.com Group does not currently hold any derivative instruments and does not engage in hedging activities, the impact of adoption of SFAS No. 133 is not currently expected to have a material impact on financial position, results of operations or cash flows. Move.com Group will be required to implement SFAS No. 133 in the first quarter of fiscal 2001.

3.      CERTAIN CASH MANAGEMENT AND ALLOCATION POLICIES

        TREASURY ACTIVITIES

        Cendant has provided all necessary funding for the operations and investments of the Move.com Group since inception and such funding has been accounted for as capital contributions from Cendant. Accordingly, no interest charges from Cendant have been reflected in the accompanying combined financial statements. Surplus cash, transferred from the Move.com Group from time to time, has been accounted for as a return of capital.

        CORPORATE GENERAL AND ADMINISTRATIVE EXPENSES

        Cendant allocates the cost of its general and administrative ("G&A") services to the Move.com Group generally based on utilization. Where determinations based on utilization are impracticable, Cendant uses other methods and criteria that management believes to be equitable and provide a reasonable estimate of costs attributable to the Move.com Group.

        Corporate G&A allocation included in the accompanying combined statements of operations include charges for legal, accounting (tax and financial), information and telecommunications services, marketing, intellectual property, public relations, corporate offices and travel.

        INCOME TAXES

        The income tax benefit and balance sheet accounts are based on allocations from Cendant and are computed as if the Move.com Group filed its federal and state income tax returns on a stand-alone basis.

4.      PROPERTY AND EQUIPMENT - NET

        Property and equipment, net as of December 31 consisted of:

                                                        1999         1998
                                                     -----------  -----------
Computer and telephone equipment                     $     2,302  $       944
Office furniture                                             307          372
Leasehold improvements                                     1,473          529
                                                     -----------  -----------

                                                           4,082        1,845
Less accumulated depreciation and amortization              (728)        (333)
                                                     -----------  -----------
                                                     $     3,354  $     1,512
                                                     ===========  ===========

5.      INCOME TAXES

        The Move.com Group is included in the consolidated federal income tax return of Cendant. In addition, the Move.com Group files unitary and combined state income tax returns with Cendant in jurisdictions where required. The income tax benefit and balance sheet accounts are based on allocations from Cendant and are computed as if the Move.com Group filed its federal and state income tax returns on a stand-alone basis.

        The income tax benefit (provision) for the years ended December 31 consisted of:


                                            1999         1998         1997
                                         ----------   -----------  ----------
Current:
   Federal                               $    7,246   $        (3) $      309
   State                                      2,032            56         108
                                         ----------   -----------  ----------
                                              9,278            53         417
                                         ----------   -----------  ----------
Deferred:
   Federal                                      546           449         161
   State                                        152            70          25
                                         ----------   -----------  ----------
                                                698           519         186
                                         ----------   -----------  ----------
                                         $    9,976   $       572  $      603
                                         ==========   ===========  ==========

        Net deferred income tax assets and liabilities and the related temporary differences as of December 31 consisted of:


                                            1999         1998
                                         ----------   -----------
Current deferred tax asset:
   Provision for doubtful accounts       $      330   $       173

Noncurrent deferred tax asset:
   Depreciation and amortization              1,268           727
                                         ----------   -----------
                                         $    1,598   $       900
                                         ==========   ===========

        For the years ended December 31, the Move.com Group's effective income tax rate differs from the statutory federal rate as follows:


                                             1999         1998        1997
                                          ----------    ---------   ---------
Federal statutory rate                       35.0%         35.0%       35.0%
State and local income taxes,
   net of federal tax benefit                 5.7           5.8         5.8
Other, net                                    0.1          (0.4)       (0.3)
                                          ----------    ---------   ---------
                                             40.8%         40.4%       40.5%
                                          ==========    =========   =========

6.      GROUP EQUITY

        Group equity represents the net amount of all funding received by the Move.com Group from Cendant and the accumulated net losses of the Move.com Group.

7.      RELATED PARTY TRANSACTIONS

        Cendant and its subsidiaries provide various services to and receive various services from the Move.com Group. There are no significant intercompany sales or purchases between Cendant Group and the Move.com Group, with the exception of a sponsorship agreement between the Move.com Group and Cendant Mortgage Corporation and an Internet Cooperation Agreement with each of Cendant's three real estate franchise systems. The significant related party transactions are as follows:

        CENDANT - CORPORATE

        Cendant allocated an overhead charge for corporate general and administrative services of $335, $290 and $170 during 1999, 1998 and 1997, respectively.

        The Move.com Group has an Internet engineering services agreement with Cendant. Services are charged based upon usage volume. The charges were $1,773, $795 and $240 during 1999, 1998 and 1997, respectively.

        Effective January 1, 1999, Cendant entered into a four year agreement with a telecommunications service provider (the "Provider"), which was attributed to the Move.com Group, whereby the use of the voice telecommunication services available to Cendant pursuant to a Cendant agreement is shared with Move.com Group. The Move.com Group receives bills directly from the Provider and is obligated under the service agreement to meet its affiliate guarantee of $300 of annual billings. Any shortfalls in meeting that guarantee will be reimbursed to Cendant by the Move.com Group. No such shortfall existed in 1999.

        Move.com Group employees participate in Cendant sponsored medical and defined contribution benefit plans. The cost of such plans is allocated to the Move.com Group based on a percentage of total payroll dollars. These allocations were $653, $346 and $291 during 1999, 1998 and 1997, respectively.

        CENDANT MORTGAGE CORPORATION

        Effective February 15, 1999, the Move.com Group and Cendant Mortgage Corporation entered into a one year advertising agreement whereby the Move.com Group provides advertising space and links to various Cendant Mortgage Corporation mortgage programs and products on its Web site. The agreement is renewable every six months commencing after the first year until cancelled by either party. The Move.com Group's 1999 revenue from this agreement was $360.

        REAL ESTATE FRANCHISE SYSTEMS

        On October 1, 1999, Move.com Group entered into 40-year Internet Cooperation Agreements with each of Cendant's three real estate franchise systems. Under terms of these agreements, Move.com Group receives fees for Web site management. Such fees were $429 during 1999.

8.      COMMITMENTS AND CONTINGENCIES

        LEASES - Move.com Group leases its principal office facilities under operating leases. During the fourth quarter of 1999, Move.com Group entered into a lease for a larger facility that was occupied during January 2000. Rental expense was $1,057, $368 and $73 for the years ended December 31, 1999, 1998 and 1997, respectively.

        Future minimum rental payments required under non-cancelable operating leases as of December 31, 1999 are as follows:

                             2000            $  3,760
                             2001               3,855
                             2002               3,892
                             2003               3,987
                             2004               4,081
                             Thereafter         8,448
                                             --------
                                             $ 28,023
                                             ========

        LITIGATION - On April 15, 1998, Cendant announced that it discovered accounting irregularities in the former business units of CUC International Inc. Such discovery prompted investigations into such matters by Cendant and the Audit Committee of the board of directors of Cendant. Since the April 15, 1998 announcement, more than 70 lawsuits claiming to be class actions, two lawsuits claiming to be brought derivatively on Cendant's behalf and several individual lawsuits have been filed in various courts against Cendant and other defendants. The court has ordered consolidation of many of the actions.

        The Securities and Exchange Commission ("SEC") and the United States Attorney for the District of New Jersey are conducting investigations relating to the matters referenced above. The SEC advised Cendant that its inquiry should not be construed as an indication by the SEC or its staff that any violations of law have occurred. While Cendant made all adjustments considered necessary as a result of the findings from the investigations in restating its financial statements, Cendant can provide no assurance that additional adjustments will not be necessary as a result of these government investigations.

        On December 7, 1999, Cendant announced that it reached a preliminary agreement to settle the principal securities class action pending against Cendant in the U.S. District Court in Newark, New Jersey relating to the common stock class action lawsuits. Under the agreement, Cendant would pay the class members $2.83 billion in cash. The settlement remains subject to execution of a definitive settlement agreement and approval by the U.S. District Court. If the preliminary settlement is not approved by the U.S. District Court, Cendant can make no assurances that the final outcome or settlement of such proceedings will not be for an amount greater than that set forth in the preliminary agreement. See Cendant's Form 8-K, dated December 7, 1999, for a description of the preliminary agreement to settle the common stock class action litigation.

        EMPLOYEE RETENTION BONUS - In connection with Cendant's announcement during May 1999 to create a real estate Internet portal, later named move.com, Cendant made commitments to pay one-time, broad-based retention bonuses to the Move.com Group employees aggregating approximately $10,400. The costs associated with the entire bonuses were attributed to the Move.com Group. Bonus payments during 1999 were approximately $5,240. An additional $2,145 was paid during January 2000 with the remaining payments to be made by March 31, 2000. In 1999, $9,625 of the aggregate bonus amount was expensed with the remaining $725 being expensed through March 31, 2000, the date upon which the applicable employee must still be employed to receive the payment.

9.      ACQUISITIONS

        METRORENT ACQUISITION

        On December 17, 1999, Move.com Group purchased substantially all of the assets and assumed substantially all of the liabilities of MetroRent, for a total consideration of up to $3 million in cash and up to $6 million of stock to be paid over several years subject to meeting certain performance targets. The stock portion of the consideration consists of a new class of non-voting common stock of Move.com, Inc. (a part of the Move.com Group) mandatorily redeemable for Move.com stock upon a public offering. Initial consideration included $2.0 million in cash plus 48,756 shares of the non-voting common stock. In the event that a public offering has not occurred by December 31, 2005, or earlier at Move.com, Inc.'s option, Move.com, Inc. must redeem each outstanding share of Move.com common stock at $20.51 per share. In conjunction with this acquisition, the Move.com Group committed to provide additional capital of up to $1,900 to fund future MetroRent related acquisitions. The acquisition was accounted for under the purchase method of accounting and accordingly, the combined financial statements include the results of the MetroRent business from the date of acquisition.

        The purchase price of $3,076 plus the fair value of net liabilities acquired of $246 resulted in goodwill of $3,322 that is being amortized on a straight-line basis over 5 years.

        PRO FORMA INFORMATION

        The following table reflects the unaudited operating results of the Move.com Group for the years ended December 31, 1999 and 1998 on a pro forma basis, which gives effect to the acquisition of MetroRent. The pro forma results are not necessarily indicative of the operating results that would have occurred had the MetroRent acquisition been consummated on January 1, 1998, nor are they intended to be indicative of results that may occur in the future. The underlying pro forma information includes the amortization expense associated with the assets acquired, the Move.com Group's financial arrangements, certain purchase accounting adjustments and related income tax effects.


                                                     YEAR ENDED DECEMBER 31,
                                                     ------------------------
                                                        1999         1998
                                                     -----------  -----------
Net revenue                                          $    18,955  $    10,801
Cost of revenue                                            3,602        2,155
Gross profit                                              15,353        8,646
Loss before income tax benefit                           (25,038)      (2,030)
Net loss                                                 (14,814)      (1,209)

        NATIONAL HOME CONNECTIONS, LLC

        In May 1999, Cendant, through its newly organized subsidiary National Home Connections, LLC, purchased substantially all of the assets and assumed all of the current liabilities of Utility Connections, Inc. ("UCI"), which was attributed to the Move.com Group for a total consideration of $600 in cash plus earnout payments equal to 9.5% of the earnings before interest, taxes, depreciation and amortization calculated over the next seven years. The purchase agreement stipulates a "covenant not to compete," whereby the sellers of UCI agrees not to participate in any competing businesses for a period up to seven years. Accordingly, the initial purchase price was allocated to other intangible assets and is amortized on a straight-line basis over seven years, the estimated period to be benefitted. Earnout payments will be allocated to goodwill and amortized over the remaining life of the "covenant not to compete." The acquisition is not significant and therefore, pro forma operating results are not included.

10.     CHATHAM STREET HOLDINGS, LLC AGREEMENT

        In September 1999, Cendant entered into an agreement with Chatham Street Holdings, LLC ("Chatham") pursuant to which Chatham was granted the right, until September 30, 2001, to purchase up to 1,561,000 shares of Move.com stock for approximately $16.02 per share. In addition, for every two shares of Move.com stock purchased by Chatham pursuant to the agreement, Chatham will be entitled to receive a warrant to purchase one share of Move.com stock at a price equal to $64.08 per share and a warrant to purchase one share of Move.com stock at a price equal to $128.16 per share.

11.     MOVE.COM GROUP STOCK OPTION PLAN

        On October 29, 1999, the Board of Directors of Move.com, Inc. adopted the Move.com, Inc. 1999 Stock Option Plan as amended January 13, 2000 (the "Option Plan") which authorizes the granting of up to six million shares of Move.com, Inc. common stock. All active employees of the Move.com Group and its affiliates are eligible to be granted options under the Option Plan. Options under the plan generally have a 10 year term and are exercisable at 33% per year commencing one year from the grant date. On October 29, 1999, 2,501,000 options to purchase shares of common stock of Move.com, Inc. were granted to employees of Move.com Group at a weighted average exercise price of $11.56. Subject to the approval of the stockholders of Cendant: (1) the Option Plan and existing grants will be ratified and assumed by Cendant; (2) all existing grants will be equitably adjusted to become options of Move.com stock; and (3) the remaining shares available to be issued in connection with the grant of options under the Option Plan will be equitably adjusted to become shares of Move.com stock. At December 31, 1999, all issued options remained outstanding but were not yet exercisable.

        Move.com Group utilizes the disclosure-only provisions of SFAS No. 123 "Accounting for Stock-Based Compensation" and applies Accounting Principles Board ("APB") Opinion No. 25 and related interpretations in accounting for the Option Plan. Under APB No. 25, because the exercise prices of Move.com Group's employee stock options are equal to or greater than the estimated fair value of the underlying Move.com stock on the date of grant, no compensation expense is recognized.

        Had Move.com Group elected to recognize and measure compensation expense for the Option Plan based on the calculated fair value at the grant dates for awards under such plans, consistent with the method prescribed by SFAS No. 123, pro forma net loss in 1999 would have been $15,199.

        The fair values of the stock options are estimated on the dates of grant using the Black- Scholes option-pricing model with the weighted average assumptions for options granted. The weighted average assumptions in 1999 for dividend yield, expected volatility, risk-free interest rate and expected holding period were zero, 60%, 6.4% and 6.2 years, respectively. Forfeitures are recognized as they occur.

        The weighted average grant date fair value of Move.com Group stock options granted during the year ended December 31, 1999 was $7.28.

12.     SUBSEQUENT EVENT

        On January 1, 2000, Move.com Group entered into an Internet Cooperation Agreement with Getko Group, Inc., a wholly owned subsidiary of Cendant, which owns the right to the Welcome Wagon brand name. Under the terms of the agreement, Move.com Group will develop, host and maintain the Welcome Wagon area of move.com in return for an escalating percentage of Getko's revenue and expenses.

        On January 27, 2000, Move.com Group announced a strategic alliance with AltaVista, a new-media and commerce network, to create a co-branded real estate channel on the AltaVista Web site. Under the terms of the agreement, Move.com Group will pay AltaVista up to $40 million to be an exclusive real estate content provider of the new AltaVista Real Estate Channel. In addition, the move.com network will be exclusively featured through banners and links on keyword searches for most real estate and moving related terms. The agreement has a three year term.


=============================================================  ==========================

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in
this prospectus.  You must not rely on any unauthorized                  Shares
information or representations.  This prospectus is an offer to sell only the shares offered hereby, but only under
circumstances and in jurisdictions where it is lawful to do
so.  The information contained in this prospectus is current           MOVE.COM
only as of its date.                                                 COMMON STOCK
                                                                 CENDANT CORPORATION
               -----------------

               TABLE OF CONTENTS
                                           PAGE

Prospectus Summary............................4                   _________________
Risk Factors.................................12
Forward Looking Statements; Market Data......28
Where You Can Find More Information..........28
Use of Proceeds..............................29                    [MOVE.COM LOGO]
Dividend Policy..............................29
Capitalization...............................31
Selected Financial Data of Move.com Group....33
Management's Discussion and Analysis of                           _________________
  Financial Condition and Results of
  Operations of Move.com Group...............34
Business.....................................41
Move.com Group Management....................55                  GOLDMAN, SACHS & CO.
Certain Transactions.........................59
Description of Capital Stock.................61
Material United States Federal Income
  Tax Considerations.........................81
Legal Matters................................84
Experts......................................84
Underwriting................................U-1
Illustration of Terms.......................I-1
Index to Financial Statements ..............F-1








=============================================================  ==========================




                                  PART II

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table indicates the costs and expenses, other than underwriting discounts and commissions, to be incurred in connection with the offering described in this Registration Statement, all of which will be paid by Cendant Corporation. All amounts are estimates, other than the SEC registration fee, the NASD fee, and the NYSE listing fee.

               SEC Registration fee..........................    39,600
               NASD fee .....................................    15,500
               NYSE listing fee..............................       *
               Accounting fees and expenses..................       *
               Legal fees and expenses.......................       *
               Director and officer insurance expenses.......       *
               Printing and engraving expenses...............       *
               Transfer agent's fees and expenses............       *
               Blue sky fees and expenses....................       *
               Miscellaneous expenses........................       *
                      Total..................................   $
                                                                 ========

        *To be completed by amendment.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 102 of the Delaware General Corporation Law, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

        Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of a corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith.

        Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

        The Registrant's By-Laws contain provisions that provide for indemnification of officers and directors and their heirs and distributees to the full extent permitted by, and in the manner permissible under, the DGCL.

        As permitted by Section 102(b)(7) of the DGCL, the Registrant's Amended and Restated Certificate of Incorporation contains a provision eliminating the personal liability of a director to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions.

        The Cendant Corporation maintains, at its expense, a policy of insurance which insures its directors and officers, subject to certain exclusions and deductions as are usual in such insurance policies, against certain liabilities which may be incurred in those capacities.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)   The following exhibits are filed as part of this Registration Statement:


 EXHIBIT                      DESCRIPTION OF EXHIBIT
 -------                      ----------------------

*1.1          Form of Underwriting Agreement
*3.1          Form of Amended and Restated Certificate of Incorporation, to
              be filed with the Delaware Secretary of State prior to the completion of this offering
*3.2          Amended and Restated By-Laws of the Registrant
*4.1          Form of Move.com Common Stock Certificate
*5.1          Opinion of Eric J. Bock, Senior Vice President, Legal of Cendant
              Corporation
*8.1          Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP
*10.1         Internet Cooperation Agreement between CompleteHome Operations,
              Inc. (now Move.com Operations, Inc.) and Century 21 Real
              Estate Corporation dated October 1, 1999 (Incorporated by reference to Cendant Corporation's Form 10-K/A for the fiscal year ended December 31, 1998 - Exhibit 10.39).
*10.2         Internet Cooperation Agreement between CompleteHome Operations,
              Inc. (now Move.com Operations, Inc.) and COLDWELL Banker Real
              Estate Corporation dated October 1, 1999 (Incorporated by reference to Cendant Corporation's Form 10-K/A for the fiscal year ended December 31, 1998 - Exhibit 10.40).
*10.3         Internet Cooperation Agreement between CompleteHome Operations,
              Inc. (now Move.com Operations, Inc.) and ERA Franchise
              Systems, Inc. dated October 1, 1999 (Incorporated by reference to Cendant Corporation's Form 10-K/A for the fiscal year ended December 31, 1998 - Exhibit 10.41).
*10.4         Internet Cooperation Agreement between Move.com Operations, Inc.
              and Getko Group, Inc. dated January 1, 2000.
*10.5         Internet Cooperation Agreement between Move.com Operations, Inc.
              and Cendant Mortgage Corporation dated February ___, 2000.
*10.6         Correspondent Mortgage Services Agreement between Move.com
              Mortgage, Inc. and Cendant Mortgage Corporation dated February
              ___, 2000.
*10.7         Computerized Loan Origination System Agreement between Move.com
              Mortgage, Inc. and Cendant Mortgage Corporation dated
              February ___, 2000.
*10.8         Online Mortgage Broker Agreement between Move.com Operations,
              Inc. and Cendant Mortgage.
*10.9         Intercompany Services Agreement between Move.com Operations,
              Inc. and Cendant Corporation.
23.1          Consent of Deloitte & Touche LLP (Parsippany, New Jersey)
23.2          Consent of Deloitte & Touche LLP (San Francisco, California)
23.3          Consent of KPMG LLP
23.4          Consent of Eric J. Bock, Senior Vice President, Legal of Cendant
              Corporation (included in Exhibit 5.1)
*23.5         Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1)
24.1          Power of Attorney (contained on the signature pages of this
              Registration Statement)

-------------
*       To be filed by amendment.

(b)     FINANCIAL STATEMENT SCHEDULES.

        None.

ITEM 17.  UNDERTAKINGS.

        The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 15, or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by the registrant against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against pubic policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

               (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

               (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



                                 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Cendant Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 14th day of February, 2000.

                                  CENDANT CORPORATION


                                  By: /s/ James E. Buckman
                                      ________________________________________
                                      Name: James E. Buckman
                                      Title: Vice Chairman and General Counsel


        Each person whose signature appears below hereby constitutes and appoints James E. Buckman and Eric J. Bock, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) and additions to this Registration Statement and (ii) Registration Statements, and any and all amendments thereto (including post-effective amendments), relating to the offering contemplated pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated below.


               SIGNATURE                              TITLE                             DATE
               ---------                              -----                             ----

    /s/ Henry R. Silverman
   ------------------------------------  Chairman of the Board, President,        February 14, 2000
   (Henry R. Silverman)                  Chief Executive Officer and Director


   /s/ James E. Buckman
   ------------------------------------  Vice Chairman, General Counsel and       February 14, 2000
   (James E. Buckman)                    Director


   /s/ Stephen P. Holmes
   ------------------------------------  Vice Chairman and Director               February 14, 2000
    (Stephen P. Holmes)


   /s/ Michael P. Monaco
   ------------------------------------  Vice Chairman and Director               February 14, 2000
   (Michael P. Monaco)


   /s/ David M. Johnson
   ------------------------------------  Senior Executive Vice President and      February 14, 2000
   (David M. Johnson)                    Chief Financial Officer (Principal
                                         Financial Officer)


   /s/ Jon Danski
   ------------------------------------  Executive Vice President and Chief       February 14, 2000
   (Jon Danski)                          Accounting Officer (Principal
                                         Accounting Officer)


   /s/ John D. Snodgrass
   ------------------------------------  Director                          February 14, 2000
   (John D. Snodgrass)


   /s/ Leonard S. Coleman
   ------------------------------------  Director                          February 14, 2000
   (Leonard S. Coleman)


   /s/ Martin L. Edelman
   ------------------------------------  Director                          February 14, 2000
   (Martin L. Edelman)


   /s/ Dr. Carole G. Hankin
   ------------------------------------  Director                          February 14, 2000
   (Dr. Carole G. Hankin)


   ------------------------------------  Director                          February 14, 2000
   (Robert D. Kunisch)


   ------------------------------------  Director                          February 14, 2000
   (The Rt. Hon. Brian Mulroney,
     P.C., LL.D)


   ------------------------------------  Director                          February 14, 2000
   (Robert W. Pittman)


   /s/ Leonard Schutzman
   ------------------------------------  Director                          February 14, 2000
   (Leonard Schutzman)


   /s/ Robert F. Smith
   ------------------------------------  Director                          February 14, 2000
   (Robert F. Smith)


   /s/ Robert E. Nederlander
   ------------------------------------  Director                          February 14, 2000
   (Robert E. Nederlander)
